Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DEERFIELD CAPITAL CORP.,

BULLS I ACQUISITION CORPORATION,

BULLS II ACQUISITION LLC,

CIFC PARENT HOLDINGS LLC

AND

COMMERCIAL INDUSTRIAL FINANCE CORP.

Dated as of December 21, 2010

i

EXHIBITS

EXHIBIT A — Form of Amended and Restated Stockholders Agreement

EXHIBIT B — Form of Amended and Restated Registration Rights Agreement

EXHIBIT C-1 — Form of CIFC Management Agreement

EXHIBIT C-2 — Form of CN Management Agreement

EXHIBIT D — Form of Management Equity Incentive Plan

EXHIBIT E — Form of Put/Call Agreement

EXHIBIT F — Form of Parent Charter Amendment

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 21, 2010 (this “Agreement”), is by and among Deerfield Capital Corp., a Maryland corporation (“Parent”), Bulls I Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“First MergerSub”), Bulls II Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Second MergerSub” and, together with First MergerSub, “MergerSubs”), Commercial Industrial Finance Corp., a Delaware corporation (the “Company”), and CIFC Parent Holdings LLC, a Delaware limited liability company and the sole stockholder of the Company (the “Company Stockholder” and collectively with Parent, MergerSubs and the Company, the “Parties”).

WHEREAS, Parent and the Company wish to effect a business combination through a merger of First MergerSub with and into the Company (the “First Step Merger”), with the Company continuing as the surviving entity (the “Intermediate Surviving Entity”), on the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”), followed by a merger of the Intermediate Surviving Entity with and into Second MergerSub (the “Second Step Merger” and, together with the First Step Merger, the “Integrated Merger” or the “Merger”), with Second MergerSub continuing as the surviving entity (the “Final Surviving Entity”), on the terms and conditions set forth in this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act (as amended, the “DLLCA”);

WHEREAS, a special committee of the Board of Directors of Parent (the “Special Committee”) has unanimously determined that (i) the issuance of Stock Consideration, the payment of the Cash Consideration, the Merger, this Agreement and all other transactions contemplated hereby and (ii) the Parent Charter Amendment and all other transactions contemplated by the Stockholders Agreement ((i) and (ii) collectively, the “Submitted Proposals”) are in the best interests of Parent and its stockholders and has unanimously recommended to the Board of Directors of Parent (the “Parent Board”) that the Parent Board approve the Submitted Proposals;

WHEREAS, the Parent Board has unanimously determined that the Submitted Proposals are advisable and in the best interests of Parent and its stockholders and has unanimously approved the Submitted Proposals, and has declared the Submitted Proposals to be advisable and in the best interest of Parent’s stockholders;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously approved this Agreement, the Merger and the other transactions contemplated hereby, declared this Agreement, the Merger and the other transactions contemplated hereby to be advisable and in the best interests of the Company Stockholder and recommended that the Company Stockholder approve this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition to and inducement to the willingness of the Company Stockholder to enter into this

Agreement, Bounty Investments, LLC, a Delaware limited liability company (the “Significant Parent Stockholder”), has entered into a Voting Agreement with the Company, pursuant to which the Significant Parent Stockholder has agreed to vote certain of its shares of Parent Common Stock in favor of the Submitted Proposals subject to the terms and conditions thereof (the “Voting Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Significant Parent Stockholder, being the holder of Parent’s Senior Subordinated Convertible Notes in the original principal amount of $25,000,000 and due December 9, 2017, has duly executed and delivered to Parent and the Company a waiver of any adjustment to the Conversion Ratio (as defined in such Senior Subordinated Convertible Notes) that may be triggered by the issuance hereunder of shares of Parent Common Stock constituting the Stock Consideration (the “Dilution Waiver”);

WHEREAS, the Integrated Merger, considered as a single transaction, is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1            Defined Terms.

(a)           For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1:

“Advisory Contract” means any Contract (including any Constituent Documents with respect to any fund managed by a Person or its Affiliates) under which any Person or its Affiliates provide Investment Management Services to any other Person, including any side letters or any other similar written agreements relating to such Contract, but excluding any Strategic Financing Agreement.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

“Ancillary Documents” means the Voting Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Management Agreements, the Put/Call Agreement, the Dilution Waiver, each other agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed by any of the Parties in connection with or pursuant to the foregoing.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the business of a Person, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business Day” means a day other than Saturday, Sunday, December 24 and December 31, 2010, or any other day on which banks located in New York, New York are authorized or obligated by Law to close.

“Cash” of any Person as of any date means the cash and cash equivalents required to be reflected as cash and cash equivalents on a consolidated balance sheet of such Person and its Subsidiaries as of such date prepared in accordance with GAAP.  For the avoidance of doubt, (A) Cash shall be calculated net of issued but uncleared checks and drafts and shall include checks and drafts received by such Person and its Subsidiaries as of the end of business on the last Business Day immediately preceding the applicable date but not yet deposited, (B) in determining the amount of Cash, all Cash that is in a currency other than the United States Dollar shall be converted into the United States Dollar at the prevailing exchange rate between the respective currencies as set forth in the Eastern Edition of The Wall Street Journal on the last Business Day immediately preceding the applicable date and (C) Cash shall not include any earned but unpaid management fees (including “Tier I Incentive Fees” as defined in any Advisory Contract) payable to such Person and its Subsidiaries.

“CFTC” means the Commodity Futures Trading Commission or any successor entity thereto.

“Client” means any Person to whom Investment Management Services are provided; provided, that no investor in any such Person shall be deemed a Client.

“CLO Administrator” means any administrator under any administration agreement with a CLO Issuer.

“CLO Investor” means an investor in any securities issued by a CLO Issuer or a Person entitled to exercise voting rights of such investor.

“CLO Issuer” means each of the Parent CDO Issuers and the Company CLO Issuers.

“CLO Trustee” means any trustee under any Company CLO Issuer Operative Document or Parent CDO Issuer Operative Document of any CLO Issuer.

“CN CDO Issuer” means each of ColumbusNova CLO Ltd. 2006-I, ColumbusNova CLO Ltd. 2006-II, ColumbusNova CLO Ltd. 2007-I and ColumbusNova CLO Ltd. 2007-II.

“Commodity Exchange Act” means the Commodity Exchange Act of 1936, as amended, and the rules and regulations promulgated thereunder.

“Company Alternative Proposal” means any offer or proposal by any Person other than Parent or any of its Affiliates concerning any (a) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, (b) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise, of assets of the Company (including Equity Interests of any of its Subsidiaries) or any Subsidiary of the Company representing ten percent (10%) or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries, (c) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Interests representing ten percent (10%) or more of the voting power of the Company (including Equity Interests issuable upon conversion or exercise of any other security of the Company), (d) transaction or series of transactions in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group (as defined in Section 13(d) of the Exchange Act) has been formed which beneficially owns or has the right to acquire beneficial ownership of, Equity Interests representing ten percent (10%) or more of the voting power of the Company, or (e) any combination of the foregoing.

“Company Benefit Plans” means all “employee benefit plans” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies or arrangements, including, but not limited to, equity purchase, equity option or equity-based compensation, severance, employment, consulting, change-in-control, fringe benefit, bonus, incentive compensation, deferred compensation (including nonqualified deferred compensation), employee loan, sick leave, vacation pay, salary continuation, welfare benefit, and pension benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated hereby or otherwise), whether written or oral, under which any current or former employee, director or consultant of the Company or any of its Subsidiaries has any present or future right to benefits and which are contributed to, maintained or sponsored by the Company or any of its Subsidiaries.

“Company CLO Issuer” means each of CIFC Funding 2006-I, Ltd., CIFC Funding 2006-IB, Ltd., CIFC Funding 2006-II, Ltd., CIFC Funding 2007-I, Ltd., CIFC Funding 2007-II, Ltd. CIFC Funding 2007-III, Ltd. and CIFC Funding 2007-IV, Ltd., and any co-issuer of any of the foregoing.

“Company CLO Issuer Documents” means each final or supplemental offering memorandum, indenture and supplemental indenture, management agreement, trust agreement, collateral administration agreement, insurance agreement, hedge agreement and swap agreement entered into, or used in connection with an offering of securities, by a Company CLO Issuer.

“Company CLO Issuer Operative Documents” means the Company CLO Issuer Documents, except for any final or supplemental offering memoranda used in connection with an offering of securities by a Company CLO Issuer.

“Company CLO Management Agreement” means the collateral management agreement between the Company or applicable Subsidiary of the Company and each Company CLO Issuer.

“Company Common Stock” means the common stock, par value $.001 per share, of the Company.

“Company Computer Software” means all computer software owned by the Company or any of its Subsidiaries, which software is set forth in Section 3.13(c) of the Company Disclosure Schedule.

“Company Financial Information” means the Company Financial Statements and any other financial information of the Company and its Subsidiaries that Parent reasonably determines (after consultation with its outside counsel and independent accounting firm) is required to be included in the Proxy Statement in compliance with Regulation S-X and other applicable securities Law (including, without limitation, Rule 10b-5 promulgated under the Exchange Act).

“Company Financial Statements” means (i) audited consolidated balance sheets of the Company as of December 31, 2009 and the related statements of operations, cash flows and stockholders’ equity (the “Company Audited Financial Statements”), (ii) the restated audited consolidated balance sheets of the Company as of December 31, 2008 and December 31, 2007 and the related statements of operations, cash flows and stockholders’ equity (the “Company Restated Financial Statements”), (iii) the unaudited balance sheet of the Company as of September 30, 2009 and (iv) the unaudited balance sheet of the Company as of September 30, 2010 (the “Company Reference Balance Sheet”), and the related statements of operations, cash flows and stockholders’ equity for the nine (9) months ended September 30, 2010 (collectively referred to herein as the “Company Interim Financial Statements”).

“Company Managed Account” means the CIFC Account 2009-1, LLC.

“Company Material Adverse Effect” means any effect, event, circumstance or change that (a) is or would be reasonably likely to be, individually or in the aggregate, materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole (it being agreed that any event or circumstance that results in or would be reasonably likely to result in (x) a cancellation of, notice of cancellation of, termination of, or removal for cause of the Company or a Subsidiary of the Company as the collateral manager (including pursuant to any “key person” provision) under any Company CLO Management Agreements or (y) the acceleration, liquidation or optional redemption of securities issued by a Company CLO Issuer, shall be deemed to be materially adverse to the Company and its Subsidiaries, taken as a whole, only if the loss of the expected future revenue stream would decrease the aggregate net present value of the Company CLO Management Agreements in excess of $5,000,000 and for purposes of this calculation, the net present value of management fees will be based upon the assumptions detailed in Section 1.1 of the Company Disclosure Schedule); provided, however, that none of the following effects, events or changes shall be deemed in themselves, either alone or in combination, to constitute, and none of them shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any change in general economic, political or financial market conditions (including conditions in the stock markets or other capital markets and changes in interest or exchange rates), (ii) any effect, event, circumstance or change resulting from a change in applicable Law or accounting regulation or principle after the date of this Agreement, (iii) any effect, event, circumstance or change resulting from failure by the Company to meet any projections, forecasts, revenues or earning predictions, estimates or budgets for any period prior to, on or after the date of this Agreement (it being understood that the underlying circumstances, events or reasons giving rise to any such change can be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) or (iv) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability, natural catastrophe or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case, whether occurring within or outside the United States; provided, that, in the case of clauses (i), (ii) and (iv), such occurrence, condition, change, development, event or effect shall only be excluded to the extent it does not have a disproportionate adverse effect on the business, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the investment management business or (b) would reasonably be expected to prevent, or materially delay to after the End Date, the consummation of the transactions contemplated hereby.

“Confidentiality Agreements” means the Letter Agreement, dated as of December 11, 2009, by and between the Company and Parent and the Letter Agreement between Columbus Nova Partners, LLC and the Company dated April 28, 2010.

“Consents” means all consents, notices, authorizations, novations, Orders, waivers, approvals, licenses, accreditations, certificates, declarations, filings or expiration of waiting periods, non-objection or confirmation by a rating agency that an action or event will not result in the reduction or withdrawal of a rating.

“Constituent Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation, corporate charter or memorandum and articles of association, as the case may be, and bylaws, with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document, and with respect to any other Person, its comparable organizational documents, in each case, as amended or restated.

“Contract” means any written or oral contract, agreement, lease, license, indenture, note, bond, mortgage, loan, instrument, conditional sale contract, guarantee commitment or other arrangement, understanding, undertaking or obligation.

“CypressTree” means CypressTree Investment Management, LLC, a Delaware limited liability company.

“CypressTree Acquisition” means the acquisition of CypressTree by the Company or one of its Affiliates pursuant to an Agreement and Plan of Merger by and among the Company, CypressTree and the other parties thereto dated as of December 1, 2010 (together with all other agreements, documents and other instruments entered into or delivered in connection therewith, the “Company Acquisition Agreements”).

“CypressTree CLO Issuer” means each of Primus CLO I, Ltd., Primus CLO II, Ltd., Hewett’s Island CLO I-R, Ltd., Hewett’s Island CLO II, Ltd., Hewett’s Island CLO III, Ltd., Hewett’s Island CLO V, Ltd., Hewett’s Island CLO VI, Ltd., WhiteBark Pine I, Ltd. and CypressTree Synthetic CDO Limited, and any co-issuer of any of the foregoing.

“CypressTree CLO Issuer Documents” means each final or supplemental offering memorandum, indenture and supplemental indenture, management agreement, trust agreement, collateral administration agreement, insurance agreement, hedge agreement and swap agreement entered into, or used in connection with an offering of securities, by a CypressTree CLO Issuer.

“CypressTree CLO Management Agreement” means the collateral management agreement between the Company or applicable Subsidiary of the Company and each CypressTree CLO Issuer.

“DCM” means Deerfield Capital Management LLC, a Delaware limited liability company and indirect wholly-owned Subsidiary of Parent.

“DCM CDO Issuer” means each of Bridgeport CLO Ltd., Bridgeport CLO II Ltd., Buckingham CDO Ltd., Buckingham CDO II Ltd., Buckingham CDO III Ltd., Burr Ridge CLO Plus Ltd., DFR Middle Market CLO Ltd., Cumberland II CLO Ltd., Forest Creek CLO Ltd., Gillespie CLO PLC, Knollwood CDO Ltd., Knollwood CDO II Ltd., Long Grove CLO Ltd., Market Square CLO Ltd., Marquette Park CLO Ltd., Mid Ocean CBO 2000-1 Ltd., Mid Ocean CBO 2001-1 Ltd., NorthLake CDO I, Limited, Pinetree CDO Ltd., River North CDO Ltd., Rosemont CLO, Ltd., Schiller Park CLO Ltd., Valeo Investment Grade CDO Ltd., Valeo Investment Grade CDO II Ltd., Robeco CDO II Limited and Mayfair Euro CDO I B.V.

“Delivered” means (i) actually delivered (including by e-mail) to the applicable Party or its representative or (ii) posted no later than two (2) Business Days immediately preceding the date of this Agreement (and not subsequently removed or modified) in any electronic data room established by the delivering Party or its representatives in connection with the transactions contemplated by this Agreement to which the other Parties hereto have had continuous access during the period beginning twenty (20) Business Days prior to the date of this Agreement and ending on the Closing Date.

“Equity Interest” means any type of equity ownership in an entity, including partnership interests in a general partnership or limited partnership, membership interests in a limited liability company, stock or similar security in a corporation or the comparable instruments for any other entity or any other interest entitling the holder thereof to participate in the profits of such entity, the proceeds or the disposition of such entity or any portion thereof or to vote for the governing body of such entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority or any successor entity thereto.

“Form ADV” means SEC Form ADV under the Investment Advisers Act.

“Fundamental Representations” means the representations and warranties in Section 3.1 (Organization), Section 3.2 (Authorization; Enforceability), Section 3.4 (Title; Capitalization), Section 3.18 (Brokers), Section 4.1 (Organization), Section 4.2 (Authorization; Enforceability), Section 4.4 (Capitalization) and Section 4.19 (Brokers).

“GAAP” means United States generally accepted accounting principles, as amended from time to time.

“Governmental Approvals” means all Consents of a Governmental Authority required in connection with the transactions contemplated hereby.

“Governmental Authority” means any foreign, federal, state or local governmental, judicial, legislative, regulatory or administrative agency, commission or authority, and any court, tribunal or arbitrator(s) of competent jurisdiction, including Self-Regulatory Organizations.

“Incentive Fee Agreements” means the Collateral Management Agreements between the Company and each Incentive Fee Product.

“Incentive Fee Products” means, collectively, CIFC Funding 2006-I, Ltd., CIFC Funding 2006-IB, Ltd., CIFC Funding 2006-II, Ltd., CIFC Funding 2007-I, Ltd., CIFC Funding 2007-II, Ltd. and CIFC Funding 2007-III, Ltd.

“Incentive Fees” shall mean all “Tier I Incentive Management Fees” and “Tier II Incentive Management Fees” (as each such term is defined in the applicable Company CLO Management Agreement) payable to or for the benefit of the Company (and its successors and assigns) with respect to the Incentive Fee Products pursuant to the Incentive Fee Agreements or any replacement or successors Contract thereto.

“Indebtedness” means: (i) all Liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all Liabilities in respect of mandatorily redeemable or purchasable Equity Interests or securities convertible into Equity Interests; (ii) all Liabilities for the deferred purchase price of property; (iii) all Liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which Liabilities are required to be classified and accounted for under GAAP as capital leases; (iv) all indebtedness of others secured by a Lien on any asset of a Person other than a Permitted Lien; (v) to the extent not otherwise included by clauses (i) through (iv), any guaranty by a Person of any indebtedness of any other Person; (vi) all Liabilities or obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or assets of a Person (whether or not such Liability or obligation is assumed by such Person) other than a Permitted

Lien; provided that Indebtedness shall exclude obligations under repurchase agreements and related hedging transactions and obligations due to brokers and broker-dealers in the ordinary course of business.

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) trademarks, service marks, brand names, trade names, certification marks, collective marks, Internet domain names, logos, symbols, trade dress rights, assumed names, corporate names, fictitious names, trade names, and other indicia of origin, together with the goodwill associated with any of the foregoing along with all applications, registrations, renewals and extensions thereof; (ii) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (iii) confidential and proprietary information, trade secrets and know-how; and (iv) copyrights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof and including copyrights in computer software.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Management Services” means any services (including sub-advisory services) which involve (i) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds) of any third party for compensation, and performing activities related or incidental thereto, or (ii) the rendering of advice with respect to the investment and reinvestment of assets or funds (or any group of assets or funds) of any third party (including any “business development company” under the Investment Company Act, or any “real estate investment trust”) for compensation, and performing activities related or incidental thereto; provided, that with respect to a third party that is an entity, Investment Management Services shall not be deemed provided to any owner of the third party unless the services in (i) or (ii) above are provided to such owner separate and apart from such services provided to the third party.

“Knowledge” means (i) in the case of an individual, the actual knowledge (without due inquiry) of such individual, (ii) in the case of Parent, the actual knowledge (without due inquiry) of each of Jonathan Trutter, Robert Contreras, Kenneth Posner, Aaron Peck, Dan Hattori, William Hayes and Glenn Duffy, (iii) in the case of the Company or the Company Stockholder, the actual knowledge (without due inquiry) of each of Peter Gleysteen, Steve Vaccaro, Nga Tran, Robert Milton, Bill Park and Alex Jackson and (iv) in the case of any other Person that is not an individual, the actual knowledge of the chief executive officer and chief financial officer (or persons serving in similar capacities) of such Person (without due inquiry).

“Law” means any statute, code, Order, law, ordinance, rule, regulation or other requirement of any Governmental Authority (including, for the sake of clarity, common law).

“Legal Proceeding” means any judicial, legislative, administrative or arbitral actions, suits, investigations, audits, claims or other proceedings by or before a Governmental Authority.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort, based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any lien, pledge, encumbrance, mortgage, deed of trust, security interest, equity, claim, lease, license, charge, option, adverse right, right of first or last negotiation, offer or refusal, easement or transfer restriction of any kind or nature whatsoever, whether arising by agreement, operation of Law or otherwise.

“Loss” means any and all judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, Taxes, diminution in value, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment), but only to the extent such losses are not covered by an actual payment from some third party or by insurance (provided that the indemnified party shall not have an obligation to first seek payment from such third party); provided that in no event shall Losses include any lost profits, consequential, indirect, incidental, punitive, special or other similar damages, other than any such damages awarded to any third party against an Indemnified Party.

“Management Agreements” means (a) the Management Agreement by and between Parent and the Company Stockholder substantially in the form attached hereto as Exhibit C-1 and (b) the Management Agreement by and between Parent and the Significant Parent Stockholder substantially in the form attached hereto as Exhibit C-2.

“Management Equity Incentive Plan” means the 2010 Management Equity Incentive Plan in substantially the form attached hereto as Exhibit D.

“NASDAQ” means the NASDAQ Stock Market LLC.

“NFA” means the National Futures Association or any successor entity thereto.

“Order” means any judgment, order, injunction, stipulation, decree, writ, doctrine, ruling, assessment or arbitration award or similar order of any Governmental Authority.

“Parent Alternative Proposal” means any offer or proposal by any Person other than the Company or any of its Affiliates concerning any (a) merger, consolidation, other business combination or similar transaction involving Parent or any of its Subsidiaries, (b) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise, of assets of Parent (including Equity Interests of any of its Subsidiaries) or any Subsidiary of Parent representing ten percent (10%) or more of the consolidated assets, revenues or net income of Parent and its Subsidiaries, (c) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Interests representing ten percent (10%) or more of the voting power of Parent (including Equity Interests issuable upon conversion or exercise of any other security of Parent), (d) transaction or series of transactions in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group (as defined in Section 13(d) of the Exchange Act) has been formed which beneficially owns or has the right to acquire beneficial ownership of, Equity Interests representing ten percent (10%) or more of the voting power of Parent or (e) any combination of the foregoing.

“Parent Benefit Plans” means all “employee benefit plans” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies or arrangements, including, but not limited to, equity purchase, equity option or equity-based compensation, severance, employment, consulting, change-in-control, fringe benefit, bonus, incentive compensation, deferred compensation (including nonqualified deferred compensation), employee loan, sick leave, vacation pay, salary continuation, welfare benefit, and pension benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated hereby or otherwise), whether written or oral, under which any current or former employee, director or consultant of Parent or any of its Subsidiaries has any present or future right to benefits and which are contributed to, maintained or sponsored by Parent or any of its Subsidiaries.

“Parent CDO Issuer” means each DCM CDO Issuer and each CN CDO Issuer.

“Parent CDO Issuer Documents” means each final or supplemental offering memorandum, indenture and supplemental indenture, management agreement, trust agreement, collateral administration agreement, insurance agreement, hedge agreement and swap agreement entered into, or used in connection with an offering of securities, by a Parent CDO Issuer.

“Parent CDO Issuer Operative Documents” means the Parent CDO Issuer Documents, except for any final or supplemental offering memoranda used in connection with an offering of securities by a Parent CDO Issuer.

“Parent CDO Management Agreement” means the collateral management agreement between Parent or applicable Subsidiary of Parent and each Parent CDO Issuer.

“Parent Charter Amendment” means the amendment to the charter of Parent in the form attached hereto as Exhibit F.

“Parent Common Stock” means the common stock, par value $.001 per share, of Parent.

“Parent Computer Software” means all computer software owned by Parent or any of its Subsidiaries, which software is set forth in Section 4.13(c) of the Parent Disclosure Schedule.

“Parent Material Adverse Effect” means any effect, event, circumstance or change that (a) is or would be reasonably likely to be, individually or in the aggregate, materially adverse to the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole (it being agreed that any event or circumstance that results in or would be reasonably likely to result in (x) a cancellation of, notice of cancellation of, termination of, or removal for cause of Parent or a Subsidiary of Parent as the collateral manager (including pursuant to any “key person” provision) under any Parent CDO Management Agreements or (y) the acceleration, liquidation or optional redemption of securities issued by a Parent CDO Issuer, shall be deemed to be materially adverse to Parent and its Subsidiaries, taken as a whole, only if the loss of the expected future revenue stream would decrease the aggregate net present value of Parent CDO Management Agreements in excess of $6,000,000 and for purposes of this calculation, the net present value of management fees will be based upon the assumptions detailed in Section 1.1 of the Parent Disclosure Schedule); provided, however, that none of the following effects, events or changes shall be deemed in themselves, either alone or in combination, to constitute, and none of them shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) any change in general economic, political or financial market conditions (including conditions in the stock markets or other capital markets and changes in interest or exchange rates), (ii) any change in the market price or trading volume of the Parent Common Stock after the date hereof (it being understood that the underlying circumstances, events or reasons giving rise to any such change can be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur), (iii) any effect, event, circumstance or change resulting from a change in applicable Law or accounting regulation or principle after the date of this Agreement, (iv) any effect, event, circumstance or change resulting from failure by Parent to meet any projections, forecasts, revenues or earning predictions, estimates or budgets for any period prior to, on or after the date of this Agreement (it being understood that the underlying circumstances, events or reasons giving rise to any such change can be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) or (v) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability, natural catastrophe or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case, whether occurring within or outside the United States; provided, that, in the case of clauses (i), (iii) and (v), such occurrence, condition, change, development, event or effect shall only be excluded to the extent it does not have a disproportionate adverse effect on the business, financial condition, or results of operations of Parent and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the investment management business or (b) would reasonably be expected to prevent, or materially delay to after the End Date, the consummation of the transactions contemplated hereby.

“Parent Superior Proposal” means a bona fide written Parent Alternative Proposal (except the references therein to “ten percent (10%)” shall be replaced by “forty percent (40%)”) which, in the good faith judgment of the Parent Board (acting through the Special Committee) (after receiving advice from its financial advisor and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, the Termination Fee and the anticipated timing for consummation, and the Person making such proposal, would result in a transaction that is more favorable to Parent’s stockholders than the Transactions.

“Permitted Liens” means (i) statutory Liens of mechanics, materialmen, workmen, repairmen, warehousemen, carriers incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings, (ii) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) non-exclusive Intellectual Property licenses, (iv) Liens in connection with a deposit account bank’s right of set-off, (v) Liens on mortgage securities or United States Treasury securities incurred in connection with repurchase agreements in the ordinary course of business, (vi) minor defects or irregularities in title that do not in the aggregate, materially affect the value or current use of the underlying asset, and (vii) Liens on Cash securing hedging obligations.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Put/Call Agreement” means the Put/Call Agreement by and between Parent and the Company Stockholder substantially in the form attached hereto as Exhibit E.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement by and among Parent, the Company Stockholder, the Significant Parent Stockholder and the other parties thereto, substantially in the form attached hereto as Exhibit B hereto.

“SEC” means the United States Securities and Exchange Commission or any successor entity thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means each national securities exchange in the United States of America or other commission, board, agency or body that is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which any Party or any of their respective Subsidiaries is otherwise subject.

“Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker-dealers or foreign regulated brokers.

“Stockholder Approval” means the approval of the Submitted Proposals by the affirmative vote (in person or by proxy) of a majority of all shares of outstanding Parent Common Stock held by the holders of record of Parent Common Stock (on the record date for the Stockholders Meeting) at such Stockholders Meeting (or any adjournment or postponement thereof).

“Stockholders Agreement” means the Amended and Restated Stockholders Agreement by and among Parent, the Company Stockholder, the Significant Parent Stockholder and the other parties thereto, substantially in the form attached hereto as Exhibit A hereto.

“Straddle Period” means any taxable period beginning on or before, and ending after, the Closing Date.

“Strategic Financing Agreement” means any side letter agreement, trust agreement, confirmation, pledge agreement, guaranty or any other agreement and/or instrument pursuant to which a Person is obligated to pay, pledge, subordinate or, in any other manner, relinquish its rights to receive compensation (whether in the form of management fees, incentive fees, equity dividends or otherwise) under any Advisory Contract in respect of any investment.

“Subsidiary” means, with respect to any Person, a corporation or other Person of which more than fifty percent (50%) of the voting power of the outstanding voting Equity Interests or more than fifty percent (50%) of the outstanding economic Equity Interest is held, directly or indirectly, by such Person.  Notwithstanding anything herein to the contrary, the Company’s Subsidiaries shall not include CypressTree for any purposes under Article 3; provided, further, however, that no Parent CDO Issuer, Company CLO Issuer or CypressTree CLO Issuer shall be deemed to be a direct or indirect Subsidiary of Parent or the Company (as the case may be).

“Tax Claim” means any Legal Proceeding with respect to Taxes of the Company or any of its Subsidiaries.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the applicable Party or any of such Party’s Subsidiaries or Affiliates.

“Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, and any and all charges, fees, imposts, duties, levies or other assessments, in each case that are in the nature of taxes, imposed by a Governmental Authority (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, escheat, transfer and gains taxes, and customs duties, and (ii) any Liability in respect of any items described in clause (i) above as a transferee or successor, pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written) or as a result of successor liability or otherwise.

“Third Party Consents” means all consents or waivers or notices to any party (other than a Governmental Authority) to any Contract to which any of the Parties hereto is a party or by which any of their respective assets or properties are bound.

“Transaction Expenses” means the reasonable and documented out-of-pocket costs and expenses incurred by Parent, MergerSubs, the Significant Parent Stockholder, the Company and the Company Stockholder in connection with negotiation, documentation and implementation of this Agreement, the Ancillary Documents and the Transactions, excluding (i) the amount of the premium paid (or required to be paid) by the Company for the extended reporting period endorsement purchased by the Company in accordance with Section 5.13(d) and (ii) any and all costs and expenses incurred by any Person in connection with or resulting from the CypressTree Acquisition.

“Transactions” means the Merger and the transactions contemplated by this Agreement and the Ancillary Documents.

(b)           The following capitalized terms are defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Arbitration Firm	Section 2.8(c)
Cap	Section 8.4(b)
Cash Consideration	Section 2.7(c)
Certificate of Merger	Section 2.2
Change of Board Recommendation	Section 5.10(a)
Closing	Section 2.4
Closing Cash Amount	Section 2.8(b)
Closing Cash Consideration	Section 2.7(a)(ii)
Closing Cash Statement	Section 2.8(b)
Closing Date	Section 2.4
CNCIM	Section 4.10(b)
Code	Recitals
Company	Preamble
Company Board	Recitals
Company Client Consents	Section 5.7(a)
Company Consents	Section 5.7(a)
Company Disclosure Schedule	Article 3
Company Indemnitee(s)	Section 5.13(a)
Company Investment Management Entity	Section 3.10(c)
Company Material Contracts	Section 3.12(a)
Company Representatives	Section 5.9
Company Stockholder	Preamble
Company Stockholder Indemnified Parties	Section 8.2(b)
Contingent Cash Consideration	Section 2.7(c)
DGCL	Recitals
Dilution Waiver	Recitals
Dispute Notice	Section 2.8(c)
DLLCA	Recitals
Effective Time	Section 2.2(a)

Term	Section

End Date	Section 9.1(b)
Estimated Closing Cash Amount	Section 2.8(a)
FCPA	Section 3.5(b)
Final Surviving Entity	Recitals
First Anniversary Cash Consideration	Section 2.7(b)
First MergerSub	Preamble
First Step Merger	Recitals
Fundamental Survival Date	Section 8.1
Indemnified Party(ies)	Section 8.3(a)
Indemnifying Party	Section 8.3(a)
Initial Value	Section 7.1(a)(iii)
Integrated Merger	Recitals
Intermediate Surviving Entity	Recitals
IRS	Section 3.16(a)
Merger	Recitals
MergerSubs	Preamble
Notice Period	Section 5.10(c)(B)(ii)
Notices	Section 10.2
Other Filings	Section 4.6
Parent	Preamble
Parent Board	Recitals
Parent Client Consents	Section 5.7(a)
Parent Consents	Section 5.7(a)
Parent Disclosure Schedule	Article 4
Parent Financial Statements	Section 4.7(a)
Parent Indemnified Parties	Section 8.2(a)
Parent Investment Management Entity	Section 4.10(c)
Parent Material Contracts	Section 4.12(a)
Parent Recommendation	Section 4.2
Parent Representatives	Section 5.10(a)
Parent SEC Documents	Section 4.7(a)
Parties	Preamble
Preferred Stock	Section 4.4(a)
Proxy Statement	Section 4.6
Reference Date	Section 3.8
Returned Incentive Fees	Section 2.7(c)
Rule 144	Section 3.22
Second Anniversary Cash Consideration	Section 2.7(b)
Second MergerSub	Preamble
Second Step Certificate of Merger	Section 2.2(b)
Second Step Merger	Recitals
Section 409A	Section 3.16(b)
Set-off Amount	Section 5.16
Set-off Certificate	Section 5.16

Term	Section

Significant Parent Stockholder	Recitals
Special Committee	Recitals
Stock Consideration	Section 2.7(a)(i)
Stockholders Meeting	Section 4.2
Submitted Proposals	Recitals
Termination Fee	Section 9.2(c)
Third Party Claim	Section 8.3(a)
Voting Agreement	Recitals
WARN	Section 3.17
Written Consent	Section 5.8(f)

Section 1.2            Construction.  Unless the context of this Agreement clearly requires otherwise: (i) references to the plural include the singular and vice versa; (ii) references to one gender include all genders; (iii) whenever the words “include,” “includes” or “including” are used in this Agreement they will be deemed to be followed by the phrase “without limitation;” (iv) the words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) when a reference is made in this Agreement to a Section, Schedule, Exhibit or Annex, such reference shall be to a Section, Schedule, Exhibit or Annex of this Agreement unless otherwise indicated; (vi) all references in this Agreement to “$” are intended to refer to U.S. dollars; (vii) unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive; and (viii) any reference to Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE 2
THE MERGER

Section 2.1            The Integrated Merger.

(a)           Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and First MergerSub shall consummate the First Step Merger pursuant to which (i) First MergerSub shall be merged with and into the Company and the separate corporate existence of First MergerSub shall thereupon cease, and (ii) the Company shall be the Intermediate Surviving Entity in the First Step Merger.  The First Step Merger shall have the effects specified in the DGCL.

(b)           As soon as practicable after the Effective Time, and in any event on the Closing, and in accordance with the DGCL and the DLLCA, the Intermediate Surviving Entity and Second MergerSub shall consummate the Second Step Merger pursuant to which (i) the Intermediate Surviving Entity shall be merged with and into Second MergerSub and the separate corporate existence of the Intermediate Surviving Entity shall thereupon cease and (ii) Second MergerSub shall be the Final Surviving Entity in the Second Step Merger. The Second Step Merger shall have the effects specified in the DGCL and the DLLCA.

Section 2.2            Effective Time.

(a)           On the Closing Date, the Company shall duly execute a certificate of merger (the “Certificate of Merger”) and file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.  The First Step Merger shall become effective at the time of the acceptance of such filing by the Secretary of State of the State of Delaware, or at such subsequent time as Parent and Company shall agree and shall specify in the Certificate of Merger (the date and time the First Step Merger becomes effective being the, “Effective Time”).

(b)           As soon as practicable after the Effective Time, and in any event on the Closing Date, Second MergerSub shall duly execute a certificate of merger (the “Second Step Certificate of Merger”) and file such Second Step Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA.  The Second Step Merger shall become effective at the time of the acceptance of such filing by the Secretary of State of the State of Delaware, or at such subsequent time as Parent and the Company Stockholder shall agree and shall specify in the Second Step Certificate of Merger.

Section 2.3            Constituent Documents.

(a)           At the Effective Time, by virtue of the First Step Merger and without any action on the part of First MergerSub or the Company, the certificate of incorporation of the Intermediate Surviving Corporation shall be amended in its entirety to read as the certificate of incorporation of First MergerSub, as in effect immediately prior to the Effective Time, until duly amended as provided therein or by applicable Laws.  Immediately following the Effective Time, the board of directors of the Intermediate Surviving Corporation shall amend and restate the bylaws of the Intermediate Surviving Corporation to be the same as the bylaws of First MergerSub as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, the name of the Intermediate Surviving Entity shall be “Commercial Industrial Finance Corp.” and the certificate of incorporation and bylaws of the Intermediate Surviving Entity shall so provide.

(b)           The certificate of formation and operating agreement of Second MergerSub, as in effect immediately prior to the Effective Time, shall be, upon effectiveness of the Second Step Certificate of Merger, the certificate of formation and the operating agreement of the Final Surviving Entity until thereafter amended as provided by Law and by the terms thereof. Notwithstanding the foregoing, the name of the Final Surviving Entity shall be “Commercial Industrial Finance LLC” and the certificate of formation and operating agreement of the Final Surviving Entity shall so provide.

Section 2.4            Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. (New York City time) at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 no later than the third (3rd) Business Day following the satisfaction or waiver of each of the conditions set forth in Article 6 hereof (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as may be mutually agreed to by the Parties.  Such time and date are referred to in this Agreement as the “Closing Date.”

Section 2.5            Manager; Officers.

(a)           The board of directors of First MergerSub immediately prior to the Effective Time shall be the board of directors of the Intermediate Surviving Corporation immediately after the Effective Time, each to hold such office in accordance with the provisions of the bylaws of the Intermediate Surviving Corporation.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Intermediate Surviving Corporation immediately after the Effective Time, each to hold such office in accordance with the provisions of the bylaws of the Intermediate Surviving Corporation.

(b)           The sole member and manager of the Final Surviving Entity shall be Parent.  The officers of the Intermediate Surviving Corporation immediately prior to the effective time of the Second Step Merger shall be the officers of the Final Surviving Entity immediately after the effective time of the Second Step Merger, each to hold such office in accordance with the provisions of the operating agreement of the Final Surviving Entity.

Section 2.6            Effect on Capital Stock.

(a)           As of the Effective Time, by virtue of the First Step Merger and without any action on the part of the Company Stockholder or Parent:

(i)            each share of capital stock of First MergerSub issued and outstanding immediately prior to the Effective Time shall, by virtue of the First Step Merger and without any action on the part of the holder thereof, be converted into one (1) share of common stock, par value $.001 per share, of the Intermediate Surviving Entity following the First Step Merger, and such share of common stock shall constitute the only outstanding equity securities of the Intermediate Surviving Entity at such time;

(ii)           each share of Company Common Stock that is owned by the Company, any wholly-owned Subsidiary of the Company, Parent, any MergerSub or any other wholly-owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor; and

(iii)          except as provided in clause (b) above, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Cash Consideration and the Stock Consideration.  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the Company Stockholder shall cease to have any rights with respect thereto, except the right to receive, the Cash Consideration and the Stock Consideration pursuant to Section 2.7.

(b)           As of the effective time of the Second Step Merger, by virtue of the Second Step Merger and without any action on the part of the Company Stockholder or Parent,

(i) each unit of membership interest of Second MergerSub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Second Step Merger and without any action on the part of the holder thereof, be converted into one (1) unit of membership interest of the Final Surviving Entity following the Merger, and such units of membership interest shall constitute the only outstanding equity securities of the Final Surviving Entity at such time and (ii) each share of capital stock of the Intermediate Surviving Entity then outstanding shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

Section 2.7            Consideration for the Company Common Stock.

(a)           At the Effective Time, on the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements set forth herein, in consideration for the Company Common Stock:

(i)            Parent shall issue and deliver to the Company Stockholder 9,090,909 shares of Parent Common Stock (the “Stock Consideration”), free and clear of all Liens (other than restrictions under applicable federal and state securities Laws, the Stockholders Agreement and the Registration Rights Agreement).

(ii)           Parent shall pay to the Company Stockholder by wire transfer of immediately available funds to an account designated by the Company Stockholder cash in an amount equal to $2,500,000 plus the Estimated Closing Cash Amount (the “Closing Cash Consideration”).

(b)           On each of the first and second anniversaries of the Closing Date, Parent shall pay to the Company Stockholder by wire transfer of immediately available funds to an account designated by the Company Stockholder cash in an amount equal to $2,500,000 (the “First Anniversary Cash Consideration” and “Second Anniversary Cash Consideration,” respectively).

(c)           As soon as practicable, but in any event within five (5) Business Days, after the receipt by Parent, the Final Surviving Entity or any of their respective Subsidiaries or Affiliates of any Incentive Fees, Parent shall pay by wire transfer of immediately available funds to an account designated by the Company Stockholder by written notice to Parent an amount in cash equal to (i) for the first fifteen million dollars ($15,000,000) of such Incentive Fees, the full amount of the Incentive Fees actually received by Parent, the Final Surviving Entity or any of their respective Subsidiaries or Affiliates and (ii) fifty percent (50%) of any Incentive Fees actually received by Parent, the Final Surviving Entity or any of their respective Subsidiaries or Affiliates in excess of fifteen million dollars ($15,000,000) (the “Contingent Cash Consideration” and, together with the Closing Cash Consideration, the First Anniversary Cash Consideration and the Second Anniversary Cash Consideration, the “Cash Consideration”); provided, that no amounts shall be payable in respect of any Incentive Fees received by Parent or any of its Subsidiaries or Affiliates (including the Final Surviving Entity) after the tenth (10th) anniversary of the Closing Date, except as provided in the Put/Call Agreement; provided, further, that any amounts payable to the Company Stockholder pursuant to the Put/Call Agreement shall be deemed Contingent Cash Consideration for all purposes hereunder; provided, further, that following receipt of a written notice from Parent that Parent, the Final Surviving Entity or any of their respective Subsidiaries or Affiliates, as applicable, is required to return to any Company CLO Issuer any Incentive Fees previously paid to Parent, the Final Surviving Entity or any of their respective Subsidiaries or Affiliates for any reason (the “Returned Incentive Fees”), (A) the Company Stockholder shall repay by wire transfer to an account designated by Parent by written notice to the Company Stockholder the portion of the Contingent Cash Consideration actually received by the Company Stockholder in respect of such Returned Incentive Fees on or before five (5) Business Days after receipt of such written notice from Parent and (B) Parent shall pay such Returned Incentive Fees to the applicable Company CLO Issuer within two (2) Business Days after receipt thereof from the Company Stockholder. Parent shall, and shall cause each of its Subsidiaries and Affiliates (including the Final Surviving Entity) to, act in good faith and use commercially reasonable efforts to collect all Incentive Fees in accordance with the terms of the Incentive Fee Products when and as such Incentive Fees become due and payable. Without the prior written consent of the Company Stockholder, neither Parent nor any of its Subsidiaries or controlled Affiliates (including the Final Surviving Entity) shall amend, modify or waive any provision of any Company CLO Issuer Operative Documents relating to any Incentive Fee Products in any manner that adversely affects (or would be reasonably likely to adversely affect) the timing or amount of the Contingent Cash Consideration payable to the Company Stockholder pursuant to this Section 2.7(c), other than any amendment, modification or waiver (A) that does not amend, modify or waive the definition of “Tier I Incentive Fee” or “Tier II Incentive Fee” or the terms or schedule on which such Incentive Fees are payable and (B) for which Parent has a proper business purpose, other than the reduction of Contingent Cash Consideration hereunder.

(d)           The Parties hereto agree for all Tax purposes that (i) payments of the First Anniversary Cash Consideration, the Second Anniversary Cash Consideration and the Contingent Cash Consideration pursuant to Section 2.7 and any payment pursuant to Section 2.8(e) shall be treated as deferred purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of applicable Law, as appropriate, and subject to imputation of interest under Section 483 or 1274 of the Code, as applicable, and (ii) any payments made by the Company Stockholder to Parent in respect of Returned Incentive Fees pursuant to Section 2.7 shall be treated as reduction in the purchase price made under this Agreement.

Section 2.8            Purchase Price Adjustment.

(a)           Closing Estimates.  At least three (3) Business Days prior to the Closing Date, the Company shall cause to be prepared and delivered to Parent a statement setting forth the Company’s good faith estimate of the Cash of the Company as of the close of business on the Closing Date, calculated without giving effect to the Merger (the “Estimated Closing Cash Amount”).

(b)           Post-Closing Statement.  Within thirty (30) days following the Closing, Parent shall cause to be prepared and delivered to the Company Stockholder a statement (the “Closing Cash Statement”) setting forth Parent’s determination of the Cash of the Company as of the close of business on the Closing Date, calculated without giving effect to the Merger (the “Closing Cash Amount”).

(c)           Dispute.  Within thirty (30) days following receipt by the Company of the Closing Cash Statement, the Company Stockholder shall deliver written notice to Parent of any dispute the Company Stockholder has with respect to Parent’s calculation of the Closing Cash Amount (the “Dispute Notice”).  If the Company Stockholder does not deliver a Dispute Notice within such thirty (30) day period, Parent’s determination of the Closing Cash Amount as set forth in the Closing Cash Statement will be final, conclusive and binding on the Parties.  In the event the Company Stockholder does timely deliver a Dispute Notice, Parent and the Company Stockholder shall negotiate in good faith to resolve such dispute.  If Parent and the Company Stockholder, notwithstanding such good faith effort, fail to resolve such dispute within fifteen (15) days after the date of the Dispute Notice, then either Parent or the Company Stockholder may provide written notice to the other that it elects to submit the disputed items to a mutually agreeable, nationally recognized accounting firm who shall be independent of Parent and the Company Stockholder, it being agreed that Ernst & Young LLP shall be mutually agreeable so long as such firm remains independent of the Parties (the “Arbitration Firm”).  The Arbitration Firm will promptly review only those items and amounts (and may not assign a value greater than the greatest value for such item claimed by either Parent or the Company Stockholder or smaller than the smallest value for such item claimed by either Parent or the Company Stockholder) specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item and amount.  The fees and expenses of the Arbitration Firm will determine the allocation of the cost of its review as between Parent and the Company Stockholder and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbitration Firm.  For example, should the items in dispute total in amount to $1,000 and the Arbitration Firm awards $300 in favor of the Company Stockholder’s position, then 30% of the costs of its review would be borne by Parent and 70% of the costs would be borne by the Company Stockholder.  The decision of the Arbitration Firm with respect to the Closing Cash Amount will be final, conclusive and binding on the Parties.  The Arbitration Firm’s decision shall be based solely on written submissions by Parent and the Company Stockholder and their respective representatives and not by independent review.  The Arbitration Firm shall not hold any hearings, hear any oral testimony or otherwise seek or require any other evidence.  Subject to the foregoing, each of Parent and the Company Stockholder agrees to use its commercially reasonable efforts to cooperate with the Arbitration Firm and to cause the Arbitration Firm to resolve any dispute no later than thirty (30) days after its engagement.

(d)           Access.  For purposes of complying with the terms set forth in this Section 2.8, each Party shall cooperate with and make available to the other Parties and their respective representatives all information, records and data, and shall permit access to its personnel during normal business hours upon reasonable notice, as may be reasonably required in connection with the preparation and analysis of the Closing Cash Amount and the resolution of any disputes thereunder.

(e)           Upward Adjustment.  If the Closing Cash Amount (as finally determined pursuant to Section 2.8(c)) is greater than the Estimated Closing Cash Amount, then the Cash Consideration will be adjusted upward by the amount of such excess, and the Company Stockholder will be entitled to receive an amount equal to such excess in accordance with Section 2.8(g).

(f)            Downward Adjustment.  If the Closing Cash Amount (as finally determined pursuant to Section 2.8(c)) is less than the Estimated Closing Cash Amount, then the Cash Consideration will be adjusted downward by the amount of such shortfall, and the Company Stockholder shall pay or cause to be paid an amount equal to such shortfall to Parent in accordance with Section 2.8(g).

(g)           Payments.  The amount, if any, owed by Parent to the Company Stockholder pursuant to Section 2.8(e), on the one hand, or by the Company Stockholder to Parent pursuant to Section 2.8(f), on the other hand, shall be paid in full by wire transfer of immediately available funds (unless otherwise agreed by the party receiving the payment) within five (5) Business Days after the date on which the Closing Cash Amount is finally determined pursuant to Section 2.8(c).

Section 2.9            Tax Treatment of Merger.  The Integrated Merger, considered as a single integrated transaction for federal income tax purposes, is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and Revenue Ruling 2001-46, 2001-2 C.B. 321, and the Parties hereto hereby agree to treat and report the Integrated Merger consistently with the foregoing intent for federal income tax purposes, unless a contrary position is required by a final determination within the meaning of Section 1313 of the Code.  Each Party hereto further agrees that it will not (i) take any action that reasonably would be expected to cause the Integrated Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code or (ii) fail to take any action that is reasonably necessary for the Integrated Merger to so qualify.  The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) and, pursuant to Notice 2010-25, 2010-14 I.R.B. 527, agree to apply the rules set forth in the proposed Treasury Regulations of REG-146247-06, 72 F.R. 13058.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE COMPANY STOCKHOLDER

Except as set forth in the corresponding sections of the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent concurrently herewith, the Company represents and warrants as to itself and the Company Stockholder represents and warrants as to itself and only as to Section 3.1, Section 3.2, Section 3.4, Section 3.5, Section 3.6, Section 3.7(c), Section 3.18, Section 3.19 and Section 3.22 as of the date hereof and as of the Closing to Parent as follows:

Section 3.1            Organization.

(a)           The Company is duly incorporated, validly existing and in good standing under the Laws of Delaware, with all requisite corporate power and authority required to conduct its business as presently conducted.  The Company Stockholder is duly formed, validly existing and in good standing under the Laws of Delaware, with all requisite limited liability company power and authority required to conduct its business as presently conducted.  The Company has heretofore Delivered to Parent true and complete copies of the Constituent Documents of the

Company, its Subsidiaries and the Company Stockholder and each such Constituent Document is in full force and effect and no amendments thereto are pending.

(b)           The Company, its Subsidiaries and the Company Stockholder are duly qualified or licensed to transact business and are in good standing in all jurisdictions where the ownership or operation of their respective assets and properties or the conduct of their respective businesses requires such qualification, except where the failure to be so licensed or in good standing would not have a Company Material Adverse Effect.

Section 3.2            Authorization; Enforceability.  Each of the Company and the Company Stockholder has all requisite corporate power or limited liability company power, as applicable, and authority to execute and deliver this Agreement and each applicable Ancillary Document that it is a party to and to perform its obligations hereunder and thereunder. The execution and delivery by each of the Company and the Company Stockholder of this Agreement and each applicable Ancillary Document that it is a party to and the performance by each of the Company and the Company Stockholder of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action or limited liability company action, as applicable, of the Company and the Company Stockholder.  No other action on the part of each of the Company or the Company Stockholder, or any respective member thereof, is necessary to authorize the execution, delivery and performance by each of the Company or the Company Stockholder of this Agreement and each applicable Ancillary Document that it is a party to and the consummation by each of the Company and the Company Stockholder of the transactions contemplated hereunder and thereunder.  This Agreement has been, and each applicable Ancillary Document that the Company or the Company Stockholder will be a party to will be, duly executed and delivered by each of the Company and the Company Stockholder and, assuming that this Agreement and each applicable Ancillary Document has been duly authorized, executed and delivered by each of the other parties hereto and thereto, constitutes or, when executed and delivered by the Company and the Company Stockholder, will constitute the legal, valid and binding obligation of each of the Company and the Company Stockholder, enforceable against the Company and the Company Stockholder in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity, including principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

Section 3.3            Subsidiaries; Investments.

(a)           Section 3.3(a) of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of each Subsidiary of the Company. Each of the Company’s Subsidiaries is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the laws of its jurisdiction of organization.  Each of the Company’s Subsidiaries has all requisite corporate or other similar organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so licensed or in good standing would not have a Company Material Adverse Effect.

(b)           Other than any interests in the Company’s Subsidiaries and, except as set forth in Section 3.3(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any Equity Interests in any Person.  All Equity Interests in each Subsidiary of the Company are owned by the Company or another Subsidiary of the Company free and clear of any Liens (other than restrictions under applicable federal and state securities Laws), other than Permitted Liens.

Section 3.4            Title; Capitalization.  The Company is authorized to issue one hundred (100) shares of Company Common Stock.  As of the date of this Agreement, (i) one (1) share of Company Common Stock is issued and outstanding and (ii) no other shares of Company Common Stock, other voting securities of the Company have been issued, reserved or authorized for issuance or outstanding.  All issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and not subject to preemptive rights and are owned beneficially and of record by the Company Stockholder. There are no other outstanding calls, rights, commitments, agreements, arrangements or undertakings of any kind, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold Equity Interests in the Company, or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Equity Interests of the Company.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its Equity Interests or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person.  Except as set forth in Section 3.4 of the Company Disclosure Schedule, there are no voting trusts or similar agreements to which the Company Stockholder, the Company or any of the Company’s Subsidiaries is a party with respect to the voting of the capital stock of the Company or any Subsidiary of the Company. The Company Stockholder has good, valid and marketable title to the Company Common Stock, free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such Company Common Stock), other than restrictions under applicable federal and state securities Laws.

Section 3.5            Compliance with Laws.

(a)           Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the Company Stockholder, the Company and the Company’s Subsidiaries are not in material violation of, and have not violated in any material respect, any applicable Law affecting or related to the Company Stockholder, the Company, any of the Company’s Subsidiaries or any Company CLO Issuer and any of their businesses, operations, assets or employees. To the Knowledge of the Company and of the Company Stockholder, except as set forth in Section 3.5(a) of the Company Disclosure Schedule, no investigation or review by any Governmental Authority with respect to the Company Stockholder, the Company, any of the Company’s Subsidiaries or any Company CLO Issuer is pending or threatened and no Governmental Authority has indicated an intention to conduct the same.

(b)           None of the Company Stockholder, the Company, any of the Company’s Subsidiaries, any Company CLO Issuer, or any of their managers, directors or officers acting for or on their behalf, or, to the Knowledge of the Company, any employee or agent of the

Company, any of its Subsidiaries or any Company CLO Issuer or any Person acting for or on their behalf, has, directly or indirectly, (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity, (ii) made any payment or offered, promised or authorized the payment of anything of value, regardless of form, whether in money, property or services, to or for the benefit of any United States or non-United States government official or employee, any official or employee of a public international organization, or any political party or candidate for political office for the purpose of influencing any act or decision of such individual or of any Governmental Authority or public international organization, or securing any improper advantage, in order to obtain or retain business or direct business to any Person in violation of applicable Law, (iii) made any other unlawful payment, regardless of form, whether in money, property or services, including any payment which constitutes criminal bribery under applicable Law or (iv) violated any applicable export control, money laundering or anti-terrorism law or regulation, the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), or any other applicable anti-bribery law or regulation, of any applicable jurisdiction, or any applicable Law of similar effect.

Section 3.6            Non-Contravention; Consents and Approvals.  The execution and delivery of this Agreement by each of the Company Stockholder and the Company and the Ancillary Documents to which each is a party, the consummation by the Company Stockholder and the Company, as applicable, of the Transactions, and the performance by the Company Stockholder and the Company of their respective obligations hereunder and thereunder, except as set forth in Section 3.6 of the Company Disclosure Schedule and except for such Consents required for the “assignment” (or deemed assignment) by the Company of each Company CLO Management Agreement under applicable Law, including the Investment Advisers Act, and the Company CLO Management Agreements: (i) do not violate any provision of the Company CLO Issuer Operative Documents or the Constituent Documents of the Company Stockholder, the Company or any of the Company’s Subsidiaries; and (ii)(A) do not conflict with or violate in any material respect any applicable Law of any Governmental Authority having jurisdiction over the Company Stockholder, the Company or any of the Company’s Subsidiaries or any part of the properties or assets of the Company Stockholder, the Company or any of the Company’s Subsidiaries, (B) do not require the Consent of any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Company CLO Management Agreement or Company CLO Issuer Operative Document in each case, except as would not have a Company Material Adverse Effect, (C) do not require the Consent of any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract other than a Company CLO Management Agreement or Company CLO Issuer Operative Document to which the Company Stockholder, the Company or any of the Company’s Subsidiaries is a party or by which any of their respective properties or assets is bound, in each case, except as would not have a Company Material Adverse Effect, (D) do not result in the creation or imposition of any material Lien on any part of the properties or assets of the Company Stockholder, the Company or any of the Company’s Subsidiaries, (E) do not violate any Order binding on the Company Stockholder, the Company or any of the Company’s

Subsidiaries or any part of their respective properties or assets, and (F) do not otherwise require any material Governmental Approvals or any material Third Party Consents, in each case, other than the Company Consents.

Section 3.7            Financial Statements.

(a)           The Company has previously Delivered to Parent complete and correct copies of the Company Audited Financial Statements and the Company Interim Financial Statements.  Promptly after receipt thereof by the Company, the Company will Deliver to Parent complete and correct copies of the Company Restated Financial Statements. Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, the Company Audited Financial Statements and the Company Interim Financial Statements fairly present in all material respects the financial position of the Company as of the respective dates thereof, and the results of the operations for the respective fiscal periods covered thereby, prepared in accordance with GAAP consistently applied during the periods presented, without modification of the accounting principles used in the preparation thereof, except as described in the notes thereto, and, in the case of the Company Interim Financial Statements, for the absence of footnotes and for normal year-end adjustments, and (i) have been prepared from the Books and Records of the Company, (ii) are complete and current in all material respects and (iii) reflect the adoption of ASC Topic 810 as of January 1, 2010 and the election of the fair value option for all assets and liabilities.  Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, the Company Restated Financial Statements (A) will fairly present in all material respects the financial position of the Company as of the respective dates thereof, and the results of the operations for the respective fiscal periods covered thereby, (B) will be prepared in accordance with GAAP consistently applied during the periods presented, without modification of the accounting principles used in the preparation thereof, except as described in the notes thereto, (C) will be prepared from the Books and Records of the Company, (D) will be complete and current in all material respects and (E) will reflect the adoption of ASC Topic 810 as of January 1, 2010 and the election of the fair value option for all assets and liabilities.

(b)           Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, there are no material off balance sheet transactions, arrangements, obligations, or relationships to which the Company is a party or bound (or has any commitment to be a party or bound by) including any joint venture, partnership agreement or similar Contract relating to any transaction, arrangement or relationship between or among the Company on the one hand, and any unconsolidated Affiliate (including any structured finance, special purpose or limited purpose entity), on the other hand.

(c)           Except as set forth in Section 3.7(c) of the Company Disclosure Schedule, neither the Company nor the Company Stockholder has received any complaint, allegation, assertion or claim in writing regarding a material aspect of the accounting practices, procedures, methodologies or methods of the Company’s internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or audit practices.  All Books and Records and accounts of the Company and its Subsidiaries are accurate and complete in all material respects and are maintained in all material respects in accordance with all applicable Laws.  The Company and its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that:

(i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.8            Absence of Certain Changes and Events.  Except as set forth in Section 3.8 of the Company Disclosure Schedule, since the date of the Company Reference Balance Sheet (the “Reference Date”): (a) the Company has conducted, and has caused its Subsidiaries to conduct, their respective businesses only in the ordinary course and consistently with past practice; (b) the Company and its Subsidiaries have not suffered any event, change, occurrence, facts or circumstance that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or would have a Company Material Adverse Effect; and (c) there has not been any action, omission or event that would be prohibited by or would have required consent of Parent pursuant to Section 5.1 (excluding Section 5.1(b)(xi)) had such action, omission or event been taken, occurred or arisen after the date of this Agreement.

Section 3.9            No Undisclosed Liabilities.  Except as set forth in Section 3.9 of the Company Disclosure Schedule and except for (i) those Liabilities that are reflected on or reserved against in the Company Reference Balance Sheet or (ii) those Liabilities incurred in the ordinary course of business consistent with past practice since the Reference Date, and that are not in each case, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries do not have any Liabilities of any kind or nature whatsoever, whether known or unknown, accrued, contingent, absolute, determined, or determinable, or whether otherwise due or to become due, and, to the Knowledge of the Company, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability. Neither the Company nor any of its Subsidiaries is liable for any Indebtedness for borrowed money.

Section 3.10         Regulatory Compliance.

(a)           None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other Person currently “associated” (as defined under the Investment Advisers Act) with the Company or any of its Subsidiaries, (i) has been convicted of any crime, has engaged in any conduct or is otherwise subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or be required to be disclosed under Item 9 of Part 2 of Form ADV, (ii) has been involved in any Legal Proceeding or is or was subject to any Order that is required to be disclosed on a Form ADV or (iii) has been subject to disqualification to serve as a broker-dealer under Section 3(a)(39) or Section 15 of the Exchange Act. As of the date hereof, there is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened that would reasonably be expected to become the basis for any such disqualification, denial, suspension or revocation.  The Company has Delivered to Parent a copy of any exemptive order issued by the SEC or its staff prior to the date of this Agreement in respect of any such disqualification.  None of the Company or any of its Subsidiaries has been subject to disqualification as an investment adviser or subject to disqualification to serve in any other capacity contemplated by the Investment Company Act for any investment company under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person, as applicable, has received exemptive relief from the SEC with respect to any such disqualification.  The Company has Delivered to Parent a copy of any exemptive order or other relief issued by the SEC in respect of any such disqualification in effect prior to the date hereof.  There is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened that would reasonably be expected to become the basis for any such disqualification.  To the Knowledge of the Company, none of the Company, any of its Subsidiaries or any associated person thereof is subject to any disqualification under any applicable Law precluding the operation of their business as currently conducted, or that would have a Company Material Adverse Effect.

(b)           Each of the Company and its Subsidiaries that may be required to be registered as an investment adviser under the Investment Advisers Act is registered as such and has made notice filings for each state listed in Section 3.10(b) of the Company Disclosure Schedule, which jurisdictions are the only jurisdictions wherein such Person is required to make any such filing.

(c)           The Company and each Subsidiary of the Company that is registered as an investment adviser under the Investment Advisers Act has filed a Form ADV Part 1 with the SEC in accordance with the Investment Advisers Act, which Form at the time of filing was (and with respect to Form ADV Part II, was as of its date), and as amended and supplemented as of the date hereof is, in effect pursuant to and in material compliance with the requirements of the Investment Advisers Act.  The Company has heretofore Delivered to Parent true and correct copies of the Forms ADV, as amended or supplemented as of the date hereof.  Each of the Company and any Subsidiary of the Company that provides Investment Management Services (a “Company Investment Management Entity”) and each of their investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Investment Advisers Act) has, and until the time of the Closing will have, all Governmental Approvals required in order for them to lawfully conduct the Investment Management Services of the Company and its Subsidiaries in the manner presently conducted, and all such Governmental Approvals are in full force and effect and are being complied with in all respects, in each case except to the extent the failure to have such Governmental Approvals or the failure to comply with any such Governmental Approval has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.  Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries or, in connection with their service to the Company and its Subsidiaries, any of their respective directors, officers or employees is registered or required to be registered as a broker or dealer, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a transfer agent, a registered representative or associated person of an investment adviser, a counseling officer, an insurance agent or a sales person with the SEC, the CFTC, the NFA, the FINRA, the securities commission of any state or any other self-regulatory body and each such Person set forth on Section 3.10(c) of the Company Disclosure Schedule is duly registered as required by Law.  None of the Company, any of its Subsidiaries or, in connection with their service to the Company and its Subsidiaries, any of their respective directors, officers or employees, during the preceding ten (10) years, has been convicted of any crime, or is or has been the subject of a denial, suspension or revocation of registration with the CFTC or the NFA as a “commodity pool operator” or “commodity trading advisor” (as such term is defined in the Commodity Exchange Act).

(d)           None of the Company, any Subsidiary, or any Company CLO Issuer is an investment company under the Investment Company Act, and no other Person to whom the Company or any Subsidiary of the Company renders Investment Management Services is an investment company under the Investment Company Act.  None of the Company, any of its Subsidiaries or any Company CLO Issuer provides Investment Management Services to any Person other than the Company CLO Issuers.

(e)           Each Company Investment Management Entity required to do so has adopted a written compliance program regarding such Company Investment Management Entity’s satisfaction of the requirements of Rule 206(4)-7 under the Investment Advisers Act.  To the Knowledge of the Company, there have been no material violations or allegations of material violations of such compliance program.

(f)            No exemptive Orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, and no requests are pending therefor, by or with respect to the Company, any of its Subsidiaries or any Company CLO Issuer or any employee of any such Person in connection with the business of the Company, any of its Subsidiaries or any Company CLO Issuer.

Section 3.11         Company CLO Issuers.

(a)           The Company and its Subsidiaries do not have any Clients other than Company CLO Issuers and the Company Managed Account.  Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Advisory Contracts or Strategic Financing Agreements other than Company CLO Management Agreements.  To the Knowledge of the Company, the most recent trustee report under each Company CLO Issuer Operative Document accurately reflects each asset that qualifies as a “Defaulted Obligation” or a “Defaulted Security” (each as defined in the applicable Company CLO Issuer Operative Document) as of the date of such report.  To the Knowledge of the Company, (i) there are no errors (which have not been corrected and notified to the recipients of such reports) in any trustee reports transmitted to investors that have resulted in or would result in distributions to investors other than in compliance with the applicable Company CLO Issuer Operative Documents and (ii) since the date of the most recent trustee report under each Company CLO Issuer Operative Document, there have been no events or circumstances (in each case whether now cured or uncured) that would reasonably be likely to materially adversely affect compliance with or satisfaction of any collateral quality or coverage tests, including but not limited to overcollateralization tests, under such Company CLO Issuer Operative Document.

(b)           Except for any Consents required under the Investment Advisers Act or required under the Contracts set forth on Section 3.11(b) of the Company Disclosure Schedule, there are no Consents required for the “assignment” (or deemed assignment) under applicable Law and Company CLO Management Agreements, by the Company of any Company CLO Management Agreement in connection with the Transactions.

(c)           Except as set forth in Section 3.11(c) of the Company Disclosure Schedule and expressly described thereon, as of the date hereof, there are no Contracts pursuant to which the Company or any of its Subsidiaries has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce any or all fees or charges payable by or with respect to any of Company CLO Issuers.  Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, (i) no Company CLO Issuer, applicable CLO Investor, applicable CLO Trustee or applicable CLO Administrator or any other Person has notified the Company or any of its Subsidiaries that the Company CLO Issuer or any other Person (including after giving effect to the Closing) has (or, with the giving of notice or the passage of time, or both, will have) the right to terminate the Company or any of its Subsidiaries or reduce or defer the fees payable to the Company or any of its Subsidiaries under any Company CLO Management Agreement or any other Company CLO Issuer Operative Document and (ii) no Company CLO Issuer, applicable CLO Investor, applicable CLO Trustee, applicable CLO Administrator or any other Person has notified the Company or any of its Subsidiaries that it may cause, either individually or collectively with others, a redemption of any securities issued by such Company CLO Issuer or termination of any Company CLO Management Agreement.

(d)           No Company CLO Issuer is: (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA; (ii) a Person acting on behalf of such a plan; or (iii) an entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations.

(e)           Section 3.11(e) of the Company Disclosure Schedule sets forth a true, correct and complete list of Company CLO Issuer Documents relating to Company CLO Issuers.  The Company has Delivered to Parent true and correct copies of all Company CLO Issuer Documents relating to Company CLO Issuers, and the offering circulars or memoranda included in such Company CLO Issuer Documents relating to Company CLO Issuers did not at the time such Company CLO Issuer issued any securities related to such Company CLO Issuer Documents contain any untrue statement of a material fact concerning the Company or any of its Subsidiaries or omit to state a material fact concerning the Company or any of its Subsidiaries necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.  Each Company CLO Issuer Document to which the Company or any of its Subsidiaries is a party is in full force and effect and binding upon the Company or such Subsidiary of the Company and, to the Knowledge of the Company, the other parties thereto, except as (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.  To the Knowledge of the Company, no Default (as defined in the applicable Company CLO Issuer Operative Document) has occurred and is continuing under any Company CLO Issuer Operative Document, and no Event of Default (as defined in the applicable Company CLO Issuer Operative Document) has occurred and is continuing under any Company CLO Issuer Operative Document.

(f)            Each Company Consent obtained in accordance with Section 5.7 (including each of the Consents included in the determination of whether the condition contained in Section 6.1(h) has been satisfied) will, as of the Closing Date, have been duly obtained under all applicable Law and the requirements of the applicable Company CLO Management Agreement.

(g)           Neither the Company nor any of its Subsidiaries has provided notice of its resignation under any Company CLO Management Agreement.

(h)           Other than Company CLO Management Agreements and the Company CLO Issuer Operative Documents, there are no Contracts pursuant to which the Company receives fees or payments in connection with its services under any Company CLO Issuer Operative Document.  Neither the Company nor any of its Subsidiaries has entered into any Contract providing for the sharing of fees, delegation of any obligations or assignment or pledge of any rights under any Company CLO Management Agreement.  Section 3.11(h) of the Company Disclosure Schedule sets forth a true, correct and complete list of any securities of each Company CLO Issuer owned by the Company or any of its Affiliates.

(i)            No Company CLO Issuer has filed or is required to file federal, state, local or foreign Tax Returns or pay any Taxes or is otherwise subject to taxation in any jurisdiction except for the filing of Tax Returns and payment of Taxes in the Cayman Islands.  Each Company CLO Issuer (i) has materially complied with all required Tax information reporting requirements to which it is subject by timely filing such Tax information reporting returns and reports in a form that is accurate and complete in all material respects and (ii) has complied in all material respects with the operating guidelines set forth in the applicable Company CLO Management Agreement or the Company CLO Issuer Operative Documents to avoid engaging, or deemed to be engaging, in a trade or business within the United States for United States federal income tax purposes or subject to United States federal, state or local income tax on a net income basis.

(j)            No event or circumstance has occurred or exists which constitutes “cause” under any Company CLO Management Agreement, or, with the passage of time or giving of notice, would constitute “cause” under any Company CLO Management Agreement and no Company CLO Issuer, investor in any security issued by a Company CLO Issuer, applicable CLO Trustee, applicable CLO Administrator or any other Person has stated that such event or circumstance has occurred or exists.

Section 3.12         Contracts.

(a)           Section 3.12(a) of the Company Disclosure Schedule lists, and the Company has Delivered to Parent true, complete and correct copies of, the following Contracts (including all material amendments, modifications, extensions, renewals, guarantees, schedules, exhibits or ancillary agreements with respect thereto, or in the case of oral Contracts, written descriptions of the material terms thereof) to which the Company or any of its Subsidiaries is a party or is bound by as of the date hereof (collectively, with any Company Benefit Plan, the “Company Material Contracts”):

(i)            each Company CLO Management Agreement;

(ii)           any Contract relating to (x) the engagement of any financial institution (other than with any rating agency, trustee or routine service provider) in respect of engagements not yet completed or (y) in respect of the warehousing of securities not yet completed, in each case, in connection with the formation or offering of any securities;

(iii)          any Contract for the purchase of any data, assets, material or equipment, other than any such Contract in an amount not exceeding $25,000 annually;

(iv)          any Contract for the sale or disposition of assets of the Company or any of its Subsidiaries in excess of $25,000 other than financial assets in the ordinary course of business;

(v)           any Contract relating to the acquisition (by merger, share exchange, consolidation, combination or purchase of Equity Interests or assets or otherwise) by the Company or any of its Subsidiaries of any corporation, partnership, limited liability company, or other business organization, division or operating business or material assets or the capital stock or other equity interests of any other Person;

(vi)          any Contract relating to Indebtedness of the Company or any of its Subsidiaries in excess of $10,000;

(vii)         any Contract, excluding any Company Benefit Plan, with any (A) current officer, director, member or Affiliate of the Company or any of its Subsidiaries or (B) any former officer, director, member or Affiliate of the Company or any of its Subsidiaries pursuant to which the Company or such Subsidiary has any continuing obligations thereunder;

(viii)        any Contract imposing a Lien (other than Permitted Liens) on any of the assets of the Company in excess of $10,000;

(ix)           any Contract with any Governmental Authority (other than a Contract relating to an investment by a Governmental Authority in a Company CLO Issuer);

(x)            any Contract for the placement, distribution or sale of any interests in the Company or any of its Subsidiaries (including any agreement with respect to the referral or solicitation of prospective investors in any Company CLO Issuers) in respect of placements, distributions or sales not yet completed;

(xi)           any Contract pursuant to which the Company or any of its Subsidiaries licenses third-party Intellectual Property (other than Contracts granting rights to use “off-the-shelf,” “click-wrap,” or “shrink-wrap” software, as well as other commercially available software licenses with royalties or license fees not exceeding $25,000 annually);

(xii)          any Contract that (A) provides for a material earn-out or similar contingent obligation of the Company or any of its Subsidiaries or (B) contains a “clawback” or similar undertaking requiring the contribution, reimbursement or refund by the Company or any of its Subsidiaries of any prior distribution, return of capital or fees (whether performance based or otherwise) paid to the Company or any such Subsidiary;

(xiii)         any Contract requiring that the Company or any of its Subsidiaries: (A) co-invest with any other Person; (B) provide seed capital or similar investment; or (C) invest in any investment product (including, any such Contract requiring additional or “follow-on” capital contributions by the Company or any such Subsidiary);

(xiv)        any Contract that contains any of the following rights provided by the Company or any of its Subsidiaries to a Client advised by the Company or such Subsidiary: (A) special withdrawal or redemption rights; (B) designation rights regarding advisory boards or similar provisions; (C) anti-dilution rights; (D) special notice or reporting requirements; (E) a “most favored nation” or similar provision; or (F) early termination rights with respect to a Company CLO Issuer; and

(xv)         any other Contract, excluding any Company Benefit Plans, not otherwise disclosed pursuant to this Section 3.12(a) having a duration in excess of one (1) year and not terminable without penalty upon ninety (90) days or less prior notice by the Company or any of its Subsidiaries that requires future expenditures of money in excess of $125,000.

(b)           Each Company Material Contract (other than Company CLO Management Agreements) is in full force and effect, in all material respects, is a valid and binding obligation of the Company or a Subsidiary of the Company and, to the Knowledge of the Company, each other party thereto, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity, including principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).  Neither the Company nor any of its Subsidiaries are in material breach or violation of, or default under, any Company Material Contract (other than Company CLO Management Agreements) and, to the Knowledge of the Company, no event exists that with notice, the passage of time or both would constitute a material default by the Company or any of its Subsidiaries under any Company Material Contract (other than Company CLO Management Agreements). To the Knowledge of the Company, neither it nor any of its Subsidiaries has received any written claim of default under or cancellation of any Company Material Contract (other than Company CLO Management Agreements), and to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Company Material Contract (other than Company CLO Management Agreements).

(c)           Each Company CLO Management Agreement and, to the Knowledge of the Company, each other Company CLO Issuer Operative Document is in full force and effect in all material respects and is a valid and binding obligation of the Company or a Subsidiary of the Company, and to the Knowledge of the Company, no event or circumstance exists that would constitute a material breach or violation of, or default under, a Company CLO Management Agreement or other Company CLO Issuer Operative Document, or cause for termination by a Company CLO Issuer or any other party of a Company CLO Management Agreement or other Company CLO Issuer Operative Document.  The Company or such Subsidiary has performed all of the material obligations required to be performed by it under each Company CLO Management Agreement and each other Company CLO Issuer Operative Document, and is not in material breach or violation of, or default under any Company CLO Management Agreement, any other Company CLO Issuer Operative Document or any Constituent Document of any Company CLO Issuer.  Neither the Company nor any of its Subsidiaries has received any written claim of default under or cancellation of or that cause for termination or removal exists under any Company CLO Management Agreement, any other Company CLO Issuer Operative Document or any Constituent Document of any Company CLO Issuer.  To the Knowledge of the Company, no other party is in breach or violation of, or default under, any Company CLO Management Agreement, other Company CLO Issuer Operative Document or any Constituent Document of any Company CLO Issuer.

Section 3.13         Intellectual Property.

(a)           Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of (i) each issued patent owned by the Company or any of its Subsidiaries, (ii) each pending patent application filed by or on behalf of the Company or any of its Subsidiaries, (iii) each trademark registration, service mark registration, and copyright registration owned by the Company or any of its Subsidiaries, (iv) each application for trademark registration, service mark registration, and copyright registration made by or on behalf of the Company or any of its Subsidiaries, (v) each domain name registered by or on behalf of the Company or any of its Subsidiaries.  All such Intellectual Property is subsisting, and to the Knowledge of the Company, valid and enforceable.

(b)           Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, the Company and its Subsidiaries own all right, title and interest in and to, or have valid and continuing rights to use all material Intellectual Property, used in the conduct of the business and operations of the Company and its Subsidiaries as presently conducted and as currently proposed to be conducted, free and clear of all Liens or obligations to others.

(c)           Section 3.13(c) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all Company Computer Software and (ii) all computer software that is used by the Company or any Subsidiary in the business of the Company and the Subsidiaries that is not exclusively owned by the Company or any Subsidiary (other than Software licensed pursuant to “off-the-shelf,” “click-wrap,” or “shrink-wrap” or other commercially available software licenses with royalties or license fees not exceeding $25,000 annually). The Company or one of its Subsidiaries owns and possesses all right, title and interest in and to the Company Computer Software, free and clear of any Liens other than Permitted Liens.  No open source or public library software, including, but not limited to, any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any software owned by the Company or any of its Subsidiaries that is incorporated into or utilized by any products of the Company or any of its Subsidiaries where, as a result of the use of such open source or public library software, the Company or any of its Subsidiaries is obligated to make available to third parties the source code for the proprietary software owned by the Company or any of its Subsidiaries that is incorporated into such products.

(d)           To the Knowledge of the Company, the conduct of the business of the Company as currently conducted does not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any Person.  Except as set forth on Section 3.13(d) of the Company Disclosure Schedules, there is no action, suit, proceeding, hearing, investigation, notice or complaint pending or, to the Knowledge of the Company, threatened, by any third party before any court or tribunal relating to any of Company’s or any of its Subsidiaries’ Intellectual

Property, nor has any claim or demand been made by any Person that (i) challenges the validity, enforceability, use or exclusive ownership of any Intellectual Property owned by the Company or any of its Subsidiaries or (ii) alleges any infringement, misappropriation, violation, or unfair competition or trade practices by the Company or any of its Subsidiaries of any Intellectual Property of any Person, nor, to the Knowledge of the Company, is there any basis for any such claim or demand.  Neither the Company nor any of its Subsidiaries has brought any action, suit or proceeding or asserted any claim (other than claims that have been resolved to the Company’s satisfaction) against any Person for infringing or misappropriating any Intellectual Property owned by the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, is there any basis for any such action, suit or proceeding.  The representations and warranties of the Company set forth in this Section 3.13(d) are the only representations and warranties of the Company with respect to the matters set forth in this Section 3.13(d).

(e)           All past and present employees of the Company and its Subsidiaries, and consultants and independent contractors who have contributed in any material respect to the development of Intellectual Property for the Company or its Subsidiaries have executed written agreements pursuant to which such individuals have assigned to the Company or its Subsidiaries all their rights in and to all Intellectual Property they may develop within the scope of their employment or engagement with the Company or its Subsidiaries.  The Company and its Subsidiaries have taken adequate measures, consistent with good practices in the industry in which the Company and its Subsidiaries operate, to protect the confidentiality of all trade secrets owned by the Company or its Subsidiaries that are material to the conduct of the business and operations of the Company and its Subsidiaries as presently conducted and as currently proposed to be conducted.  All past and present employees, consultants and independent contractors with access to the Company’s or its Subsidiaries’ confidential information are parties to written agreements under which each such individual is obligated to maintain the confidentiality of confidential information of the Company and its Subsidiaries. To the Knowledge of the Company, none of such individuals are in violation of the agreements described in this Section 3.13(e).

(f)            The information technology systems of the Company, including the relevant software and hardware, are reasonably secure against intrusion and, except as set forth in Section 3.13(f) of the Company Disclosure Schedule, have not suffered any material failure or security breach within the past two (2) years.  The Company is in compliance in all material respects with any posted privacy policies and any applicable Laws relating to personally identifiable information.

Section 3.14         Litigation.  Except as set forth in Section 3.14 of the Company Disclosure Schedule, (a) there is no material Legal Proceeding pending nor, to the Knowledge of the Company, threatened against the Company, its Subsidiaries or Company CLO Issuers before any Governmental Authority, (b) none of the Company, its Subsidiaries or Company CLO Issuers is a party to or is subject to any Order or other arrangement with any Governmental Authority and none of the Company, its Subsidiaries or Company CLO Issuers has been notified by any Governmental Authority to the effect that such Governmental Authority is contemplating issuing or requesting any such Order or other arrangement, and (c) none of the Company, its Subsidiaries or Company CLO Issuers is in default under, or has failed to comply with, any material Order applicable to it.

Section 3.15         Taxes.

(a)           Each of the Company and its Subsidiaries has timely filed or caused to be timely filed all material Tax Returns required to be filed by it with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed.  All such Tax Returns are true, correct and complete in all material respects.  Each of the Company and its Subsidiaries has fully and timely paid all material Taxes due and payable by it and has made adequate provision in accordance with GAAP for any material Taxes not yet due and payable by it.

(b)           Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, no Tax Liens other than Permitted Liens are in effect or have been filed and are still outstanding and no claims or adjustments are being asserted or threatened in writing with respect to the Company or any of its Subsidiaries in respect of any Tax.  All deficiencies asserted or assessments made by any taxing authority with respect to the Company or any of its Subsidiaries have been fully paid.

(c)           Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has received written notice of any outstanding Tax audit or inquiry which the Company has not Delivered to Parent.

(d)           There are no outstanding extensions, waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of any of the Company or its Subsidiaries (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(e)           None of the Company or any of its Subsidiaries has engaged in any “reportable transactions” described in Treasury Regulation Section 1.6011-4(b)(2), (3), (4) or (6).

(f)            Neither the Company nor any of its Subsidiaries is a party to or bound by any outstanding agreement or understanding providing for the allocation or sharing of Taxes, other than customary commercial agreements not primarily related to Taxes.

(g)           Neither the Company nor any of its Subsidiaries has any Liability for Taxes of any other Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(h)           None of the Company, any of its Subsidiaries or any of their Affiliates or predecessors by merger or consolidation has within the past two (2) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

(i)            The Company and each of its Subsidiaries has timely withheld and paid to the appropriate taxing authority all material amounts required to be so withheld and paid under all applicable Laws.  No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.  The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code. There is no taxable income of the Company or any of its Subsidiaries that was received or accrued prior to the Closing that will be required under applicable Tax Law to be reported for a taxable period beginning after the Closing Date that is attributable to a transaction (such as an installment sale) that occurred prior to the Closing.

(j)            Except as set forth in Section 3.15(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of Law, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the Company or any of its Subsidiaries, (ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any Subsidiary, (iii) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter, (iv) is subject to a private letter ruling of the IRS or comparable rulings of any other taxing authority, or (v) has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to Tax in a jurisdiction outside the country of its organization.

(k)           As of December 31, 2010, the Company will have cumulative net operating loss carryforwards of at least $19,400,000 for United States federal income tax purposes.  The Company makes no representation or warranty with respect to net operating loss carryforwards other than the representation contained in this Section 3.15(k) and the representation contained in Section 3.15(l).

(l)            Neither the Company nor any of its Subsidiaries has ever experienced an ownership change pursuant to Section 382 of the Code, determined without regard to the Integrated Merger.

(m)          No amounts of compensation (including from incentive and other fees, including any fees relating to any Company CLO Issuer or Company CLO Management Agreement) of the Company or any of its Subsidiaries are subject to the increase in Tax imposed under Section 457A(c)(1)(B) of the Code.

(n)           To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has taken, or agreed to take, any action that would prevent the Integrated Merger, considered as a single integrated transaction for federal income tax purposes, from constituting a transaction qualifying under Section 368(a) of the Code.  To the Company’s Knowledge, there is no agreement, plan or other circumstance that would prevent the Integrated Merger, considered as a single integrated transaction for federal income tax purposes, from qualifying under Section 368(a) of the Code.

Section 3.16         Employee Benefit Plans.

(a)           Section 3.16(a) of the Company Disclosure Schedule identifies each Company Benefit Plan.  The Company has Delivered to Parent true and complete copies of each Company Benefit Plan and all amendments thereto (and for any Company Benefit Plan that is not in writing, a written description of the material terms thereof), and, with respect to each Company Benefit Plan, in each case to the extent applicable, (i) the most recent summary plan descriptions (and all summaries of material modifications thereto) with respect to each of the Company Benefit Plans subject to ERISA and similar descriptions of all other Company Benefit Plans, (ii) the trust agreement, insurance contract or other documentation of any funding arrangement related to each Company Benefit Plan, (iii) any material communications to and from any Governmental Authority or to or from any participant of a Company Benefit Plan (or a written description of any material oral communications), (iv) the most recent Form 5500 and related schedules for each Company Benefit Plan subject to ERISA’s reporting requirements, the two most recent actuarial reports and audited financial statements, and (v) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”) with respect to the qualified status of each of the Company Benefit Plans that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code. Each Company Benefit Plan has been established, maintained, operated and administered in all material respects in accordance with its terms and is in compliance in all material respects with applicable Law, including ERISA and the Code.  Each Company Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to such Company Benefit Plan, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter. Nothing has occurred since the most recent determination or opinion letter relating to any such Company Benefit Plan that would reasonably be expected to cause the loss of such qualification, or the imposition of any liability, penalty or Tax under ERISA or the Code.  With respect to each Company Benefit Plan, there are (A) no pending or, to the Knowledge of the Company, threatened material legal actions, suits, Liens, complaints or claims relating to any Company Benefit Plan and (B) no material actions, suits, proceedings, hearings or investigations with respect to the administration of the investment of the assets of any of the Company Benefit Plans (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened.  None of the Company, any of its Subsidiaries, or any “party in interest” or “disqualified person” with respect to the Company Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no fiduciary has incurred any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.  No Company Benefit Plan is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code and neither the Company, any of its Subsidiaries, nor any member of their Controlled Groups (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) have at any time in the six (6) years immediately prior to the Closing Date sponsored or contributed to, or had any Liability or obligation with respect to, any plan subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code.  None of the Company or any of its Subsidiaries have any present or future Liability to provide death, medical, life or other health and welfare benefits with respect to any of their employees or other service providers (or their spouses, beneficiaries, or dependents) subsequent to the retirement or other termination of service of any such employee or service provider, other than continuation coverage as described under Part 6 of Title I of ERISA or similar state Law and at the sole expense of such individual.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with any other event), will: (1) result in the payment of, or any material increase in, any compensation or benefits, including severance, unemployment compensation, golden parachute or otherwise, becoming due to any current or former director, officer, partner, member, consultant or employee of the Company or any of its Subsidiaries under any of the Company Benefit Plans or otherwise; (2) increase any benefits otherwise payable or result in any new obligation under any of the Company Benefit Plans; (3) result in the acceleration of the time of payment, funding or vesting of any benefit under any of the Company Benefit Plans (whether through a grantor trust or otherwise); (4) result in any limitation or restriction on the right of the Company or any of its Subsidiaries to amend or terminate any Company Benefit Plan; or (5) result in any payments that (x) would not be deductible under Section 280G of the Code or (y) would result in the imposition of any excise tax on any officer, employee or consultant of the Company or any of its Subsidiaries under Section 4999 of the Code or any other comparable Law.  None of the Company Benefit Plans provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.  All material contributions and other payments required to be made by the Company or any of its Subsidiaries to any of the Company Benefit Plans with respect to any period ending at the Closing Date have been made or reserves adequate for such contributions or other payments have been set aside therefor and have been reflected in the Company Financial Statements in accordance with GAAP. There are no material outstanding Liabilities of any of the Company Benefit Plans other than Liabilities for benefits to be paid to participants and their beneficiaries in accordance with the terms of such Company Benefit Plan.  No Company Benefit Plan is maintained outside of the United States of America or covers any director, employee or consultant working outside of the United States of America.

(b)           Each Company Benefit Plan that is or that forms a part of a “non-qualified deferred compensation plan” described in Section 409A of the Code (“Section 409A”) is and has been maintained and operated in all material respects in compliance with Section 409A and the applicable guidance issued thereunder.

Section 3.17         Employment Matters.  There are no employment or consulting Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound or otherwise has any present or future Liability other than as listed on Section 3.17 of the Company Disclosure Schedule, true and complete copies (and any amendments thereto) of which have been Delivered to Parent.  The Company and its Subsidiaries are not, and have not in the past five (5) years been, a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of its Subsidiaries.  There are no organizing activities involving any employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, with any labor organization or group of employees of the Company or any of its Subsidiaries and there have not been, nor are there currently, any representation or certification proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority relating to the employees of the Company or any of its Subsidiaries.  There have not been in the past five (5) years and there are not currently any pending, or, to the Knowledge of the Company, threatened, labor strikes, disputes, walkouts, work stoppages, slowdowns, demonstrations, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, union election, governmental investigation or lockout involving any employees of the Company or any of its Subsidiaries.  There are no material unfair labor practice charges or complaints, grievances, arbitrations or arbitration demands, lawsuits or administrative or other proceedings pending or, to the Knowledge of the Company, threatened, by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, or brought or filed with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of service of any individual by the Company or any of its Subsidiaries or any basis for any of the foregoing.  There are no material charges or complaints alleging sexual or other harassment or other discrimination by the Company, any of its Subsidiaries or any of their respective employees or agents pending or, to the Knowledge of the Company, threatened, in each case against the Company or any of its Subsidiaries.  The Company and its Subsidiaries are in compliance in all material respects with all Laws governing the employment of labor, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, labor relations, working conditions, employee scheduling, family and medical leave, employment and reemployment of members of the uniformed services, employment terminations, classification of Persons as independent contractors, workers’ compensation disability, employee benefits, severance payments, unemployment and the collection and payment of withholding and/or Taxes due under the United States Old-Age, Survivors, and Disability Insurance program, and similar Taxes.  The Company and its Subsidiaries have complied in all material respects with the federal Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local “mass layoff” or “plant closing” Law (collectively, “WARN”) and have not incurred any Liability or obligation which remains unsatisfied under WARN.

Section 3.18         Brokers.  No broker, finder, agent or similar intermediary is acting, or has acted, for, or on behalf of, the Company Stockholder, the Company, any of the Company’s Subsidiaries or any Company CLO Issuer in connection with this Agreement or the transactions contemplated hereby.  No broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Company Stockholder, the Company, any of the Company’s Subsidiaries or any Company CLO Issuer or any action taken by the Company Stockholder, the Company, any of the Company’s Subsidiaries or any Company CLO Issuer.

Section 3.19         Independent Investigation.  Each of the Company Stockholder and the Company hereby acknowledges and affirms that it has conducted and completed its own investigation, analysis and evaluation of Parent, its Subsidiaries and Parent CDO Issuers, that it has made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of Parent, its Subsidiaries and Parent CDO Issuers, as it has deemed necessary or appropriate, that it has had the opportunity to request all information it has deemed relevant to the foregoing from Parent, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on its own investigation, analysis and evaluation of Parent, its Subsidiaries and Parent CDO Issuers and is not relying in any way on any representations and warranties, including any implied warranties, made by Parent or on behalf of Parent by any other Person other than the representations and warranties made expressly by Parent in this Agreement.

Section 3.20         Other Investment Advisory Activities.

(a)           Section 3.20(a) of the Company Disclosure Schedule sets forth a true and complete list showing each Client of the Company and its Subsidiaries as of the date hereof, other than Company CLO Issuers.

(b)           The Company has Delivered to Parent prior to the date hereof copies of each Advisory Contract in effect, as of the date hereof, a true and complete list of which is set forth at Section 3.20(b) of the Company Disclosure Schedule, other than Company CLO Management Agreements listed in Section 3.11(a)(i) of the Company Disclosure Schedule.

(c)           Each Advisory Contract and any amendment, continuance or renewal thereof, in each case, in effect as of the date hereof, (i) has been duly authorized, executed and delivered by the Company or its applicable Subsidiary, (ii) is a valid and legally binding agreement, enforceable against the Company or its applicable Subsidiary and, each other party thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (iii) to the extent any Company Investment Management Entity registered under the Investment Advisers Act is a party to such Advisory Contract, complies with the Investment Advisers Act, in each case, other than the Company CLO Management Agreements in Section 3.11(a)(i) of the Company Disclosure Schedule.

(d)           To the Knowledge of the Company, no material controversy or disagreement exists between the Company or any of its Subsidiaries and any Client that has had or would have, individually or in the aggregate, a Company Material Adverse Effect.  None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party, is in material default (with or without notice or lapse of time or both) under any Advisory Contract.

Section 3.21         Affiliate Transactions.  Except as set forth in Section 3.21 of the Company Disclosure Schedule, since January 1, 2009, none of the Company, any of its Subsidiaries or any Company CLO Issuers has engaged in any transactions and is not party to any agreements, arrangements or understandings with Affiliates that would be required to be disclosed under Item 404 of Regulation S-K if the Company were subject thereto.

Section 3.22         Legends.  The Company Stockholder understands that until such time as the resale of the Company Common Stock has been registered under the Securities Act as contemplated by the Stockholders Agreement, the stock certificates representing the Company Common Stock, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer Order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (i) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN

OPINION OF COUNSEL, REASONABLY SATISFACTORY TO DEERFIELD CAPITAL CORP., THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (ii) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Company Common Stock upon which it is stamped, if, unless otherwise required by state securities laws, (i) the Company Common Stock is registered for resale under the Securities Act, (ii) the Company Stockholder provides the Company with reasonable assurance that the Company Common Stock can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”), or (iii) in connection with a sale, assignment or other transfer, the Company Stockholder provides the Company with an opinion of counsel, in a form reasonably satisfactory to the Company, to the effect that the legend is no longer necessary to protect the Company against a violation by it of the Securities Act upon any sale, assignment or transfer of the Company Common Stock made without registration under the applicable requirements of the Securities Act.

Section 3.23         Acquisition of CypressTree.  Prior to the date hereof, the Company has consummated the CypressTree Acquisition pursuant to the Company Acquisition Agreements.  The Company has Delivered to Parent true and correct copies of the Company Acquisition Agreements.  Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to the Company Acquisition Documents is in material breach or violation of, or default under, any Company Acquisition Agreements. To the Knowledge of the Company, all of the representations and warranties set forth in the Company Acquisition Agreements are true and correct in all material respects.  The representations and warranties set forth in this Section 3.23 shall be the sole representations and warranties relating to CypressTree (including any CypressTree CLO Issuers).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERSUBS

Except as set forth in the corresponding sections of the disclosure schedule (the “Parent Disclosure Schedule”) which is being delivered by Parent to the Company concurrently herewith and except as disclosed in, and reasonably apparent from, Parent SEC Documents publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (other than disclosures in any schedules thereto or in any documents incorporated by reference therein and other than any forward looking disclosures set forth in any risk factor section, any disclosures in any Section relating to forward looking statements and any other disclosures included therein to the extent they are primarily predictive or forward-looking in nature), Parent and MergerSubs represent and warrant to the Company as of the date hereof and as of the Closing, as follows:

Section 4.1            Organization.

(a)           Parent is duly incorporated, validly existing and in good standing under the Laws of Maryland, with all requisite corporate power and authority required to conduct its business as presently conducted.  First MergerSub is duly incorporated, validly existing and in good standing under the Laws of Delaware, with all requisite corporate power and authority required to conduct its business as presently conducted.  Second MergerSub is duly formed, validly existing and in good standing under the Laws of Delaware, with all requisite limited liability company power and authority required to conduct its business as presently conducted. Parent has heretofore Delivered to the Company true and complete copies of the Constituent Documents of Parent and its Subsidiaries and each such Constituent Document is in full force and effect and no amendments thereto are pending.

(b)           Parent and its Subsidiaries are duly qualified or licensed to transact business and are in good standing in all jurisdictions where the ownership or operation of their respective assets and properties or the conduct of their respective businesses requires such qualification, except where the failure to be so licensed or in good standing would not have a Parent Material Adverse Effect.

Section 4.2            Authorization; Enforceability.  Each of Parent and each MergerSub has all requisite corporate power or limited liability company power, as applicable, and authority to execute and deliver this Agreement and each applicable Ancillary Document that it is a party to and to perform its obligations hereunder and thereunder.  The execution and delivery by each of Parent and each MergerSub of this Agreement and each applicable Ancillary Document that it is a party to and the performance by each of Parent and each MergerSub of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action or limited liability company action, as applicable, of Parent and each MergerSub, subject only to obtaining (a) Stockholder Approval at a duly held meeting of such stockholders (the “Stockholders Meeting”) or any adjournment or postponement thereof, (b) Parent’s approval by written consent of the First Step Merger as the sole stockholder of First MergerSub and (b) Parent’s approval by written consent of the Second Step Merger as the sole member of Second MergerSub.  The Parent Board has determined (based on the recommendation of the Special Committee) that the Submitted Proposals are in the best interests of Parent and its stockholders, has resolved to recommend that holders of Parent Common Stock vote in favor of the Submitted Proposals, and has directed that the Submitted Proposals be submitted to Parent’s stockholders for approval at the Stockholders Meeting (the “Parent Recommendation”).  No action is required by the Parent Board, the stockholders of Parent or any other Person to make any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under the General Corporation Law of the State of Maryland, as amended, inapplicable to the transactions contemplated hereby.  The Stockholder Approval at the Stockholders Meeting or any postponement or adjournment thereof is the only vote of holders of any class of capital stock of Parent that necessary to approve the Submitted Proposals, including for purposes of NASDAQ Marketplace Rule 5635(a).  No other corporate action on the part of Parent, First MergerSub or their respective stockholders is necessary to authorize the execution, delivery and performance by each of Parent and First MergerSub of this Agreement and each applicable Ancillary Document that it is a party to and the consummation by it of the transactions contemplated hereunder and thereunder.  No other limited liability company action on the part of Second MergerSub or any member of Second MergerSub is necessary to authorize the execution, delivery and performance by Second MergerSub of this Agreement and each applicable Ancillary Document that it is a party to and the consummation by Second MergerSub of the transactions contemplated hereunder and thereunder.  This Agreement has been, and each applicable Ancillary Document that Parent or any MergerSub will be a party to will be, duly executed and delivered by each of Parent and such MergerSub and, assuming that this Agreement and each applicable Ancillary Document that Parent or any MergerSub will be a party to has been duly authorized, executed and delivered by each of the other parties hereto and thereto, constitutes or, when executed and delivered by Parent and such MergerSub, will constitute the legal, valid and binding obligation of each of Parent and such MergerSub, enforceable against Parent and such MergerSub in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity, including principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

Section 4.3            Subsidiaries; Investments.

(a)           Section 4.3(a) of the Parent Disclosure Schedule sets forth the name and jurisdiction of organization of each Subsidiary of Parent.  Each of Parent’s Subsidiaries is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the laws of its jurisdiction of organization.  Each of Parent’s Subsidiaries has all requisite corporate or other similar organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so licensed or in good standing would not have a Parent Material Adverse Effect.

(b)           Other than any interests in Parent’s Subsidiaries and, except as set forth in Section 4.3(b) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries owns any Equity Interests in any Person.  All Equity Interests in each Subsidiary of Parent are owned by Parent or another Subsidiary of Parent free and clear of any Liens (other than restrictions under applicable federal and state securities Laws), other than Permitted Liens.

(c)           Each MergerSub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  As of the date hereof and immediately prior to the Effective Time, except for (i) obligations or liabilities incurred in connection with its organization and (ii) this Agreement, the Ancillary Documents and the Transactions, no MergerSub has incurred, directly or indirectly, through any of its Subsidiaries or Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.  No MergerSub has any Subsidiaries, and no MergerSub owns or has the right to acquire any security or interest in any other Person.

Section 4.4            Capitalization.

(a)           Parent is authorized to issue 500,000,000 shares of Parent Common Stock and 100,000,000 shares of preferred stock of Parent, par value $0.001 per share (the “Preferred Stock”).  As of the date of this Agreement, (i) 11,000,812 shares of Parent Common Stock are issued and outstanding, (ii) no shares of Preferred Stock are issued and outstanding, (iii) Parent has reserved 397,052 shares of Parent Common Stock for issuance pursuant to the grant of outstanding restricted stock units and 250,000 shares of Parent Common Stock for issuance pursuant to exercise of outstanding warrants to purchase Parent Common Stock and (iv) no other shares of Parent Common Stock, other voting securities of Parent or shares of Preferred Stock have been issued, reserved or authorized for issuance or outstanding.  All issued and outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and not subject to preemptive rights.  Except as set forth in Section 4.4 of the Parent Disclosure Schedule, there are no other outstanding calls, rights, commitments, agreements, arrangements or undertakings of any kind, obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold Equity Interests in Parent, or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Equity Interests of Parent. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any of its Equity Interests or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person.  There are no voting trusts or similar agreements to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock of Parent or any Subsidiary of Parent.

(b)           Parent owns (i) one hundred percent (100%) of the Equity Interest of First MergerSub, which consist exclusively of one hundred (100) shares of common stock, par value $.001 per share, and (ii) one hundred percent (100%) of the Equity Interests of Second MergerSub which consist exclusively of one dollar ($1.00) of capital.  Parent owns beneficially and of record, and has good, valid and marketable title to, the Equity Interests of each MergerSub, free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such Equity Interests), other than restrictions under applicable federal and state securities Laws.  No other Equity Interests in any MergerSub are authorized, issued or outstanding. There are no outstanding options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind, obligating Parent or any MergerSub to issue, deliver or sell, or cause to be issued, delivered or sold Equity Interests in any MergerSub or obligating Parent or any MergerSub to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding or authorized appreciation, phantom, profit participation or similar rights with respect to the Equity Interests of any MergerSub. There are no outstanding contractual obligations of Parent or any MergerSub to repurchase, redeem or otherwise acquire any of the Equity Interests of any MergerSub or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 4.5            Compliance with Laws.

(a)           Except as set forth in Section 4.5(a) of the Parent Disclosure Schedule and as may relate to (i) Consents required for the “assignment” (or deemed assignment) by Parent of each Parent CDO Management Agreement under applicable Law and the Parent CDO Management Agreements and (ii) the registration of Parent Investment Management Entities under the Investment Advisers Act, which are covered by Section 4.10(b) and Section 4.10(c), Parent and its Subsidiaries are not in material violation of, and have not violated in any material respect, any applicable Law affecting or related to Parent, any of its Subsidiaries or any Parent CDO Issuer and any of their businesses, operations, assets or employees.  To the Knowledge of

Parent, except as set forth in Section 4.5(a) of the Parent Disclosure Schedule, no investigation or review by any Governmental Authority with respect to Parent, any of its Subsidiaries or any Parent CDO Issuer is pending or threatened and no Governmental Authority has indicated an intention to conduct the same.

(b)           None of Parent, any of its Subsidiaries, any Parent CDO Issuer, or any of their managers, directors or officers acting for or on their behalf, or, to the Knowledge of Parent, any employee or agent of Parent, any of its Subsidiaries or any Parent CDO Issuer or any Person acting for or on their behalf, has, directly or indirectly, (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity, (ii) made any payment or offered, promised or authorized the payment of anything of value, regardless of form, whether in money, property or services, to or for the benefit of any United States or non-United States government official or employee, any official or employee of a public international organization, or any political party or candidate for political office for the purpose of influencing any act or decision of such individual or of any Governmental Authority or public international organization, or securing any improper advantage, in order to obtain or retain business or direct business to any Person in violation of applicable Law, (iii) made any other unlawful payment, regardless of form, whether in money, property or services, including any payment which constitutes criminal bribery under applicable Law or (iv) violated any applicable export control, money laundering or anti-terrorism law or regulation, the FCPA,  or any other applicable anti-bribery law or regulation, of any applicable jurisdiction, or any applicable Law of similar effect.

Section 4.6            Non-Contravention; Consents and Approvals.  The execution and delivery of this Agreement by each of Parent and each MergerSub and the Ancillary Documents to which each is a party, the consummation by Parent and each MergerSub of the Transactions, and the performance by Parent and MergerSubs of their respective obligations hereunder and thereunder, except as set forth in Section 4.6 of the Parent Disclosure Schedule and except for such Consents required for the “assignment” (or deemed assignment) by Parent of each Parent CDO Management Agreement under applicable Law, including the Investment Advisers Act, and the Parent CDO Management Agreements: (i) do not violate any provision of the Parent CDO Issuer Operative Documents or the Constituent Documents of Parent or any of its Subsidiaries; and (ii)(A) do not conflict with or violate in any material respect any applicable Law of any Governmental Authority having jurisdiction over Parent or any of its Subsidiaries or any part of the properties or assets of Parent or its Subsidiaries, (B) do not require the Consent of any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Parent CDO Management Agreement or Parent CDO Issuer Operative Document in each case, except as would not have a Parent Material Adverse Effect, (C) do not require the Consent of any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract other than a Parent CDO Management Agreement or Parent CDO Issuer Operative Document to which, Parent or any of Parent’s Subsidiaries is a party or by which any of their respective properties or assets is bound, in each case, except as would not have a Parent

Material Adverse Effect, (D) do not result in the creation or imposition of any material Lien on any part of the properties or assets of Parent or any of Parent’s Subsidiaries, (E) do not violate any Order binding on Parent or any of its Subsidiaries or any part of its or their properties or assets, and (F) except for the Stockholder Approval and the filing with the SEC of a Proxy Statement in definitive form relating to the Stockholders Meeting (the “Proxy Statement”) and any other document to be filed with the SEC in connection with this Agreement and the Ancillary Documents (the “Other Filings”), do not otherwise require any material Governmental Approvals or any material Third Party Consents, in each case, other than the Parent Consents.

Section 4.7            SEC Reports and Financial Statements.

(a)           Except as set forth in Section 4.7(a) of the Parent Disclosure Schedule, since December 31, 2009, Parent has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the Exchange Act, (such documents as amended, as have been supplemented, modified or amended since the time of filing so long as such supplement, modification or amendment has occurred prior to the date of this Agreement, collectively, the “Parent SEC Documents”).  As of their respective filing dates (and if so amended or superseded, then on the date of such subsequent filing) Parent SEC Documents (i) did not (or with respect to Parent SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.  None of Parent’s Subsidiaries is currently required to make any filings with the SEC other than DCM in its capacity as a registered investment advisor.  All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its Subsidiaries included in Parent SEC Documents (collectively, the “Parent Financial Statements”) (A) have been or will be, as the case may be, prepared from the Books and Records of Parent and its Subsidiaries, (B) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and its Subsidiaries as of the dates and for the periods referred to therein.

(b)           Without limiting the generality of Section 4.7(a), except as set forth in Section 4.7(b) of the Parent Disclosure Schedule, (i) Deloitte & Touche LLP has not resigned or been dismissed as independent public accountant of Parent as a result of or in connection with any disagreement with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of Parent has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by Parent with the SEC since December 31, 2009 and (iii) no enforcement action has been initiated or, to the Knowledge of Parent, threatened against Parent by the SEC relating to disclosures contained in any Parent SEC Document.

(c)           Except as set forth in Section 4.7(c) of the Parent Disclosure Schedule, Parent has not received any complaint, allegation, assertion or claim in writing regarding a material aspect of the accounting practices, procedures, methodologies or methods of Parent’s internal accounting controls, including any such complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or audit practices.  Parent has Delivered to the Company any management letters, or other formal communications, including with respect to proposed adjustments, from any of Parent’s auditors to Parent, any officer of Parent or the Board of Directors, in any case regarding (i) any significant deficiencies and material weaknesses in the design or operation of disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) or of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which have adversely affected or are reasonably likely to adversely affect the ability of Parent to record, process, summarize and report financial date, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, or (iii) any other deficiencies in the accounting system of Parent.  All Books and Records and accounts of Parent and its Subsidiaries are accurate and complete in all material respects and are maintained in all material respects in accordance with all applicable Laws.

Section 4.8            Absence of Certain Changes and Events.  Except as set forth in Section 4.8 of the Parent Disclosure Schedule, since the Reference Date: (a) Parent has conducted, and has caused its Subsidiaries to conduct, their respective businesses only in the ordinary course and consistently with past practice; (b) Parent and its Subsidiaries have not suffered any event, change, occurrence, facts or circumstance that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or would have a Parent Material Adverse Effect; and (c) there has not been any action, omission or event that would be prohibited by or would have required consent of the Company pursuant to Section 5.2 (excluding Section 5.2(b)(xi)) had such action, omission or event been taken, occurred or arisen after the date of this Agreement.

Section 4.9            No Undisclosed Liabilities.  Except for (i) those Liabilities that are reflected on or reserved against Parent’s balance sheet as of September 30, 2010 (as included in Parent’s quarterly report on Form 10-Q for the quarter ended September 30, 2010), and (ii) those Liabilities incurred in the ordinary course of business consistent with past practice since the Reference Date, and that are not in each case, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries do not have any Liabilities of any kind or nature whatsoever, whether known or unknown, accrued, contingent, absolute, determined, or determinable, or whether otherwise due or to become due, and, to the Knowledge of Parent, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability.  Except as set forth in Section 4.9 of the Parent Disclosure Schedule, the Parent SEC Documents and the Parent Financial Statements, neither Parent nor any of its Subsidiaries is liable for any Indebtedness for borrowed money.

Section 4.10         Regulatory Compliance.

(a)           None of Parent, any of its Subsidiaries or, to the Knowledge of Parent, any other Person currently “associated” (as defined under the Investment Advisers Act) with Parent or any of its Subsidiaries, (i) has been convicted of any crime, has engaged in any conduct or is otherwise subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or be required to be disclosed under Item 9 of Part 2 of Form ADV, (ii) except for the investigation described in Section 4.10(a) of the Parent Disclosure Schedule, has been involved in any Legal Proceeding or is or was subject to any Order that is required to be disclosed on a Form ADV or (iii) has been subject to disqualification to serve as a broker-dealer under Section 3(a)(39) or Section 15 of the Exchange Act. As of the date hereof, there is no material Legal Proceeding pending or, to the Knowledge of Parent, threatened that would reasonably be expected to become the basis for any such disqualification, denial, suspension or revocation.  Parent has Delivered to the Company a copy of any exemptive order issued by the SEC or its staff prior to the date of this Agreement in respect of any such disqualification.  None of Parent or any of its Subsidiaries has been subject to disqualification as an investment adviser or subject to disqualification to serve in any other capacity contemplated by the Investment Company Act for any investment company under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person, as applicable, has received exemptive relief from the SEC with respect to any such disqualification.  Parent has Delivered to the Company a copy of any exemptive order or other relief issued by the SEC in respect of any such disqualification in effect prior to the date hereof.  There is no material Legal Proceeding pending or, to the Knowledge of Parent, threatened that would reasonably be expected to become the basis for any such disqualification.  To the Knowledge of Parent, none of Parent, any of its Subsidiaries or any associated person thereof is subject to any disqualification under any applicable Law precluding the operation of their business as currently conducted, or that would be expected to have a Parent Material Adverse Effect.

(b)           Except as set forth in Section 4.10(b) of the Parent Disclosure Schedule, each of Parent and its Subsidiaries that may be required to be registered as an investment adviser under the Investment Advisers Act is registered as such and has made notice filings for each state listed in Section 4.10(b) of the Parent Disclosure Schedule, which jurisdictions are the only jurisdictions wherein such Person is required to make any such filing.  Other than with respect to filing a Form ADV with the SEC and providing or offering to provide a Form ADV Part II to its Clients, Columbus Nova Credit Investments Management, LLC (“CNCIM”) complies in all material respects with the substantive provisions of the Investment Advisers Act.

(c)           Except as set forth in Section 4.10(c) of the Parent Disclosure Schedule, Parent and each Subsidiary of Parent that is registered as an investment adviser under the Investment Advisers Act has filed a Form ADV Part 1 with the SEC in accordance with the Investment Advisers Act, which Form at the time of filing was (and with respect to Form ADV Part II, was as of its date), and as amended and supplemented as of the date hereof is, in effect pursuant to and in material compliance with the requirements of the Investment Advisers Act. Parent has heretofore Delivered to the Company true and correct copies of the Forms ADV, as amended or supplemented as of the date hereof. Except as set forth in Section 4.10(c) of the Parent Disclosure Schedule, each of Parent and any Subsidiary of Parent that provides

Investment Management Services (a “Parent Investment Management Entity”) and each of their investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Investment Advisers Act) has, and until the time of the Closing will have, all Governmental Approvals required in order for them to lawfully conduct the Investment Management Services of Parent and its Subsidiaries in the manner presently conducted, and all such Governmental Approvals are in full force and effect and are being complied with in all respects, in each case except to the extent the failure to have such Governmental Approvals or the failure to comply with any such Governmental Approval has not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect.  DCM is not subject to any material limitation relating to the investment adviser activities of DCM imposed in connection with one or more of the Governmental Approvals. Except as set forth in Section 4.10(c) of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries or, in connection with their service to Parent and its Subsidiaries, any of their respective directors, officers or employees is registered or required to be registered as a broker or dealer, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a transfer agent, a registered representative or associated person of an investment adviser, a counseling officer, an insurance agent or a sales person with the SEC, the CFTC, the NFA, the FINRA, the securities commission of any state or any other self-regulatory body and each such Person set forth on Section 4.10(c) of the Parent Disclosure Schedule is duly registered as required by Law.  None of Parent, any of its Subsidiaries or, in connection with their service to Parent and its Subsidiaries, any of their respective directors, officers or employees, during the preceding ten (10) years, has been convicted of any crime, or is or has been the subject of a denial, suspension or revocation of registration with the CFTC or the NFA as a “commodity pool operator” or “commodity trading advisor” (as such term is defined in the Commodity Exchange Act).

(d)           None of Parent, any Subsidiary, or any Parent CDO Issuer is an investment company under the Investment Company Act, and no other Person to whom Parent or any Subsidiary renders Investment Management Services is an investment company under the Investment Company Act.

(e)           Each Parent Investment Management Entity required to do so has adopted a written compliance program regarding such Parent Investment Management Entity’s satisfaction of the requirements of Rule 206(4)-7 under the Investment Advisers Act.  To the Knowledge of Parent, there have been no material violations or allegations of material violations of such compliance program.

(f)            No exemptive Orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, and no requests are pending therefor, by or with respect to Parent, any of its Subsidiaries or any Parent CDO Issuer or any employee of any such Person in connection with the business of Parent, any of its Subsidiaries or any Parent CDO Issuer.

Section 4.11         Parent CDO Issuers.

(a)           Except as set forth in Section 4.11(a) of the Parent Disclosure Schedule, Parent and its Subsidiaries do not have any Clients other than Parent CDO Issuers. Neither Parent nor any of its Subsidiaries is a party to any Advisory Contracts or Strategic Financing Agreements other than Parent CDO Management Agreements.  To the Knowledge of Parent, the

most recent trustee report under each Parent CDO Issuer Operative Document accurately reflects each asset that qualifies as a “Defaulted Obligation” or a “Defaulted Security” (each as defined in the applicable Parent CDO Issuer Operative Document) as of the date of such report.  To the Knowledge of Parent, (i) there are no errors (which have not been corrected and notified to the recipients of such reports) in any trustee reports transmitted to investors that have resulted in or would result in distributions to investors other than in compliance with the applicable Parent CDO Issuer Operative Documents and (ii) since the date of the most recent trustee report under each Parent CDO Issuer Operative Document, there have been no events or circumstances (in each case whether now cured or uncured) that would reasonably be likely to materially adversely affect compliance with or satisfaction of any collateral quality or coverage tests, including but not limited to overcollateralization tests, under such Parent CDO Issuer Operative Document.

(b)           Except for any Consents required under the Investment Advisers Act or required under the Contracts set forth on Section 4.11(b) of the Parent Disclosure Schedule, there are no Consents required for the “assignment” (or deemed assignment) under applicable Law and Parent CDO Management Agreements, by Parent of any Parent CDO Management Agreement in connection with the Transactions.

(c)           Except as set forth in Section 4.11(c) of the Parent Disclosure Schedule and expressly described thereon, as of the date hereof, there are no Contracts pursuant to which the Parent or any of its Subsidiaries has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce any or all fees or charges payable by or with respect to any Parent CDO Issuers.  Except as set forth in Section 4.11(c) of the Parent Disclosure Schedule, (i) no Parent CDO Issuer, applicable CLO Investor, applicable CLO Trustee, applicable CLO Administrator or any other Person has notified Parent or any of its Subsidiaries that the Parent CDO Issuer or any other Person (including after giving effect to the Closing) has (or, with the giving of notice or the passage of time, or both, will have) the right to terminate the Parent or any of its Subsidiaries or reduce or defer the fees payable to Parent or any of its Subsidiaries under any Parent CDO Management Agreement or any other Parent CDO Issuer Operative Document and (ii) no Parent CDO Issuer, applicable CLO Investor, applicable CLO Trustee, applicable CLO Administrator or any other Person has notified Parent or any of its Subsidiaries that it may cause, either individually or collectively with others, a redemption of any securities issued by such Parent CDO Issuer or termination of any Parent CDO Management Agreement.

(d)           No Parent CDO Issuer is: (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA; (ii) a Person acting on behalf of such a plan; or (iii) an entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations.

(e)           Section 4.11(e) of the Parent Disclosure Schedule sets forth a true, correct and complete list of Parent CDO Issuer Documents relating to Parent CDO Issuers.  Parent has Delivered to the Company true and correct copies of all Parent CDO Issuer Documents relating to Parent CDO Issuers, and the offering circulars or memoranda included in such Parent CDO Issuer Documents relating to Parent CDO Issuers did not at the time such Parent CDO Issuer issued any securities related to such Parent CDO Issuer Documents contain any untrue statement of a material fact concerning Parent or any of its Subsidiaries or omit to state a material fact concerning Parent or any of its Subsidiaries necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. Each Parent CDO Issuer Document to which Parent or any of its Subsidiaries is a party is in full force and effect and binding upon Parent or such Subsidiary of Parent and, to the Knowledge of Parent, the other parties thereto, except as (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.  To the Knowledge of Parent, except as set forth in Section 4.11(e) of the Parent Disclosure Schedule, no Default (as defined in the applicable Parent CDO Issuer Operative Document) has occurred and is continuing under any Parent CDO Issuer Operative Document, and no Event of Default (as defined in the applicable Parent CDO Issuer Operative Document) has occurred and is continuing under any Parent CDO Issuer Operative Document.

(f)            Each Parent Consent obtained in accordance with Section 5.7 (including each of the Consents included in the determination of whether the condition contained in Section 6.2(g) has been satisfied) will, as of the Closing Date, have been duly obtained under all applicable Law and the requirements of the applicable Parent CDO Management Agreement.

(g)           Neither Parent nor any of its Subsidiaries has provided notice of its resignation under any Parent CDO Management Agreement.

(h)           Other than Parent CDO Management Agreements, Parent CDO Issuer Operative Documents and Strategic Financing Agreements, and except as set forth in Section 4.11(h) of the Parent Disclosure Schedule, there are no Contracts pursuant to which the Company receives fees or payments in connection with its services under any Parent CDO Issuer Operative Document. Neither Parent nor any of its Subsidiaries has entered into any Contract providing for the sharing of fees, delegation of any obligations or assignment or pledge of any rights under any Parent CDO Management Agreement.  Section 4.11(h) of the Parent Disclosure Schedule sets forth a true, correct and complete list of any securities of each Parent CDO Issuer owned by Parent or any of its Affiliates.

(i)            Except as set forth in Section 4.11(i) of the Parent Disclosure Schedule, no Parent CDO Issuer has filed or is required to file federal, state, local or foreign Tax Returns or pay any Taxes or is otherwise subject to taxation in any jurisdiction except for the filing of Tax Returns and payment of Taxes in the Cayman Islands.  Each Parent CDO Issuer (i) has materially complied with all required Tax information reporting requirements to which it is subject by timely filing such Tax information reporting returns and reports in a form that is accurate and complete in all material respects and (ii) has complied in all material respects with the operating guidelines set forth in the applicable Parent CDO Management Agreement or any Parent CDO Issuer Operative Document to avoid engaging, or deemed to be engaging, in a trade or business within the United States for United States federal income tax purposes or subject to United States federal, state or local income tax on a net income basis.

(j)            Except as set forth in Section 4.11(j) of the Parent Disclosure Schedule, no event or circumstance has occurred or exists which constitutes “cause” under any Parent CDO Management Agreement, or, with the passage of time or giving of notice, would constitute

“cause” under any Parent CDO Management Agreement and no Parent CDO Issuer, investor in any security issued by a Parent CDO Issuer, applicable CLO Trustee, applicable CLO Administrator or any other Person has stated that such event or circumstance has occurred or exists.

Section 4.12         Contracts.

(a)           Section 4.12(a) of the Parent Disclosure Schedule lists, and to the extent not filed as an exhibit to an SEC Document, Parent has Delivered to the Company, true, complete and correct copies of, the following Contracts (including all material amendments, modifications, extensions, renewals, guarantees, schedules, exhibits or ancillary agreements with respect thereto, or in the case of oral Contracts, written descriptions of the material terms thereof) to which Parent or any of its Subsidiaries is a party or is bound by as of the date hereof (collectively, with any Parent Benefit Plan, the “Parent Material Contracts”):

(i)            each Parent CDO Management Agreement;

(ii)           any Contract relating to (x) the engagement of any financial institution (other than with any rating agency, trustee or routine service provider) in respect of engagements not yet completed or (y) in respect of the warehousing of securities not yet completed, in each case, in connection with the formation or offering of any securities;

(iii)          any Contract for the purchase of any data, assets, material or equipment, other than any such Contract in an amount not exceeding $25,000 annually;

(iv)          any Contract for the sale or disposition of assets of Parent or any of its Subsidiaries in excess of $25,000 other than financial assets in the ordinary course of business;

(v)           any Contract relating to the acquisition (by merger, share exchange, consolidation, combination or purchase of Equity Interests or assets or otherwise) by Parent or any of its Subsidiaries of any corporation, partnership, limited liability company, or other business organization, division or operating business or material assets or the capital stock or other equity interests of any other Person;

(vi)          any Contract relating to Indebtedness of Parent or any of its Subsidiaries in excess of $250,000;

(vii)         any Contract, excluding any Parent Benefit Plan, with any (A) current officer, director, member or Affiliate of Parent or any of its Subsidiaries (B) any former officer, director, member or Affiliate of Parent or any of its Subsidiaries pursuant to which Parent or such Subsidiary has any continuing obligations thereunder;

(viii)        any Contract imposing a Lien (other than Permitted Liens) on any of the assets of Parent in excess of $100,000;

(ix)           any Contract with any Governmental Authority (other than a Contract relating to an investment by a Governmental Authority in a Parent CDO Issuer);

(x)            any Contract for the placement, distribution or sale of any interests in Parent or any of its Subsidiaries (including any agreement with respect to the referral or solicitation of prospective investors in any Parent CDO Issuers) in respect of placements, distributions or sales not yet completed;

(xi)           any Contract pursuant to which Parent or any of its Subsidiaries licenses third-party Intellectual Property (other than Contracts granting rights to use “off-the-shelf,” “click-wrap,” or “shrink-wrap” software, as well as other commercially available software licenses with royalties or license fees not exceeding $25,000 annually);

(xii)          any Contract that (A) provides for a material earn-out or similar contingent obligation of Parent or any of its Subsidiaries or (B) contains a “clawback” or similar undertaking requiring the contribution, reimbursement or refund by Parent or any of its Subsidiaries of any prior distribution, return of capital or fees (whether performance based or otherwise) paid to Parent or any such Subsidiary;

(xiii)         any Contract requiring that Parent or any of its Subsidiaries: (A) co-invest with any other Person; (B) provide seed capital or similar investment; or (C) invest in any investment product (including, any such Contract requiring additional or “follow-on” capital contributions by Parent or any such Subsidiary);

(xiv)        any Contract that contains any of the following rights provided by Parent or any of its Subsidiaries to a Client advised by Parent or such Subsidiary: (A) special withdrawal or redemption rights; (B) designation rights regarding advisory boards or similar provisions; (C) anti-dilution rights; (D) special notice or reporting requirements; (E) a “most favored nation” or similar provision; or (F) early termination rights with respect to a Parent CDO Issuer; and

(xv)         any other Contract, excluding any Parent Benefit Plans, not otherwise disclosed pursuant to this Section 4.12(a) having a duration in excess of one (1) year and not terminable without penalty upon ninety (90) days or less prior notice by Parent or any of its Subsidiaries that requires future expenditures of money in excess of $125,000.

(b)           Each Parent Material Contract (other than Parent CDO Management Agreements) is in full force and effect, in all material respects, is a valid and binding obligation of Parent or a Subsidiary of Parent and, to the Knowledge of Parent, each other party thereto, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity, including principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).  Neither Parent nor any of its Subsidiaries are in material breach or violation of, or default under, any Parent Material Contract (other than Parent CDO Management Agreements) and, to the Knowledge of Parent, no event exists that with notice, the passage of time or both would constitute a material default by Parent or any of its Subsidiaries under any Parent Material Contract (other than Parent CDO Management Agreements).  To the Knowledge of Parent, neither it nor any of its Subsidiaries has received any written claim of default under or cancellation of any Parent Material Contract

(other than Parent CDO Management Agreements), and to the Knowledge of Parent, no other party is in breach or violation of, or default under, any Parent Material Contract (other than Parent CDO Management Agreements).

(c)           Each Parent CDO Management Agreement and, to the Knowledge of Parent, each other Parent CDO Issuer Operative Document is in full force and effect in all material respects and is a valid and binding obligation of Parent or a Subsidiary of Parent, and to the Knowledge of Parent, no event or circumstance exists that would constitute a material breach or violation of, or default under, a Parent CDO Management Agreement or other Parent CDO Issuer Operative Document or cause for termination by a Parent CDO Issuer or any other party of a Parent CDO Management Agreement or other Parent CDO Issuer Operative Document.  Parent or such Subsidiary has performed all of the material obligations required to be performed by it under each Parent CDO Management Agreement and each other Parent CDO Issuer Operative Document, and is not in material breach or violation of, or default under any Parent CDO Management Agreement, any other Parent CDO Issuer Operative Document or any Constituent Document of any Parent CDO Issuer, except as may relate to (i) Consents required for the “assignment” (or deemed assignment) by Parent of each Parent CDO Management Agreement under applicable Law and the Parent CDO Management Agreements and (ii) the enforceability of the Parent CDO Management Agreements under Section 215 of the Investment Advisers Act entered into by any Parent Investment Management Entity not registered under the Investment Advisers Act, which are covered by Section 4.10(b) and Section 4.10(c).  Neither Parent nor any of its Subsidiaries has received any written claim of default under or cancellation of or that cause for termination or removal exists under any Parent CDO Management Agreement, any other Parent CDO Issuer Operative Document or any Constituent Document of any Parent CDO Issuer.  To the Knowledge of Parent, no other party is in breach or violation of, or default under, any Parent CDO Management Agreement, other Parent CDO Issuer Operative Document or any Constituent Document of any Parent CDO Issuer.

Section 4.13         Intellectual Property.

(a)           Section 4.13(a) of the Parent Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of (i) each issued patent owned by Parent or any of its Subsidiaries, (ii) each pending patent application filed by or on behalf of Parent or any of its Subsidiaries, (iii) each trademark registration, service mark registration, and copyright registration owned by Parent or any of its Subsidiaries, (iv) each application for trademark registration, service mark registration, and copyright registration made by or on behalf of Parent or any of its Subsidiaries, (v) each domain name registered by or on behalf of Parent or any of its Subsidiaries.  All such Intellectual Property is subsisting, and to the Knowledge of Parent, valid and enforceable.

(b)           Except as set forth on Section 4.13(b) of the Parent Disclosure Schedule, Parent and its Subsidiaries own all right, title and interest in and to, or have valid and continuing rights to use all material Intellectual Property, used in the conduct of the business and operations of Parent and its Subsidiaries as presently conducted and as currently proposed to be conducted, free and clear of all Liens or obligations to others.

(c)           Section 4.13(c) of the Parent Disclosure Schedule sets forth a complete and accurate list of (i) all Parent Computer Software and (ii) all computer software that is used by Parent or any Subsidiary in the business of Parent and the Subsidiaries that is not exclusively owned by Parent or any Subsidiary (other than software licensed pursuant to “off-the-shelf,” “click-wrap,” or “shrink-wrap” or other commercially available software licenses with royalties or license fees not exceeding $25,000 annually).  Parent or one of its Subsidiaries owns and possesses all right, title and interest in and to Parent Computer Software, free and clear of any Liens other than Permitted Liens.  No open source or public library software, including, but not limited to, any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any software owned by Parent or any of its Subsidiaries that is incorporated into or utilized by any products of Parent or any of its Subsidiaries where, as a result of the use of such open source or public library software, Parent or any of its Subsidiaries is obligated to make available to third parties the source code for the proprietary software owned by Parent or any of its Subsidiaries that is incorporated into such products.

(d)           To the Knowledge of Parent, the conduct of the business of Parent as currently conducted does not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any Person.  Except as set forth on Section 4.13(d) of the Parent Disclosure Schedules, there is no action, suit, proceeding, hearing, investigation, notice or complaint pending or, to the Knowledge of Parent, threatened, by any third party before any court or tribunal relating to any of Parent’s or any of its Subsidiaries’ Intellectual Property, nor has any claim or demand been made by any Person that (i) challenges the validity, enforceability, use or exclusive ownership of any Intellectual Property owned by Parent or any of its Subsidiaries or (ii) alleges any infringement, misappropriation, violation, or unfair competition or trade practices by Parent or any of its Subsidiaries of any Intellectual Property of any Person, nor, to the Knowledge of Parent, is there any basis for any such claim or demand.  Neither Parent nor any of its Subsidiaries has brought any action, suit or proceeding or asserted any claim (other than claims that have been resolved to Parent’s satisfaction) against any Person for infringing or misappropriating any Intellectual Property owned by Parent or any of its Subsidiaries, nor, to the Knowledge of Parent, is there any basis for any such action, suit or proceeding.  The representations and warranties of Parent set forth in this Section 4.13(d) are the only representations and warranties of Parent with respect to the matters set forth in this Section 4.13(d).

(e)           Except as set forth in Section 4.13(e) of the Parent Disclosure Schedule, all past and present employees of Parent and its Subsidiaries, and consultants and independent contractors who have contributed in any material respect to the development of Intellectual Property for Parent or its Subsidiaries have executed written agreements pursuant to which such individuals have assigned to Parent or its Subsidiaries all their rights in and to all Intellectual Property they may develop within the scope of their employment or engagement with Parent or its Subsidiaries.  Parent and its Subsidiaries have taken adequate measures, consistent with good practices in the industry in which Parent and its Subsidiaries operate, to protect the confidentiality of all trade secrets owned by Parent or its Subsidiaries that are material to the conduct of the business and operations of Parent and its Subsidiaries as presently conducted and as currently proposed to be conducted.  All past and present employees, consultants and independent contractors with access to Parent’s or its Subsidiaries’ confidential information are parties to written agreements under which each such individual is obligated to maintain the confidentiality of confidential information of Parent and its Subsidiaries. To the Knowledge of the Parent, none of such individuals are in violation of the agreements described in this Section 4.13(e).

(f)            The information technology systems of Parent, including the relevant software and hardware, are reasonably secure against intrusion and, except as set forth in Section 4.13(f) of the Parent Disclosure Schedule, have not suffered any material failure or security breach within the past two (2) years.  Parent is in compliance in all material respects with any posted privacy policies and any applicable Laws relating to personally identifiable information.

Section 4.14         Litigation.  Except as set forth in Section 4.14 of the Parent Disclosure Schedule, (a) there is no material Legal Proceeding pending nor, to the Knowledge of Parent, threatened against Parent, its Subsidiaries or Parent CDO Issuers before any Governmental Authority, (b) none of Parent, its Subsidiaries or Parent CDO Issuers is a party to or is subject to any Order or other arrangement with any Governmental Authority and none of Parent, its Subsidiaries or Parent CDO Issuers has been notified by any Governmental Authority to the effect that such Governmental Authority is contemplating issuing or requesting any such Order or other arrangement, and (c) none of Parent, its Subsidiaries or Parent CDO Issuers is in default under, or has failed to comply with, any material Order applicable to it.

Section 4.15         Taxes.

(a)           Each of Parent and its Subsidiaries has timely filed or caused to be timely filed all material Tax Returns required to be filed by it with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed.  All such Tax Returns are true, correct and complete in all material respects.  Each of Parent and its Subsidiaries has fully and timely paid all material Taxes due and payable by it and has made adequate provision in accordance with GAAP for any material Taxes not yet due and payable by it.

(b)           No Tax Liens other than Permitted Liens are in effect or have been filed and are still outstanding and no claims or adjustments are being asserted or threatened in writing with respect to Parent or any of its Subsidiaries in respect of any Tax.  All deficiencies asserted or assessments made by any taxing authority with respect to Parent or any of its Subsidiaries have been fully paid.

(c)           None of Parent or any of its Subsidiaries has received written notice of any outstanding Tax audit or inquiry which Parent has not Delivered to the Company.

(d)           There are no outstanding extensions, waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of any of Parent or its Subsidiaries (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(e)           None of Parent or any of its Subsidiaries has engaged in any “reportable transaction” described in Treasury Regulation Section 1.6011-4(b)(2), (3), (4) or (6).

(f)            Neither Parent nor any of its Subsidiaries is a party to or bound by any outstanding agreement or understanding providing for the allocation or sharing of Taxes, other than customary commercial agreements not primarily related to Taxes.

(g)           Neither Parent nor any of its Subsidiaries has any Liability for Taxes of any other Person (other than Parent and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(h)           None of Parent, any of its Subsidiaries or any of their Affiliates or predecessors by merger or consolidation has within the past two (2) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

(i)            Each of Parent and each of its Subsidiaries has timely withheld and paid to the appropriate taxing authority all material amounts required to be so withheld and paid under all applicable Laws.  No claim has been made in writing by a taxing authority in a jurisdiction where Parent or any of its Subsidiaries do not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.  Parent is not a “United States real property holding corporation” within the meaning of Section 897 of the Code.  There is no taxable income of Parent or any of its Subsidiaries that was received or accrued prior to the Closing that will be required under applicable Tax Law to be reported for a taxable period beginning after the Closing Date that is attributable to a transaction (such as an installment sale) that occurred prior to the Closing.

(j)            Neither Parent nor any of its Subsidiaries (i) has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of Law, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to Parent or any of its Subsidiaries, (ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to Parent or any Subsidiary, (iii) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter, (iv) is subject to a private letter ruling of the IRS or comparable rulings of any other taxing authority, or (v) has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to Tax in a jurisdiction outside the country of its organization.

(k)           To Parent’s Knowledge, neither Parent nor any of its Subsidiaries has taken, or agreed to take, any action that would prevent the Integrated Merger, considered as a single integrated transaction for federal income tax purposes, from constituting a transaction qualifying under Section 368(a) of the Code.  To Parent’s Knowledge, there is no agreement, plan or other circumstance that would prevent the Integrated Merger, considered as a single integrated transaction for federal income tax purposes, from qualifying under Section 368(a) of the Code.

(l)            Second MergerSub at all times has been, and at the time of the Closing will be, classified as a disregarded entity for federal income Tax purposes.

(m)          No amounts of compensation (including from incentive and other fees, including any fees relating to any Parent CDO Issuer or Parent CDO Management Agreement) of Parent or any of its Subsidiaries are subject to the increase in Tax imposed under Section 457A(c)(1)(B) of the Code.

Section 4.16         Employee Benefit Plans.

(a)           Section 4.16(a) of the Parent Disclosure Schedule identifies each Parent Benefit Plan.  Parent has Delivered to the Company true and complete copies of each Parent Benefit Plan and all amendments thereto (and for any Parent Benefit Plan that is not in writing, a written description of the material terms thereof), and, with respect to each Parent Benefit Plan, in each case to the extent applicable, (i) the most recent summary plan descriptions (and all summaries of material modifications thereto) with respect to each of the Parent Benefit Plans subject to ERISA and similar descriptions of all other Parent Benefit Plans, (ii) the trust agreement, insurance contract or other documentation of any funding arrangement related to each Parent Benefit Plan, (iii) any material communications to and from any Governmental Authority or to or from any participant of a Parent Benefit Plan (or a written description of any material oral communications), (iv) the most recent Form 5500 and related schedules for each Parent Benefit Plan subject to ERISA’s reporting requirements, the two most recent actuarial reports and audited financial statements, and (v) the most recent determination or opinion letter from the IRS with respect to the qualified status of each of the Parent Benefit Plans that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code.  Each Parent Benefit Plan has been established, maintained, operated and administered in all material respects in accordance with its terms and is in compliance in all material respects with applicable Law, including ERISA and the Code.  Each Parent Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to such Parent Benefit Plan, or with respect to a prototype Parent Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter.  Nothing has occurred since the most recent determination or opinion letter relating to any such Parent Benefit Plan that would reasonably be expected to cause the loss of such qualification, or the imposition of any liability, penalty or Tax under ERISA or the Code.  With respect to each Parent Benefit Plan, there are (A) no pending or, to the Knowledge of Parent, threatened material legal actions, suits, Liens, complaints or claims relating to any Parent Benefit Plan and (B) no material actions, suits, proceedings, hearings or investigations with respect to the administration of the investment of the assets of any of the Parent Benefit Plans (other than routine claims for benefits) pending or, to the Knowledge of Parent, threatened.  None of Parent, any of its Subsidiaries, or any “party in interest” or “disqualified person” with respect to the Parent Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no fiduciary has incurred any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Parent Benefit Plan.  No Parent Benefit Plan is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code and neither Parent, any of its Subsidiaries, nor any member of their Controlled Groups (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) have at any time in the six (6) years immediately prior to the Closing Date sponsored or contributed to, or had any Liability or obligation with respect to, any plan subject to Section 302 of ERISA, Title IV of ERISA or

Section 412 of the Code.  None of Parent or any of its Subsidiaries have any present or future Liability to provide death, medical, life or other health and welfare benefits with respect to any of their employees or other service providers (or their spouses, beneficiaries, or dependents) subsequent to the retirement or other termination of service of any such employee or service provider, other than continuation coverage as described under Part 6 of Title I of ERISA or similar state Law and at the sole expense of such individual.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with any other event), will: (1) result in the payment of, or any material increase in, any compensation or benefits, including severance, unemployment compensation, golden parachute or otherwise, becoming due to any current or former director, officer, partner, member, consultant or employee of Parent or any of its Subsidiaries under any of the Parent Benefit Plans or otherwise; (2) increase any benefits otherwise payable or result in any new obligation under any of the Parent Benefit Plans; (3) result in the acceleration of the time of payment, funding or vesting of any benefit under any of the Parent Benefit Plans (whether through a grantor trust or otherwise); (4) result in any limitation or restriction on the right of Parent or any of its Subsidiaries to amend or terminate any Parent Benefit Plan; or (5) result in any payments that (x) would not be deductible under Section 280G of the Code or (y) would result in the imposition of any excise tax on any officer, employee or consultant of Parent or any of its Subsidiaries under Section 4999 of the Code or any other comparable Law.  None of the Parent Benefit Plans provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.  All material contributions and other payments required to be made by Parent or any of its Subsidiaries to any of the Parent Benefit Plans with respect to any period ending at the Closing Date have been made or reserves adequate for such contributions or other payments have been set aside therefor and have been reflected in the Parent Financial Statements in accordance with GAAP.  There are no material outstanding Liabilities of any of the Parent Benefit Plans other than Liabilities for benefits to be paid to participants and their beneficiaries in accordance with the terms of such Parent Benefit Plan.  No Parent Benefit Plan is maintained outside of the United States of America or covers any director, employee or consultant working outside of the United States of America.

(b)           Each Parent Benefit Plan that is or that forms a part of a “non-qualified deferred compensation plan” described in Section 409A is and has been maintained and operated in all material respects in compliance with Section 409A and the applicable guidance issued thereunder.

Section 4.17         Employment Matters.  There are no employment or consulting Contracts to which Parent or any of its Subsidiaries is a party or by which it is bound or otherwise has any present or future Liability other than as listed on Section 4.17 of the Parent Disclosure Schedule, true and complete copies (and any amendments thereto) of which have been Delivered to the Company.  Parent and its Subsidiaries are not, and have not in the past five (5) years been, a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of Parent or any of its Subsidiaries.  There are no organizing activities involving any employees of Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened, with any labor organization or group of employees of Parent or any of its Subsidiaries and there have not been, nor are there currently, any representation or certification proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of Parent, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority relating to the employees of Parent or any of its Subsidiaries.  There have not been in the past five (5) years and there are not currently any pending, or, to the Knowledge of Parent, threatened, labor strikes, disputes, walkouts, work stoppages, slowdowns, demonstrations, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, union election, governmental investigation or lockout involving any employees of Parent or any of its Subsidiaries.  There are no material unfair labor practice charges or complaints, grievances, arbitrations or arbitration demands, lawsuits or administrative or other proceedings pending or, to the Knowledge of Parent, threatened, by or on behalf of any employee or group of employees of Parent or any of its Subsidiaries, or brought or filed with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of service of any individual by Parent or any of its Subsidiaries or any basis for any of the foregoing.  There are no material charges or complaints alleging sexual or other harassment or other discrimination by Parent, any of its Subsidiaries or any of their respective employees or agents pending or, to the Knowledge of Parent, threatened, in each case against Parent or any of its Subsidiaries.  Parent and its Subsidiaries are in compliance in all material respects with all Laws governing the employment of labor, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, labor relations, working conditions, employee scheduling, family and medical leave, employment and reemployment of members of the uniformed services, employment terminations, classification of Persons as independent contractors, workers’ compensation disability, employee benefits, severance payments, unemployment and the collection and payment of withholding and/or Taxes due under the United States Old-Age, Survivors, and Disability Insurance program, and similar Taxes.  Parent and its Subsidiaries have complied in all material respects with WARN and have not incurred any Liability or obligation which remains unsatisfied under WARN.

Section 4.18         Issuance of Parent Common Stock.  The Parent Common Stock to be issued to the Company Stockholder as the Stock Consideration has been duly authorized by Parent and, when issued and delivered by Parent in the manner contemplated by this Agreement, will be validly issued, fully paid and non-assessable, free from all Taxes and Liens with respect to the issuance thereof.

Section 4.19         Brokers.  Except for Natixis North America LLC, (i) no broker, finder, agent or similar intermediary is acting, or has acted, for, or on behalf of, Parent, any of its Subsidiaries or any Parent CDO Issuer in connection with this Agreement or the transactions contemplated hereby, and (ii) no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Parent, any of its Subsidiaries or any Parent CDO Issuer or any action taken by Parent, any of its Subsidiaries or any Parent CDO Issuer.

Section 4.20         Independent Investigation.  Parent hereby acknowledges and affirms that it has conducted and completed its own investigation, analysis and evaluation of the Company Stockholder, the Company, the Company’s Subsidiaries and the Company CLO Issuers, that it has made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of the Company Stockholder, the Company, the Company’s Subsidiaries and the Company CLO Issuers, as it has deemed necessary or appropriate, that it has had the opportunity to request all information it has deemed relevant to the foregoing from the Company, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on its own investigation, analysis and evaluation of the Company Stockholder, the Company, the Company’s Subsidiaries and the Company CLO Issuers and is not relying in any way on any representations and warranties, including any implied warranties, made by the Company Stockholder or the Company, or on behalf of the Company Stockholder or the Company, by any other Person other than the representations and warranties made expressly by the Company Stockholder and the Company in this Agreement.

Section 4.21         Registration Rights; Voting Rights.

(a)           Except as provided in the registration rights agreement with the Significant Parent Stockholder, dated as of June 9, 2010, Parent has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.

(b)           Except as provided in the stockholders agreement with the Significant Parent Stockholder, dated as of June 9, 2010, and the Voting Agreement, to the Knowledge of Parent, no stockholder of Parent has entered into any agreement with respect to the voting of equity securities of Parent.

Section 4.22         Other Investment Advisory Activities.

(a)           Section 4.22(a) of the Parent Disclosure Schedule sets forth a true and complete list showing each Client of Parent and its Subsidiaries as of the date hereof, other than Parent CDO Issuers.

(b)           Parent has Delivered to the Company prior to the date hereof copies of each Advisory Contract in effect, as of the date hereof, a true and complete list of which is set forth at Section 4.22(b) of the Parent Disclosure Schedule, other than Parent CDO Management Agreements listed in Section 4.12(a)(i) of the Parent Disclosure Schedule.

(c)           Each Advisory Contract and any amendment, continuance or renewal thereof, in each case, in effect as of the date hereof, (i) has been duly authorized, executed and delivered by Parent or its applicable Subsidiary, (ii) is a valid and legally binding agreement, enforceable against Parent or its applicable Subsidiary and each other party thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (iii) to the extent any Parent Investment Management Entity registered under the Investment Advisers Act is a party to such Advisory Contract, complies with the Investment Advisers Act, in each case, other than Parent CDO Management Agreements in Section 4.12(a)(i) of the Parent Disclosure Schedule.

(d)           To the Knowledge of Parent, no material controversy or disagreement exists between Parent or any of its Subsidiaries and any Client that has had or would have, individually or in the aggregate, a Parent Material Adverse Effect.  None of Parent, any of its

Subsidiaries or, to the Knowledge of Parent, any other party, is in material default (with or without notice or lapse of time or both) under any Advisory Contract.

Section 4.23         Affiliate Transactions.  Except as set forth in Section 4.23 of the Parent Disclosure Schedule, since January 1, 2009, none of Parent, its Subsidiaries or any Parent CDO Issuers has engaged in any transactions and is not party to any agreements, arrangements or understandings with Affiliates that would be required to be disclosed under Item 404 of Regulation S-K.

ARTICLE 5
COVENANTS AND AGREEMENTS

Section 5.1            Conduct of Business of the Company.

(a)           From the date of this Agreement to and including the Closing Date, except as otherwise expressly contemplated in this Agreement, the Ancillary Documents or provided in Section 5.1(a) of the Company Disclosure Schedule, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to (i) conduct its business in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and (iii) duly comply with all applicable Laws.

(b)           From the date of this Agreement to and including the Closing Date, except as otherwise expressly contemplated in this Agreement or as provided in Section 5.1(b) of the Company Disclosure Schedule, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i)            amend its Constituent Documents;

(ii)           incur, assume or guarantee any Indebtedness or grant any Lien (other than any Permitted Lien) on any material asset or property of the Company or any of its Subsidiaries, except for Indebtedness incurred in the ordinary course of business not in excess of $10,000 in the aggregate;

(iii)          (A) issue, deliver (except as required by the terms of a Company Benefit Plan as such terms exist on the date of this Agreement), sell, authorize, grant, dispose of, pledge or otherwise encumber any Company Common Stock or any Equity Interests of any of the Company’s Subsidiaries, or any class of securities convertible into, exchangeable or exercisable for, or rights, warrants or options to acquire, any Company Common Stock or any Equity Interests of any of the Company’s Subsidiaries; (B) split, combine, or reclassify any Company Common Stock; or (C) repurchase, redeem or otherwise acquire any Company Common Stock;

(iv)          acquire, purchase, license or lease (in each case, whether by merger, consolidation or by any other manner) any business or Person or any material assets or Equity Interests thereof, individually or in the aggregate, in excess of $250,000 (other than non-exclusive licenses of Intellectual Property in the ordinary course of business);

(v)           except as set forth in Section 5.1(b)(v) of the Company Disclosure Schedule, transfer, sell, lease, license, surrender, divert, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets (other than non-exclusive licenses of Intellectual Property in the ordinary course of business);

(vi)          change in any material respect its method of accounting or any accounting principle, method, estimate or practice, except as may be required by changes in GAAP or applicable Law;

(vii)         waive, reduce or defer any fee payable under any Company CLO Management Agreement, any CypressTree CLO Management Agreement or any Constituent Document of any Company CLO Issuer or any CypressTree CLO Issuer;

(viii)        except as set forth in Section 5.1(b)(viii) of the Company Disclosure Schedule, consent to any amendment or supplement to any Company CLO Issuer Document or any CypressTree CLO Issuer Document;

(ix)           except as set forth in Section 5.1(b)(ix) of the Company Disclosure Schedule, cancel, terminate, amend or enter into, or assign or waive any material rights or claims under, any (x) Company CLO Management Agreement, (y) CypressTree CLO Management Agreement or (z) Company Material Contract;

(x)            merge or consolidate with or into another Person or enter into any joint venture or partnership agreement or similar Contract;

(xi)           except as set forth in Section 5.1(b)(xi) of the Company Disclosure Schedule, as otherwise required by Law or the terms of the Company Benefit Plans as such terms exist on the date of this Agreement and up to $2,900,000 in bonuses payable to its employees in the ordinary course of business consistent with past practice (A) establish, adopt, enter into, terminate, amend or secure any Company Benefit Plan or any other benefit plan or bonus, profit sharing, deferred compensation, incentive, stock option or stock purchase plan, program or commitment, paid time off for sickness or other plan, program or arrangement for the benefit of its employees, former employees, consultants or directors that would be a Company Benefit Plan if it were in existence as of the date of this Agreement (except for modifications to welfare benefit plans in the ordinary course of business during annual renewal periods), (B) grant or announce any increase in the compensation of any current employee in excess of ten percent (10%) of such employee’s annual compensation as of the date of this Agreement or any increase in the compensation payable or to become payable to any of its former employees or current or former officers, consultants or directors, (C) enter into, establish, amend, terminate or renew any employment, consultancy, bonus, severance, termination pay, retirement or other similar agreement or arrangement (or amend any existing agreement or arrangement) that would trigger any “key person” clauses in any Company CLO Management Agreements or any CypressTree CLO Management Agreements, (D) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its employees, former employees, consultants or directors, or otherwise pay any amounts not due to such individuals, including severance or retention payments, or make any deposits or contributions of cash or other property or take any other action to fund or in any other way secure the payment of compensation or benefits, to the extent any such action could reasonably be expected to result in any increased Liability to the Company and its Subsidiaries, taken as a whole or (E) loan or advance any money or other property to any of its current or former directors, officers or employees (except for advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business consistent with past practice);

(xii)                             adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xiii)                          settle or compromise or commit to settle or compromise any Legal Proceeding in any manner that is adverse to the Company, any of its Subsidiaries, any Company CLO Issuer or any CypressTree CLO Issuer, except for any Legal Proceedings that are settled or compromised for aggregate payments that do not exceed $50,000; provided, that in no event shall the Company or such Subsidiary compromise or settle any Legal Proceeding to the extent the Company’s or such Subsidiary’s business (including the Parent’s business post-Closing) would be materially restricted as a consequence thereof;

(xiv)                         make or declare any dividend or distribution, or set aside any funds for the purpose thereof, other than dividends from any wholly-owned Subsidiary of the Company to either (A) the Company or (B) another wholly-owned Subsidiary of the Company;

(xv)                            enter into any new line of business;

(xvi)                         form any Subsidiary;

(xvii)                      except as set forth in Section 5.1(b)(xvii) of the Company Disclosure Schedule, (A) make any change in any material Tax accounting or reporting principles, periods, methods or practices, (B) make, change or revoke any material Tax election, (C) settle or compromise any claim, notice, audit report or assessment relating to material Taxes, (D) file any amended material Tax Return, (E) surrender any material claim for a refund of Taxes, (F) file any material Tax Return other than one prepared in accordance with past practice, (G) enter into any material closing agreement relating to any Tax, or (H) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(xviii)                   make any (A) investment (by contribution of capital, property transfers, purchase of securities or otherwise) or (B) loan to or advance (except for advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business consistent with past practice and not in excess of $10,000) to, in each case, any Person other than a wholly owned Subsidiary of the Company in the ordinary course of business; or

(xix)                           authorize, agree or commit to do any of the foregoing.

(c)                                  The Company Stockholder agrees to cause the Company to comply with the covenants set forth in Section 5.1(a) and Section 5.1(b) above.

Section 5.2                                   Conduct of Business of Parent.

(a)                                  From the date of this Agreement to and including the Closing Date, except as otherwise expressly contemplated in this Agreement, the Ancillary Documents or provided in Section 5.2(a) of the Parent Disclosure Schedule, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to (i) conduct its business in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and (iii) duly comply with all applicable Laws.

(b)                                 From the date of this Agreement to and including the Closing Date, except as otherwise expressly contemplated in this Agreement or as provided in Section 5.2(b) of the Parent Disclosure Schedule without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause its Subsidiaries not to:

(i)                                     except for the Parent Charter Amendment, amend its Constituent Documents;

(ii)                                  incur, assume or guarantee any Indebtedness or grant any Lien (other than any Permitted Lien) on any material asset or property of Parent or any of its Subsidiaries, except for Indebtedness incurred in the ordinary course of business not in excess of $100,000 in the aggregate;

(iii)                               (A) issue, deliver (except as required by the terms of Parent Benefit Plans as such terms exist on the date of this Agreement), sell, authorize, grant, dispose of, pledge or otherwise encumber Parent Common Stock or any Equity Interests of any of Parent’s Subsidiaries, or any class of securities convertible into, exchangeable or exercisable for, or rights, warrants or options to acquire, any Parent Common Stock or any Equity Interests of any of Parent’s Subsidiaries, (B) split, combine, or reclassify any Parent Common Stock; or (C) repurchase, redeem or otherwise acquire any Parent Common Stock;

(iv)                              acquire, purchase, license or lease (in each case, whether by merger, consolidation or by any other manner) any business or Person or any material assets (other than financial assets acquired in the ordinary course of business) or Equity Interests thereof, individually or in the aggregate, in excess of $250,000 (other than non-exclusive licenses of Intellectual Property in the ordinary course of business);

(v)                                 transfer, sell, lease, license, surrender, divert, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets (other than financial assets in ordinary course of business and non-exclusive licenses of Intellectual Property in the ordinary course of business);

(vi)                              except as set forth in Section 5.2(b)(vi) of the Parent Disclosure Schedule, change in any material respect its method of accounting or any accounting principle, method, estimate or practice, except as may be required by changes in GAAP or applicable Law;

(vii)                           waive, reduce or defer any fee payable under any Parent CDO Management Agreement or any Constituent Document of any Parent CDO Issuer , except as required pursuant to the terms of any Strategic Financing Agreement listed on the Parent Disclosure Schedule (as such terms exist on the date of this Agreement);

(viii)                        except as set forth in Section 5.2(b)(viii) of the Parent Disclosure Schedule, consent to any amendment or supplement to any Parent CDO Issuer Document;

(ix)                                except as set forth on Section 5.2(b)(ix) of the Parent Disclosure Schedule, cancel, terminate, amend or enter into, or assign or waive any material rights or claims under, any (x) Parent CDO Management Agreement or (y) Parent Material Contract;

(x)                                   merge or consolidate with or into, another Person or enter into any joint venture or partnership agreement or similar Contract;

(xi)                                except as set forth on Section 5.2(b)(xi) of the Parent Disclosure Schedule, as otherwise required by Law or the terms of Parent Benefit Plans as such terms exist on the date of this Agreement and up to $4,800,000 in bonuses payable to its employees in the ordinary course of business consistent with past practice (A) establish, adopt, enter into, terminate, amend or secure any Parent Benefit Plan or any other benefit plan or bonus, profit sharing, deferred compensation, incentive, stock option or stock purchase plan, program or commitment, paid time off for sickness or other plan, program or arrangement for the benefit of its employees, former employees, consultants or directors that would be a Parent Benefit Plan if it were in existence as of the date of this Agreement (except for modifications to welfare benefit plans in the ordinary course of business during annual renewal periods), (B) grant or announce any increase in the compensation of any current employee in excess of ten percent (10%) of such employee’s annual compensation as of the date of this Agreement or any increase in the compensation payable or to become payable to any of its former employees or current or former officers, consultants or directors, (C) enter into, establish, amend, terminate or renew any employment, consultancy, bonus, severance, termination pay, retirement or other similar agreement or arrangement (or amend any existing agreement or arrangement) that would trigger any “key person” clauses in any Parent CDO Management Agreements, (D) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its employees, former employees, consultants or directors, or otherwise pay any amounts not due to such individuals, including severance or retention payments, or make any deposits or contributions of cash or other property or take any other action to fund or in any other way secure the payment of compensation or benefits, to the extent any such action could reasonably be expected to result in any increased Liability to Parent and its Subsidiaries, taken as a whole, or (E) loan or advance any money or other property to any of its current or former directors, officers or employees (except for advances to employees or officers of Parent or any of its Subsidiaries for expenses incurred in the ordinary course of business consistent with past practice);

(xii)                             adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xiii)                          adopt as set forth on Section 5.2(b)(xiii) of the Parent Disclosure Schedule, settle or compromise or commit to settle or compromise any Legal Proceeding in any manner that is adverse to Parent, any of its Subsidiaries or any Parent CDO Issuer, except for any Legal Proceedings that are settled or compromised for aggregate payments that do not exceed $50,000; provided, that in no event shall Parent or such Subsidiary compromise or settle any Legal Proceeding to the extent Parent or such Subsidiary’s business would be materially restricted as a consequence thereof;

(xiv)                         make or declare any dividend or distribution, or set aside any funds for the purpose thereof, other than dividends from any wholly-owned Subsidiary of Parent to either (A) Parent or (B) another wholly-owned Subsidiary of Parent;

(xv)                            enter into any new line of business;

(xvi)                         form any Subsidiary;

(xvii)                      (A) make any change in any material Tax accounting or reporting principles, periods, methods or practices, (B) make, change or revoke any material Tax election (other than an election pursuant to Section 754 of the Code), (C) settle or compromise any claim, notice, audit report or assessment relating to material Taxes, (D) file any amended material Tax Return, (E) surrender any material claim for a refund of Taxes, (F) enter into any material closing agreement relating to any Tax, or (G) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(xviii)                   make any (A) investment (by contribution of capital, property transfers, purchase of securities or otherwise) or (B) loan to or advance (except for advances to employees or officers of Parent or any of its Subsidiaries for expenses incurred in the ordinary course of business consistent with past practice and not in excess of $10,000) to, in each case, any Person other than a wholly owned Subsidiary of Parent in the ordinary course of business;

(xix)                           increase the current face value of Parent’s and its Subsidiaries’ aggregate investments in residential mortgage-backed securities (other than as a result of appreciation of investments held by Parent on the date of this Agreement) to an amount in excess of $275,000,000; or

(xx)                              authorize, agree or commit to do any of the foregoing.

Section 5.3                                   Access to Information.

(a)                                  Between the date of this Agreement and the earlier of the Closing and the date on which the Agreement is terminated in accordance with its terms, the Company shall make available to Parent copies of all notices and reports under any Company CLO Management Agreement, Company CLO Issuer Document, CypressTree CLO Management Agreement or CypressTree CLO Issuer Document and afford to Parent and its professional advisors reasonable access during normal business hours and upon reasonable prior notice to all of the properties, personnel, Contracts, Books and Records of the Company and shall promptly deliver or make available to Parent information concerning the business, properties, assets and personnel of the

Company as Parent may from time to time reasonably request; provided that Parent shall not have any access to any document or information which is subject to the terms of a confidentiality agreement with a third party or which is covered by attorney-client privilege, in each case, after taking into account any reasonable proposals made by Parent, and reasonably acceptable to the Company, to limit or restrict such access or information (or the use thereof) in order to avoid such violations.  If any material is withheld pursuant to the preceding sentence, the Company shall inform Parent in reasonable detail as to the nature of what is being withheld.

(b)                                 Between the date of this Agreement and the earlier of the Closing and the date on which the Agreement is terminated in accordance with its terms, Parent shall make available to the Company copies of all notices and reports under any Parent CDO Management Agreement or Parent CDO Issuer Document and shall afford to the Company and its professional advisors reasonable access during normal business hours and upon reasonable prior notice to all of the properties, personnel, Contracts, Books and Records of Parent and shall promptly deliver or make available to the Company information concerning the business, properties, assets and personnel of Parent as the Company may from time to time reasonably request; provided that the Company shall not have any access to any document or information which is subject to the terms of a confidentiality agreement with a third party or which is covered by attorney-client privilege, in each case, after taking into account any reasonable proposals made by the Company, and reasonably acceptable to Parent, to limit or restrict such access or information (or the use thereof) in order to avoid such violations.  If any material is withheld pursuant to the preceding sentence, Parent shall inform the Company in reasonable detail as to the nature of what is being withheld.

(c)                                  The Company Stockholder and the Company shall deliver the Company Financial Information to Parent as soon as reasonably practicable after the date of this Agreement (including, without limitation, the Company Restated Financial Statements).  If the Proxy Statement has not been mailed to the stockholders of Parent on or prior to March 31, 2011, the Company Stockholders and the Company shall deliver to Parent on or before March 31, 2011 any financial information of the Company and its Subsidiaries that would be included in the definition of Company Financial Information as of April 1, 2011.

(d)                                 All information disclosed pursuant to this Section 5.3 shall be subject to the Confidentiality Agreements.

Section 5.4                                   Publicity.  Prior to the Closing Date, except as may be required by Law, including the rules and regulations promulgated by the SEC or NASDAQ, the Parties agree that no public release or announcement by the Company Stockholder, the Company or Parent concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Company Stockholder and Parent which approval shall not be unreasonably withheld, delayed or conditioned.  If any such public announcement is required by Law to be made by any Party, prior to making such announcement, such Party will deliver a draft of such announcement to each other Party, and shall give each other Party reasonable opportunity to comment thereon and use good faith efforts to consider any reasonable and timely comments provided by any such other Party.

Section 5.5                                   Notice of Events.  Between the date of this Agreement and the earlier of the Closing and the date on which the Agreement is terminated in accordance with its terms,

(i) the Company Stockholder and the Company shall give prompt notice to Parent and (ii) Parent shall give prompt notice to the Company, of: (a) any fact, event or circumstance to the Knowledge of the Company or the Company Stockholder or to the Knowledge of Parent, as applicable, that would cause, or reasonably be expected to cause, the failure of any conditions precedent to its obligations as specified in Article 6 to be satisfied so as to permit the consummation of the transactions contemplated hereby prior to the End Date, (b) any fact, event or circumstance that (1), to the Knowledge of the Company or the Company Stockholder or to the Knowledge of Parent, as applicable, would, individually or in the aggregate, have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, (2) to the Knowledge of the Company or to the Knowledge of Parent, as applicable, would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the applicable Party herein, or (3) would cause, or reasonably be expected to cause or constitute, a breach in any material respect of any covenant or other agreement to be performed or complied with by the applicable Party hereunder, (c) the receipt of any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated hereby, and (d) any Legal Proceedings commenced or, to the Knowledge of the Company or the Company Stockholder or to the Knowledge of Parent, as applicable, threatened, relating to or involving or otherwise affecting an applicable Party that, if pending on the date of this Agreement, would have been required to have been disclosed by the applicable Party hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to any Party.

Section 5.6                                   Commercially Reasonable Efforts; Filings and Authorizations.

(a)                                  Each of the Company Stockholder, the Company and Parent shall use commercially reasonable efforts to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable to cause the conditions set forth in Article 6 to be satisfied and to consummate and make effective the transactions contemplated hereby.

(b)                                 Each of the Company Stockholder, the Company and Parent shall cooperate with each other and use commercially reasonable efforts to (i) as soon as practicable after the date hereof, (A) file such applications, notices, petitions, registrations and requests as may be required or advisable to be filed by it with any Governmental Authority in order to consummate the transactions contemplated hereby, (B) use commercially reasonable efforts to obtain Governmental Approvals of all such Governmental Authorities referred to in the preceding clause (A), and (C) use commercially reasonable efforts to satisfy all conditions, undertakings and requirements as may be necessary or appropriate to obtain all such Governmental Approvals or as may be set forth therein, (ii) furnish the other Parties with copies of all documents (except documents or portions thereof for which confidential treatment has been requested or given), notices, correspondence and communications (A) prepared by or on behalf of such Party for submission to any Governmental Authority and (B) received by or on behalf of such Party from any Governmental Authority, in each case in connection with the transactions contemplated hereby and (iii) use its commercially reasonable efforts to consult with and keep the other Parties hereto informed as to the status of such matters; provided, that (x) none of the Company, the Company Stockholder or Parent shall agree orally or in writing to any material amendments to any Company Material Contract or Parent Material Contract, to any material concessions in any commercial arrangements or to any material loss of rights (whether to have effect prior to or after the Closing), in each case, in connection with obtaining any Governmental Approval without first obtaining the prior written consent of the Company or Parent, as applicable, and (y) none of the Company, the Company Stockholder or Parent shall agree orally or in writing to any material concessions in any commercial arrangements or to any material loss of rights (whether to have effect prior to or after the Closing), in connection with obtaining any Governmental Approval, which would materially restrict or materially limit the operations of any of the Company and Parent or their Affiliates, without first obtaining the prior written consent of the Company or Parent, as applicable.  To the extent that any application, notice, registration or request so filed by any Party contains any significant information relating to the other Parties or any of their Affiliates, prior to submitting such application, notice, registration or request to any Governmental Authority, such Party will permit the other Parties to review such information and will consider in good faith the suggestions of such other Parties with respect thereto.

(c)                                  Each of the Company, the Company Stockholder and Parent shall use its commercially reasonable efforts to cooperate with the other Parties in the preparation and filing of any applications, notices, registrations and responses to requests for additional information from Governmental Authorities in connection with the transactions contemplated hereby, including providing such information as may be reasonably necessary for inclusion in such applications, notices, registrations and responses.

Section 5.7                                   Client Consents.

(a)                                  As promptly as practicable following the date hereof but in no event later than fifteen (15) calendar days after the date hereof, (x) the Company Stockholder and the Company shall take the applicable steps to obtain (i) Consents of Clients as are set forth on Section 5.7(a)(i) of the Company Disclosure Schedule (the “Company Client Consents”) and (ii) Consents pursuant to the Company CLO Management Agreements as are set forth on Section 5.7(a)(ii) of the Company Disclosure Schedule (together with the Company Client Consents, the “Company Consents”) and (y) Parent and its Subsidiaries shall take the applicable steps to obtain (i) Consent of Clients as are set forth on Section 5.7(a)(i) of the Parent Disclosure Schedule (the “Parent Client Consents”) and (ii) Consents pursuant to Parent CDO Management Agreements as are set forth on Section 5.7(a)(ii) of the Parent Disclosure Schedule (together with Parent Client Consents, the “Parent Consents”).

(b)                                 (i)  In connection with obtaining the Company Consents, at all times prior to the Closing, the Company Stockholder and the Company shall take reasonable steps to keep Parent informed of the status of obtaining such Company Consents and, upon Parent’s request, furnish to Parent copies of any executed Company Consents and make available for Parent’s inspection the originals of such Company Consents and any materials distributed to or received from Clients relating to the Company Consent process.

(ii)                                  Parent shall be provided a reasonable opportunity to review and comment upon all Consent materials to be used by the Company prior to distribution.  The Company Stockholder and the Company shall incorporate all of Parent’s reasonable comments into such materials. The Company Stockholder and the Company shall promptly upon their receipt furnish to Parent copies of any and all substantive correspondence between the Company or the Company Stockholder and Clients or representatives or counsel of such Clients relating to the Consent solicitation provided for in this Section 5.7.

(c)                                  (i)  In connection with obtaining Parent Consents, at all times prior to the Closing, Parent shall take reasonable steps to keep the Company informed of the status of obtaining such Parent Consents and, upon the Company’s request, furnish to the Company copies of any executed Parent Consents and make available for the Company’s inspection the originals of such Parent Consents and any materials distributed to or received from Clients relating to Parent Consent process.

(ii)                                  The Company shall be provided a reasonable opportunity to review and comment upon all Consent materials to be used by DCM prior to distribution.  Parent shall incorporate all of the Company’s reasonable comments into such materials. Parent shall promptly upon its receipt furnish to the Company copies of any and all substantive correspondence between it and DCM’s Clients or representatives or counsel of such Clients relating to the Consent solicitation provided for in this Section 5.7.

(d)                                 Prior to entering into a new Advisory Contract or Strategic Financing Agreement with any new Client, Parent and the Company shall inform, or cause to be informed, in writing, with the same disclosures that are provided to Clients in connection with obtaining Company Consents or Parent Consents, as applicable, each potential counterparty to such Advisory Contract or Strategic Financing Agreement of the transactions contemplated by this Agreement, and shall include in the applicable Advisory Contract or Strategic Financing Agreement a provision disclosing the transactions contemplated hereby and the Consent of the new Client or counterparty thereto (to the extent permitted by applicable Laws).

Section 5.8                                   Proxy Statement; Stockholders Meetings.

(a)                                  The written information to be supplied by or on behalf of the Company Stockholder and the Company for inclusion in the Proxy Statement to be sent to the stockholders of Parent in connection with the Stockholders Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of Parent or at the time of the Stockholders Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting that has become false or misleading.

(b)                                 The written information to be supplied by or on behalf of Parent for inclusion in the Proxy Statement to be sent to the stockholders of Parent in connection with the Stockholders Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of Parent or at the time of the Stockholders Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting that has become false or misleading.

(c)                                  As soon as practicable after the execution of this Agreement but no later than the later of (x) fifteen (15) Business Days after the execution of this Agreement and (y) ten (10) Business Days after receipt by Parent of the Company Financial Information and such other information relating to the Company and its Subsidiaries as Parent has reasonably requested for the preparation of the Proxy Statement, Parent shall prepare and file with the SEC the preliminary Proxy Statement. Parent shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments.  Parent shall (i) promptly provide the Company and its counsel notice of the receipt of any written comments, and promptly inform the Company and its counsel of the receipt of any oral comments, of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the Company and its counsel copies of all correspondence between Parent or any representative of Parent and the SEC, (ii) give the Company and its counsel the reasonable opportunity to review and comment upon the Proxy Statement prior to its being filed with the SEC and shall give the Company and its counsel the reasonable opportunity to review and comment upon all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, in each case to the extent practicable, (iii) subject to Section 5.8(d), use its commercially reasonable efforts to obtain the Stockholder Approval and (iv) use its reasonable best efforts otherwise to comply with all legal requirements applicable to such meeting.  If, at any time prior to the Stockholder Meeting, any information relating to Parent, the Company or any of their respective Affiliates, directors or officers should be discovered by Parent or the Company, which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information furnished by the Company in writing for inclusion in the Proxy Statement), the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Parent. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Party responsible for filing or mailing such document shall provide the other Party a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.  Parent and the Company shall cooperate with one another in connection with the preparation of the Proxy Statement and shall furnish all information concerning such Party as the other Party may reasonably request in connection with the preparation of the Proxy Statement.

(d)                                 Subject to Section 5.10(c), Parent, acting through the Parent Board, shall duly call, give notice of, convene and hold as promptly as practicable the Stockholders Meeting for the purpose of considering and voting upon the Submitted Proposals and shall use its commercially reasonable efforts to cause such meeting to occur as promptly as reasonably practicable.  Except in the event of a Change of Board Recommendation specifically permitted by Section 5.10(c), the Proxy Statement shall include Parent Recommendation and the Parent Board (and all applicable committees thereof) shall use its commercially reasonable efforts to obtain from its stockholders the Stockholder Approval in favor of the Submitted Proposals.  Unless this Agreement is validly terminated in accordance with its terms pursuant to Article 9, Parent shall submit the Submitted Proposals to its stockholders at the Stockholder Meeting even if the Parent Board shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Change of Board Recommendation or proposed or announced any intention to do so.  Subject to Section 5.10, Parent shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Submitted Proposals, and shall take all other action commercially reasonable or advisable to secure the Stockholder Approval.  Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Stockholders Meeting to a date that is not more than thirty (30) days after the original scheduled date for the Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to Parent’s stockholders, or if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting.

(e)                                  Except as provided for in Section 5.10(c), neither the Parent Board nor the Special Committee shall withdraw, qualify, or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to the Company, the Parent Recommendation or the approval or declaration of advisability by the Parent Board or the Special Committee of the Submitted Proposals.

(f)                                    The Company, acting through the Company Board immediately following the execution of this Agreement by the Company, shall request, in accordance with applicable law, that following the execution of this Agreement the Company Stockholder approve this Agreement by written consent (the “Written Consent”).  It is anticipated that immediately following the execution of this Agreement by the Company, the Company Stockholder will approve this Agreement and the transactions contemplated hereby.

Section 5.9                                   Company No Shop.  From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, the Company and its Affiliates shall not, shall not permit any of their respective members, directors, officers or employees to, and shall use their commercially reasonable efforts to cause their respective investment bankers, financial advisors, attorneys, accountants and other representatives (collectively, the “Company Representatives”) not to, directly or indirectly, (i) discuss, negotiate, undertake, initiate, authorize, recommend, propose or enter into, any Company Alternative Proposal, (ii) solicit or knowingly encourage or facilitate, negotiations or submissions of proposals or offers in respect of a Company Alternative Proposal, (iii) furnish or cause to be furnished, to any Person, any confidential information concerning the business, operations, properties or assets of the Company or Company CLO Issuers in connection with a Company Alternative Proposal or (iv) or execute or enter into any agreement, understanding, letter of intent or arrangement with respect to a Company Alternative Proposal.  In the event the Company Stockholder receives, or participates in, any solicitation, offer, notice, initiation of discussions or negotiations, from or with any third party in respect of a Company Alternative Proposal or any such solicitation, offer, notice, discussions or negotiations which are reasonably likely to lead to a Company Alternative Proposal, the Company Stockholder shall immediately, in any event not later than two (2) Business Days, following such event, notify and disclose to Parent the substance of all communications in connection with such Company Alternative Proposal and deliver to Parent copies of any documents exchanged or used in such in connection with such Company Alternative Proposal.  The Company Stockholder and the Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any Company Alternative Proposal.  The Company Stockholder and the Company, as applicable, agree not to release any third party from the confidentiality of any agreement regarding the Company or the Company CLO Issuers.

Section 5.10                            Parent No Shop.

(a)                                  Parent agrees that, except as expressly permitted by this Section 5.10, Parent shall not, shall cause its Subsidiaries not to, and Parent and its Affiliates shall not permit their respective directors, officers or employees to, and shall use their commercially reasonable efforts to cause their respective investment bankers, advisors, attorneys, accountants and other representatives (collectively, the “Parent Representatives”) not to, directly or indirectly, (i) initiate, solicit, facilitate or encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Parent Alternative Proposal or engage in, participate in or continue any discussions or negotiations with respect thereto or otherwise cooperate with or assist or facilitate any such inquiries, proposals, offers, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend, any Parent Alternative Proposal, (iii) furnish or cause to be furnished, to any Person, any non-public information concerning the business, operations, properties or assets of Parent or Parent CDO Issuers in connection with a Parent Alternative Proposal (other than pursuant to a confidentiality agreement described below), (iv) withdraw, change, amend, modify or qualify, or propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to the Company, or otherwise make any statement or proposal inconsistent with, Parent Recommendation, (v) enter into any agreement, understanding, letter of intent, agreement in principle or other agreement or understanding relating to a Parent Alternative Proposal or arrangement with respect to a Parent Alternative Proposal or enter into any agreement or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or (vi) resolve, propose or agree to do any of the foregoing (any action or failure to act set forth in the foregoing clauses (ii), (iv) or (vi) (to the extent related to the foregoing clauses (ii) or (iv)), a “Change of Board Recommendation”).  Parent shall, and shall cause Parent Subsidiaries and Parent Representatives to, immediately cease and cause to be terminated any and all activities, solicitations, encouragement, discussions or negotiations with any Persons conducted prior to the execution of this Agreement by Parent, its Subsidiaries or any of Parent Representatives with respect to any Parent Alternative Proposal. Subject to Section 5.10(b) and Section 5.10(c), none of Parent, the Parent Board or the Special Committee shall recommend to the holders of Parent Common Stock any Parent Alternative Proposal or approve any agreement with respect to a Parent Alternative Proposal.  Nothing contained in this Section 5.10 shall prohibit the Parent Board or the Special Committee from taking and disclosing to the stockholders of Parent a position contemplated by Rule 14e-2(a) and Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Parent Alternative Proposal, making any disclosure legally required, in the opinion of Parent’s outside counsel, to the stockholders of Parent with regard to such Parent Alternative Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Submitted Proposals shall be deemed to be a Change of Board Recommendation for purposes of this Agreement.

(b)                                 Notwithstanding anything to the contrary contained in Section 5.10(a), at any time following the date hereof and prior to obtaining Stockholder Approval, if Parent has received a bona fide written Parent Alternative Proposal, (i) Parent has not materially breached this Section 5.10, (ii) the Parent Board (acting through the Special Committee) determines in good faith, after receiving advice from its outside legal and financial advisors, that such Parent Alternative Proposal constitutes or would reasonably be expected to lead to a Parent Superior Proposal and (iii) after receiving advice from its outside legal and financial advisors, the Parent Board (acting through the Special Committee) determines in good faith that not taking such action would be inconsistent with its director duties under applicable Law, then Parent may (A) furnish information with respect to Parent, its Subsidiaries and the Parent CDO Issuers to the Person making such Parent Alternative Proposal and (B) participate in discussions or negotiations with the Person making such Parent Alternative Proposal regarding such Parent Alternative Proposal; provided that Parent (x) shall promptly notify the Company orally and in writing (and in any event within twenty-four (24) hours) of any determination concerning a Parent Alternative Proposal pursuant to this Section 5.10(b), (y) will not, and will not allow its Subsidiaries and Parent Representatives to, disclose any information to such Person without first entering into a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to Parent than those contained in the Confidentiality Agreements (including, without limitation, with respect to standstill provisions) and (z) will promptly provide to the Company any information concerning Parent or its Subsidiaries provided to such other Person which was not previously provided to the Company.

(c)                                  Notwithstanding anything to the contrary contained in Section 5.10, if Parent receives a Parent Alternative Proposal that the Parent Board (acting through the Special Committee) concludes in good faith, after receiving advice from its outside legal and financial advisors, constitutes a Parent Superior Proposal, after giving effect to all of the adjustments to the terms of this Agreement which may be offered by the Company (including pursuant to clause (iii) below), the Parent Board (acting through the Special Committee) may at any time prior to obtaining Stockholder Approval, if it determines in good faith, after receiving advice from its outside legal advisors, that not taking such action would be inconsistent with its director duties under applicable Law, (x) effect a Change of Board Recommendation and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Parent Superior Proposal (which termination shall be pursuant to Section 9.1(d) for all purposes hereunder); provided, however, that the Parent Board shall not effect a Change of Board Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) Parent shall not have materially breached this Section 5.10 and (B):

(i)                                     such Parent Superior Proposal has been made and has not been withdrawn and continues to be a Parent Superior Proposal;

(ii)                                  Parent shall have provided prior written notice to the Company, at least two (2) Business Days in advance (the “Notice Period”), of its intention to take such action, which notice, shall describe, as applicable, the material terms and conditions of such Parent Superior Proposal (including the identity of the party making such Parent Superior Proposal) and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Parent Superior Proposal and other material documents, including the definitive agreement with respect to such Parent Superior Proposal; and

(iii)                               prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Parent Superior Proposal (which termination shall be pursuant to Section 9.1(d) for all purposes hereunder) Parent shall, and shall cause the Parent Representatives to, during the Notice Period, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that (A) with respect to clause (x), the Parent Board (acting through the Special Committee) determines in good faith, after receiving advice from its outside legal advisers, that the failure to effect a Change of Board Recommendation no longer would be inconsistent with its director duties under applicable Law or (B) with respect to clause (y), such Parent Alternative Proposal ceases to constitute a Parent Superior Proposal.

In the event of any material revisions to the Parent Superior Proposal, Parent shall be required to deliver a new written notice to the Company and to comply with the requirements of this Section 5.10(c) with respect to such new written notice.

(d)                                 Parent shall promptly (and in any event within twenty-four (24) hours) notify the Company in writing in the event that Parent, any of its Subsidiaries or any Parent Representative receives (i) any Parent Alternative Proposal, (ii) any request for non-public information relating to Parent or any Subsidiary of Parent other than requests for information in the ordinary course of business consistent with past practice and unrelated to a Parent Alternative Proposal, (iii) any inquiry or request for discussions or negotiations regarding any Parent Alternative Proposal or (iv) any notice that any Person is reinstituting any Parent Alternative Proposal that Parent, any Subsidiary of Parent or any of Parent Representatives received prior to the date of this Agreement.  Parent shall notify the Company promptly (and in any event within twenty-four (24) hours) with the identity of such Person and a copy of such Parent Alternative Proposal, notice, inquiry or request (or, where no such copy is available, a reasonably detailed description of such Parent Alternative Proposal, indication, notice, inquiry or request), including any modifications thereto. Parent shall keep the Company reasonably informed on a current basis (and in any event at the Company’s request and otherwise no later than twenty-four (24) hours after the occurrence of any changes, developments, discussions or negotiations) of the status of any Parent Alternative Proposal, indication, notice, inquiry or request (including the terms and conditions thereof and of any modification thereto), and any developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.  Without limiting the foregoing, Parent shall promptly (and in any event within twenty-four (24) hours) notify the Company orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Parent Alternative Proposal pursuant to Section 5.10(b).  Parent shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither Parent nor any of its Subsidiaries is party to any Contract, in each case, that prohibits Parent from providing such information to the Company.  Parent shall not, and shall cause its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality Contract to which Parent or any of its Subsidiaries is a party, and Parent shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement; provided, however, that Parent may grant a limited waiver of a standstill agreement solely to permit a Parent Alternative Proposal to be made if the Parent Board (acting through the Special Committee) determines in good faith, after receiving advice from its outside legal advisors, that the failure to take such action would be inconsistent with its director duties under applicable Law.  Parent shall provide the Company with seventy-two (72) hours prior notice (or such lesser prior notice as is provided to the members of the Parent Board) of any meeting of the Parent Board at which it the Parent Board is reasonably expected to consider any Parent Alternative Proposal.

Section 5.11                            Listing.  Prior to the Effective Time, Parent shall file with Nasdaq a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock to be issued in the Merger.  Parent shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.11.

Section 5.12                            Market Activity.  Parent agrees that from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, that it shall not, and shall not permit any Person acting on its behalf to, engage in Short Sales, derivatives, participations, swaps or other arrangements that transfer to another Person, in whole or in part, any of the economic consequences of ownership of Parent Common Stock.

Section 5.13                            Officers’ and Directors’ Indemnification.

(a)                                  For a period of six (6) years from the Effective Time, Parent shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Effective Time were directors, officers or employees of the Company or any of the Subsidiaries (collectively, the “Company Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of the Subsidiaries at any time prior to the Effective Time.  In addition, during such period, Parent shall pay and advance any reasonable and documented out of pocket expenses of any Company Indemnitee under this Section 5.13, as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non appealable, that such Company Indemnity is not entitled to indemnification hereunder or indemnification of such Company Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(b)                                 A Company Indemnitee shall notify Parent in writing promptly upon learning of any claim, action, suit, proceeding, investigation or other matter in respect of which such indemnification may be sought; provided, that the failure to so notify shall not affect the obligations of Parent except to the extent that Parent is materially prejudiced thereby.  Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and Parent shall have no obligation hereunder to any Company Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non appealable, that indemnification of such Company Indemnitee in the manner contemplated hereby is prohibited by applicable Law.  Each of Parent and the Company Indemnitees shall cooperate in the defense of any claim and shall furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)                                  Parent agrees that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each Company Indemnitee provided for in the respective Constituent Documents or otherwise in effect as of the date hereof shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification to any claims asserted or made within such period shall continue solely with respect to such claim until the disposition of such claim.

(d)                                 Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company; provided, however, that any such extended insurance coverage shall be on terms and conditions reasonably satisfactory to Parent. Parent shall, and shall cause the Final Surviving Entity to, maintain such policy in full force and effect for a period of six (6) years following the Effective Time; provided, that Company Stockholder shall reimburse Parent on a dollar-for-dollar basis for any reasonable and documented out of pocket expenses incurred by Parent to maintain such policy during the applicable period.  The Company Indemnitees may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.

(e)                                  The obligations under this Section 5.13 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 5.13 applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 5.13 applies shall be third party beneficiaries of this Section 5.13 and shall be entitled to enforce the covenants contained herein).

(f)                                    In the event Parent or the Final Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of

Parent or the Final Surviving Entity, as the case may be, assume the obligations set forth in this Section 5.13.

Section 5.14                            Post-Closing Operations.  Within ten (10) Business Days following the Closing, (i) Peter Gleysteen will be appointed the Chief Executive Officer of Parent, to be effective as of Closing, and (ii) the headquarters of Parent will be relocated to New York, New York and Parent shall have made all applicable SEC filings in connection therewith.

Section 5.15                            Termination of Affiliate Transactions.  Except as set forth in Section 5.15 of the Company Disclosure Schedule and except for the Ancillary Documents, all Contracts or arrangements between the Company Stockholder and its Affiliates (other than the Company and its controlled Affiliates), on the one hand, and the Company and its controlled Affiliates, on the other hand, shall be terminated as of the Closing, and all Liabilities thereunder shall thereupon be discharged and released.

Section 5.16                            Setoff.  Notwithstanding any provision herein to the contrary, in the event that (a) Parent is entitled receive any payment pursuant to Section 2.8(f) or (b) Parent has made, in good faith, any indemnification claim or claims pursuant to Section 7.1 or Section 8.2, Parent shall be entitled to reduce (but not below zero (0)), the First Anniversary Cash Consideration, Second Anniversary Cash Consideration and/or Contingent Cash Consideration by an aggregate amount equal to such payment or the amount of such claim (the “Set-off Amount”); provided that (i) Parent shall deliver to the Company Stockholder a notice (a “Set-off Certificate”) specifying in reasonable detail the nature and dollar amount of the claim and the Set-off Amount, (ii) Parent shall deposit the Set-off Amount in an interest bearing separate account, which does not include any other funds of Parent or any of its Subsidiaries, and Parent shall not access such Set-off Amount until (and then only to the extent) the claims set forth in the Set-off Certificate are finally resolved in Parent’s favor (whether by mutual agreement of Parent and the Company Stockholder or by final non-appealable order of an arbitration panel or court of competent jurisdiction) and (iii) to the extent the claims set forth in the Set-off Certificate are finally resolved in the Company Stockholder’s favor (whether by mutual agreement of Parent and the Company Stockholder or by final non-appealable order of an arbitration panel or court of competent jurisdiction), Parent shall within two (2) Business Days thereafter pay the portion of the Set-off Amount resolved in the Company Stockholder’s favor to the Company Stockholder, together with the accrued interest thereon.

Section 5.17                            Pre-Closing Bonus Payment; Accounts Payable.  Prior to the Closing Date, the Company shall pay all annual bonuses in respect of the 2010 fiscal year and all prior periods due or to become due as of the end of the 2010 fiscal year under the Company Benefit Plans or otherwise, such that on and after the Closing Date, (i) no current or former employee, director or consultant or any other Person shall have any further entitlement to any bonus compensation in respect of any period prior to January 1, 2011, and (ii) none of the Company or any of its Subsidiaries shall have any liability in respect of any such bonus compensation.  From the date of this Agreement through the Closing Date, the Company and its Subsidiaries shall pay their accounts payable (including all employee salaries and compensation), other than Transaction Expenses, in the ordinary course of business consistent with past practices and not materially delay such payments.  As of the Closing Date, (a) the aggregate outstanding accounts payable of the Company and its Subsidiaries (including all employee salaries and compensation), other than Transaction Expenses, shall not exceed $1,250,000 and (b) all costs and expenses incurred in connection with or resulting from the CypressTree Acquisition shall have been paid in full.

Section 5.18                            Further Assurances.  From and after the Closing, each Party shall cooperate with the others, and execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such Party may reasonably be requested to take by the other Parties from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE 6

CONDITIONS TO THE CLOSING

Section 6.1                                   Conditions to Obligation of Parent and MergerSubs.  The obligations of each of Parent and MergerSubs under this Agreement to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by Parent:

(a)                                  Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b)                                 No Injunctions or Restraints; Illegality.  No Order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.  No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal consummation of the transactions contemplated hereby.

(c)                                  Governmental Approvals.  All Governmental Approvals necessary for the consummation of the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, except for Governmental Approvals the failure of which to have been obtained and waiting periods the failure of which to have expired, do not and would not have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect.

(d)                                 Representations and Warranties Accurate.  All representations and warranties of the Company and the Company Stockholder set forth in Article 3 shall be true and correct (without giving effect to any limitation as to “materiality” or any derivative thereof or “material adverse effect” set forth therein), except where the failure or failures of such representations and warranties of the Company or the Company Stockholder set forth in Article 3 to be so true and correct, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect; provided, that the representations and warranties of the Company and the Company Stockholder contained in Section 3.1, Section 3.2 and Section 3.3 shall be true and correct in all respects, in each case at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (or if expressly made as of a specific date, as of that date).

(e)                                  Performance.  Each of the Company and the Company Stockholder shall have performed and complied in all material respects with all covenants and other agreements required by this Agreement and the Ancillary Documents to be performed and complied with by it prior to or on the Closing Date.

(f)                                    No Company Material Adverse Effect.  From the date of this Agreement to the Closing Date, no Company Material Adverse Effect shall have occurred.

(g)                                 Company CLO Issuers.  The Company or any of its Subsidiaries shall have not have received notice from any Company CLO Issuer, CLO Investor or other party to any Company CLO Issuer Documents that it may cause, either individually or collectively with others, a redemption of any securities issued by such Company CLO Issuer or termination of any Company CLO Management Agreement, except in each case, as would not have a Company Material Adverse Effect.

(h)                                 Company Consents.  The Company shall have obtained, prior to the Closing, all of the Consents relating to Company CLO Issuers.  For the avoidance of doubt, the Consents listed in Section 3.11(b) of the Company Disclosure Schedule shall be deemed to satisfy the condition set forth in this clause (h) with respect to the applicable Company CLO Issuer, absent any modification to the applicable Company CLO Management Agreement or applicable Company CLO Issuer Operative Documents after the date of this Agreement.

(i)                                     FIRPTA Certificate.  The Company Stockholder shall have provided to Parent a FIRPTA certificate which meets the requirements of Section 1445 of the Code which provides that the Company Stockholder is not a foreign person for purposes of Section 1445 of the Code.

(j)                                     Certain Documents.  Parent shall have received copies of each of the Stockholders Agreement, the Registration Rights Agreement, the Management Agreements and the Put/Call Agreement, duly executed by each party thereto (other than Parent or any MergerSub).

(k)                                  Delivery of Company Common Stock Certificate.  The Company Stockholder shall have delivered to Parent for cancellation the Company Stockholder’s original Company Common Stock certificate, evidencing all of the outstanding Company Common Stock.

(l)                                     Officer’s Certificate.  Parent shall have received a certificate executed by a duly authorized executive officer of (i) the Company on behalf of the Company dated as of the Closing Date, to the effect that the conditions set forth in Section 6.1(d), Section 6.1(e), Section 6.1(f), Section 6.1(g), Section 6.1(h), Section 6.1(n) and Section 6.1(o) have been satisfied as to the Company and (ii) the Company Stockholder on behalf of the Company Stockholder dated as of the Closing Date, to the effect that the conditions set forth in Section 6.1(d) and Section 6.1(e) have been satisfied as to the Company Stockholder.

(m)                               Secretary’s Certificate.  Parent shall have received true, correct and complete copies of (i) the Company’s Constituent Documents and (ii) resolutions of the Company Board and the Company Stockholder authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, certified as correct and complete as of the Closing Date by the Secretary of the Company.

(n)                                 Affiliate Transactions.  The Company shall have terminated all of the Contracts and arrangements between the Company Stockholder and its Affiliates (other than the Company and its controlled Affiliates), on the one hand, and the Company and its controlled Affiliates, on the other hand, and all Liabilities thereunder shall thereupon be discharged and released, in each case, other than the Ancillary Documents and the Contracts listed in Section 5.15 of the Company Disclosure Schedule.

(o)                                 Bonus Payments.  The Company shall have paid all annual bonuses in respect of the 2010 fiscal year and all prior periods due or to become due as of the end of the 2010 fiscal year under the Company Benefit Plans or otherwise in compliance with Section 5.17.

(p)                                 Legal Opinion.  The Company shall have delivered to Parent a legal opinion of Milbank, Tweed, Hadley & McCloy LLP in substantially the form agreed to by Parent and the Company Stockholder.

Section 6.2                                   Conditions to Obligation of the Company.  The obligation of the Company to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Company:

(a)                                  Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b)                                 No Injunctions or Restraints; Illegality.  No Order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.  No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal consummation of the transactions contemplated hereby.

(c)                                  Governmental Approvals.  All Governmental Approvals necessary for the consummation of the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, except for Governmental Approvals the failure of which to have been obtained and waiting periods the failure of which to have expired, do not and would not have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect.

(d)                                 Representations and Warranties Accurate.  All representations and warranties of each of Parent and MergerSubs set forth in Article 4 shall be true and correct (without giving effect to any limitation as to “materiality” or any derivative thereof or “material adverse effect” set forth therein), except where the failure or failures of such representations and warranties each of Parent and each MergerSub set forth in Article 4 to be so true and correct, individually or in the aggregate, has not had and would not have a Parent Material Adverse

Effect; provided, that the representations and warranties of Parent and MergerSubs, as applicable, contained in Section 4.1, Section 4.2, Section 4.4 and Section 4.18 shall be true and correct in all respects, in each case at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (or if expressly made as of a specific date, as of that date).

(e)                                  Performance.  Each of Parent and each MergerSub shall have performed and complied in all material respects with all covenants and other agreements required by this Agreement and the Ancillary Documents to which Parent or any MergerSub is a party to be performed and complied with by them prior to or on the Closing Date.

(f)                                    No Parent Material Adverse Effect.  From the date of this Agreement to the Closing Date, no Parent Material Adverse Effect shall have occurred.

(g)                                 Parent CDO Issuers.  Parent or any of its Subsidiaries shall have not have received notice from any Parent CDO Issuer or CLO Investor that it may cause, either individually or collectively with others, a redemption of any securities issued by such Parent CDO Issuer or termination of any Parent CDO Management Agreement, except, in each case, as would not have a Parent Material Adverse Effect.

(h)                                 Parent Consents.  Parent shall have obtained, prior to the Closing, the consents relating to Parent CDO Issuers representing more than eighty-five percent (85%) of the net present value of Parent CDO management fees in aggregate.  For purposes of this calculation, the net present value of management fees will be based upon the assumptions detailed in Section 1.1 of the Parent Disclosure Schedule.  For the avoidance of doubt, the Consents listed in Section 5.7(a)(ii) of the Parent Disclosure Schedule shall be deemed to satisfy the condition set forth in this clause (h) with respect to the applicable Parent CDO Issuer, absent any modification to the applicable Parent CDO Management Agreement or applicable Parent CDO Issuer Operative Documents after the date of this Agreement.

(i)                                     Convertible Notes Waiver.  The Dilution Waiver shall be in full force and effect.

(j)                                     Certain Documents.  The Company shall have received copies of each of the Stockholders Agreement, the Registration Rights Agreement, the Management Agreements and the Put/Call Agreement, duly executed by each party thereto (other than the Company and the Company Stockholder).

(k)                                  Management Equity Incentive Plan.  The Parent Board (or the compensation committee thereof) shall have adopted the Management Equity Incentive Plan.

(l)                                     Officer’s Certificate.  The Company shall have received a certificate executed by a duly authorized executive officer of Parent and each MergerSub on behalf of Parent and each MergerSub dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(d), Section 6.2(e), Section 6.2(f), Section 6.2(g), Section 6.2(h), Section 6.2(k) and Section 6.2(n) have been satisfied.

(m)                               Secretary’s Certificate.  The Company shall have received true, correct and complete copies of (i) Parent’s Constituent Documents and the Constituent Documents of each MergerSub and (ii) resolutions of the Parent Board, the Special Committee and Parent (in its capacity as the sole stockholder of First MergerSub and the sole member and manager of Second MergerSub) authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, certified as correct and complete as of the Closing Date by the Secretary of Parent.

(n)                                 Listing of Shares.  The Company shall have received notification from the NASDAQ that the review process with respect to the Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock to be issued in the Merger is complete.

(o)                                 State Securities Laws.  Parent shall have obtained all necessary permits and qualifications, if any, or secured an exemption therefrom, required by the state securities laws prior to the issuance of the Stock Consideration, and such authorization, approval, permit or qualification shall be effective at the Closing.

ARTICLE 7
TAX MATTERS

Section 7.1                                   Company Tax Matters.

(a)                                  Tax Indemnification.

(i)                                     Subject to Sections 7.1(a)(ii) through (a)(iv), the Company Stockholder agrees to indemnify and hold the Parent Indemnified Parties harmless from and against, and pay to the Parent Indemnified Parties, the amount of any and all Losses (without duplication) in respect of (A) all Taxes of the Company and the Subsidiaries (or any predecessor thereof) for (1) any taxable period ending on or before the Closing Date and (2) the portion of any Straddle Period ending on the Closing Date (determined as provided in Section 7.1(c)); (B) all Taxes imposed on any member of a consolidated, combined or unitary group of which the Company or any Subsidiary (or any predecessor thereof) is or was a member on or prior to the Closing Date, by reason of the liability of the Company or any Subsidiary (or any predecessor thereof), pursuant to Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law); (C) the failure of any of the representations and warranties contained in Section 3.15, other than Section 3.15(k), to be true and correct in all respects (determined without regard to any qualification related to materiality contained therein); (D) the failure to perform any covenant on the part of the Company Stockholder or (prior to the Closing) the Company or any of its Subsidiaries contained in this Agreement with respect to Taxes (determined without regard to any qualification related to materiality contained therein); and (E) any failure by the Company Stockholder to timely and fully pay all Taxes required to be borne by the Company Stockholder pursuant to Section 7.3, except to the extent any such Loss (in any of (A) through (E)) was included as a liability in the calculation of the Closing Cash Amount.

(ii)                                  In the event that the representation and warranty contained in Section 3.15(k) fails to be true and correct in all respects, then the Company Stockholder shall pay to Parent the lesser of (A) the dollar amount by which the Company’s actual net operating loss carryforward as of December 31, 2010 for United States federal income tax purposes is less than $19,400,000, divided by 2.5, and (B) $7,500,000; provided however, that indemnification shall not be provided under this Section 7.1(a)(ii) for any amount of the Company’s net operating loss carryforward (as reduced by the amount of such carryforward that the Company utilizes with respect to the taxable year ending on the Closing Date) that is not reported by Parent as a net operating loss carryforward deduction on its United States federal income Tax Returns (other than due to the good faith resolution of a Tax contest in accordance with this Agreement).

(iii)                               Any Losses for which indemnification otherwise would be available under Section 7.1(a)(i)(C) for a breach of Section 3.15(l) or under Section 7.1(a)(ii) shall be reduced by the amount of any Tax benefits recognized by Parent, the Company or any of its Subsidiaries as a result of incurring such Losses, including, but not limited to, any refunds of Taxes previously paid and the fair market value of any present or future reductions in Tax (including, but not limited to, reductions in Tax resulting from net operating loss carryforwards that are deductible in subsequent taxable periods and/or other timing differences).  The fair market value of any such Tax benefits shall be determined initially by mutual agreement between Parent and the Company Stockholder, cooperating in good faith (the “Initial Value”).  On or before each December 31 following the date on which a payment (whether by wire transfer, offset or otherwise) made by the Company Stockholder pursuant to Section 7.1(a) is reduced by an Initial Value pursuant to this Section 7.1(a)(iii), Parent and the Company Stockholder shall each be permitted to deliver a notice of adjustment to the other party pursuant to which the notifying party shall request an adjustment to the Initial Value and shall certify the changes in facts and/or assumptions that support such an adjustment.  Parent and the Company Stockholder shall cooperate in good faith to resolve any such notice of adjustment within twenty (20) days after the notified party’s receipt thereof.  Any notice of adjustment not resolved within such twenty (20)-day period shall be resolved by the Arbitration Firm in accordance with Section 7.5.  In the event that an adjustment is agreed to by Parent and the Company Stockholder (or determined pursuant to Section 7.5), the Initial Value shall be increased or decreased as applicable.  Within ten (10) days following any such adjustment to an Initial Value, (A) if the Initial Value is increased as a result of the adjustment, then Parent shall pay to the Company Stockholder an amount equal to such increase, and (B) if the Initial Value is decreased as a result of the adjustment, then the Company Stockholder shall pay to Parent an amount equal to such decrease. Notwithstanding any of the foregoing, no notice of adjustment may be delivered pursuant to this Section 7.1(a)(iii) at any time after December 31, 2017.  Except as set forth above, Section 7.5 shall not apply to any dispute arising under this Section 7.1(a)(iii).

(iv)                              Except as set forth in Section 7.3, the Parent Indemnified Parties shall not be entitled to any indemnification pursuant to Section 7.1(a) for any income Taxes that are triggered by the Integrated Merger.

(b)                                 Filing of Tax Returns; Payment of Taxes.

(i)                                     (A)                              Following the Closing Date, the Company Stockholder shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company and its

Subsidiaries that relate to a period ending on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon (except to the extent that such Taxes were included as a liability in the calculation of the Closing Cash Amount, in which case the amount of such Taxes shall be paid by Parent to the Company Stockholder promptly following request therefor).  All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by Law.  The Company Stockholder shall provide Parent with copies of completed drafts of such Tax Returns at least twenty (20) days prior to the due date for filing thereof, along with supporting work papers, for Parent’s review and approval, such approval not to be unreasonably withheld, and a summary of the costs incurred and reasonably expected to be incurred in connection with the preparation and filing of such Tax Returns.  The Company Stockholder and Parent shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing, provided that, in the event any disagreement is not resolved prior to the due date of any such Tax Return, the Company Stockholder shall be permitted to file such Tax Return (and Parent shall provide the Company Stockholder with any required power of attorney or other similar authorization) as prepared by the Company Stockholder in good faith.  The preparation and filing of any Tax Returns described in this Section 7.1(b)(i)(A) shall not be subject to Section 7.5. Parent shall reimburse the Company Stockholder promptly upon request therefor for fifty percent (50%) of all costs and expenses incurred by the Company Stockholder in connection with the preparation and filing of such Tax Returns.

(B)                                Following the Closing Date, Parent shall, at its own expense, prepare and file, or cause to be prepared and filed, all Tax Returns of the Company and its Subsidiaries that relate to a Straddle Period and, subject to the rights to payment from the Company Stockholder pursuant to Section 7.1(b)(ii), pay or cause to be paid all Taxes shown due thereon.  All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by Law. Parent shall provide the Company Stockholder with copies of completed drafts of such Tax Returns at least twenty (20) days prior to the due date for filing thereof, along with supporting work papers, for the Company Stockholder’s review and approval, such approval not to be unreasonably withheld.  The Company Stockholder and Parent shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In the event that Parent and the Company Stockholder are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 7.5, which resolution shall be binding on the Parties.

(ii)                                  Not later than ten (10) days prior to the due date for the payment of Taxes on any Tax Returns which Parent has the responsibility to cause to be filed pursuant to Section 7.1(b)(i)(B), and notwithstanding any dispute regarding such Tax Return, the Company Stockholder shall pay to Parent the amount of Taxes as reasonably determined by Parent to be owed by the Company Stockholder pursuant to the provisions of Section 7.1(a), provided that the Company Stockholder shall not be required to pay any Taxes that were included as a liability in the calculation of the Closing Cash Amount, and provided further that Parent shall promptly return to the Company Stockholder the amount by which any payment by the Company Stockholder (or the Company prior to the Closing) exceeds the amount for which the Company Stockholder is liable under this Section 7.1(b)(ii).  No payment pursuant to this Section 7.1(b)(ii) shall excuse the Company Stockholder from its indemnification obligations pursuant to

Section 7.1(a) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of the Company Stockholder’s payment under this Section 7.1(b)(ii).

(c)                                  Straddle Period Tax Allocation.  The Company and its Subsidiaries will, unless prohibited by applicable Law, close the taxable period of the Company and its Subsidiaries as of the close of business on the Closing Date.  If applicable Law does not permit the Company or any of its Subsidiaries to close its taxable year as of the close of business on the Closing Date, and in any case in which a Tax is assessed with respect to a Straddle Period, the Taxes, if any, attributable to the portion of such Straddle Period ending on the Closing Date, except as provided below, shall be determined by means of a closing of the books and records of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, as of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.  Notwithstanding the preceding sentence, with respect to any property or ad valorem Tax, such Tax shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in such period.

(d)                                 Tax Audits.

(i)                                     If notice of any Tax Claim shall be received by Parent or the Surviving Entity for which the Company Stockholder may reasonably be expected to have any Liability pursuant to Section 7.1(a), the notified Party shall promptly notify the Company Stockholder in writing of such Tax Claim; provided, however, that the failure of the notified Party to give the Company Stockholder notice as provided herein shall not relieve the Company Stockholder of its obligations under this Section 7.1, except to the extent that the Company Stockholder is actually and materially prejudiced thereby or is not provided with an opportunity to control such Tax Claim as provided in Section 7.1(d)(ii).  In connection with any such Tax Claim, including any Tax Claim handled under Section 7.1(d)(ii), the Parties shall provide such information, materials and cooperation to each other as may be reasonably requested.

(ii)                                  The Company Stockholder shall have the right, at its own expense, to the extent that one or more issues arising in such Tax Claim may be subject to indemnification by the Company Stockholder pursuant to Section 7.1(a) hereof or could result in a Tax refund described in Section 7.1(e) hereof, to represent the interests of Parent, the Company, any of their Subsidiaries or any of their successors, with respect to such issue or issues; provided, that (x) the Company Stockholder shall permit Parent to participate at its own expense in the handling of such issue or issues, and (y) the Company Stockholder shall not settle such issue or issues without the consent of Parent, which consent shall not be unreasonably withheld.  For purposes of clarity, Parent shall be permitted to control any such issue or issues without complying with this Section 7.1(d)(ii), provided that Parent shall have no rights to indemnification from the Company Stockholder with respect to, or arising out of, such issue or issues.  Section 7.5 shall not apply to any issues controlled by the Company Stockholder under this Section 7.1(d)(ii).

(e)                                  Refunds.  Any Tax refunds that are received by Parent or any of its Subsidiaries (or credits for overpayments for Tax to which any of the foregoing are entitled) and that relate to a taxable period (or portion thereof) of the Company and/or its Subsidiaries ending on or prior to the Closing Date shall be for the account of the Company Stockholder, other than (i) refunds (or credits) that are attributable to the carryback of a loss, deduction or expense from a taxable period (or portion thereof) beginning after the Closing Date and (ii) refunds (or credits) that were included as an asset in the calculation of the Closing Cash Amount. Parent shall pay to the Company Stockholder any such refund (or the amount of any such credit) within fifteen (15) days after receipt (or entitlement to such credit), net of any Tax costs (but only to the extent such Tax cost is actually recognized on or before the end of the taxable year in which such refund is received) attributable to such refund (or credit) and out-of-pocket expenses incurred in obtaining such refund (or credit).

(f)                                    Amendments.  Without the consent of the Company Stockholder (which shall not be unreasonably withheld), Parent shall not file any amended Tax Return for the Company or any of its Subsidiaries with respect to any taxable period ending on or prior to the Closing Date or any Straddle Period, except as required by Law.

(g)                                 Termination of Tax Sharing Agreements.  Any and all Tax allocation or Tax sharing agreements between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, shall be terminated as of the Closing Date and, from and after the Closing Date, neither the Company nor any of its Subsidiaries shall be obligated to make any payment pursuant to any such agreement for any past or future period.

Section 7.2                                   Parent Tax Matters.

(a)                                  Tax Indemnification.

(i)                                     Subject to Section 7.2(a)(ii), Parent agrees to indemnify and hold the Company Stockholder harmless from and against, and pay to the Company Stockholder, the amount of any and all Losses (without duplication) in respect of (A) all Taxes of Parent and its Subsidiaries (or any predecessor thereof) for (1) any taxable period ending on or before the Closing Date and (2) the portion of any Straddle Period ending on the Closing Date (determined as provided in Section 7.1(c)); (B) all Taxes imposed on any member of a consolidated, combined or unitary group of which Parent or any Subsidiary (or any predecessor thereof) (but excluding the Company and any of its Subsidiaries) is or was a member on or prior to the Closing Date for any taxable period or portion thereof described in clause (A) above, by reason of the liability of Parent or any Subsidiary (or any predecessor thereof), pursuant to Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law); (C) the failure of any of the representations and warranties contained in Section 4.15 to be true and correct in all respects (determined without regard to any qualification related to materiality contained therein); (D) the failure to perform any covenant on the part of Parent or (following the Closing) the Company or any of its Subsidiaries contained in this Agreement with respect to Taxes (determined without regard to any qualification related to materiality contained therein); and (E) any failure by Parent to timely and fully pay all Taxes required to be borne by Parent pursuant to Section 7.3.

(ii)                                  Except as set forth in Section 7.3, the Company Stockholder shall not be entitled to any indemnification pursuant to Section 7.2(a)(i) for any income Taxes that are triggered by the Integrated Merger.

(b)                                 Tax Audits.

(i)                                     If notice of any Tax Claim shall be received by Parent or any of its Subsidiaries for which the Company Stockholder may reasonably be expected to be entitled to indemnification pursuant to Section 7.2(a), the notified Party shall promptly notify the Company Stockholder in writing of such Tax Claim.

(ii)                                  Parent shall promptly notify the Company Stockholder of any resolution of a Tax Claim described in Section 7.2(b)(i).

Section 7.3                                   Transfer Taxes.  All sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges as levied by any governmental body (including any interest and penalties) in connection with the transactions contemplated by this Agreement shall be borne fifty percent (50%) by the Company Stockholder and fifty percent (50%) by Parent.

Section 7.4                                   Time Limits.  Any claim for indemnity under this Article 7 may be made at any time prior to sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

Section 7.5                                   Disputes.  Except as otherwise provided herein, any dispute as to any matter covered by this Article 7 shall be resolved by the Arbitration Firm.  The fees and expenses of the Arbitration Firm shall be borne equally by the Company Stockholder, on the one hand, and Parent on the other.  Except as otherwise provided herein, if any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct; provided that an amended Tax Return shall be filed in a manner consistent with the resolution of the Arbitration Firm if such resolution differs from the manner in which such Tax Return was initially filed.

Section 7.6                                   Tax Treatment of Payments.  The Parties agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the purchase price for all income Tax purposes, except as otherwise required by applicable Law.

Section 7.7                                   Exclusivity.  In the event of a conflict between the provisions of this Article 7, on the one hand, and the provisions of Section 8.2 and Section 8.3, on the other, the provisions of this Article 7 shall control.

ARTICLE 8
SURVIVAL; INDEMNIFICATION

Section 8.1                                   Survival of Representations and Warranties and Covenants.  The representations and warranties contained herein or in any schedule, instrument or other writing delivered pursuant hereto shall not survive the Closing; provided, that the Fundamental Representations and the representations and warranties contained in Section 3.15 and Section 4.15 shall survive the Closing and continue in full force and effect until the expiration of the applicable statutes of limitations (the “Fundamental Survival Date”); provided that Article 7 shall provide the sole source of indemnification for any breach of Section 3.15 or Section 4.15.  The covenants and agreements contained herein of the Parties hereto shall survive the Closing indefinitely (except for those which by their terms contemplate a shorter survival time).

Section 8.2                                   Indemnification.

(a)                                  Subject to this Article 8, the Company Stockholder hereby agrees to indemnify and hold Parent, the Final Surviving Entity, and their respective directors, officers, employees, Affiliates, stockholders, members, agents, attorneys, representatives, successors and assigns (collectively, the “Parent Indemnified Parties”) harmless from and against, and pay to the applicable Parent Indemnified Parties the amount of, any and all Losses:

(i)                                     based upon, attributable to or resulting from the failure of any of the Fundamental Representations made by the Company Stockholder or the Company to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date; and

(ii)                                  based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Company Stockholder or (prior to the Closing) the Company under this Agreement.

(b)                                 Subject to this Article 8, Parent hereby agrees to indemnify and hold the Company Stockholder and its directors, officers, employees, Affiliates, members, agents, attorneys, representatives, successors and assigns (collectively, the “Company Stockholder Indemnified Parties”) harmless from and against, and pay to the Company Stockholder Indemnified Parties the amount of any and all Losses:

(i)                                     based upon, attributable to or resulting from the failure of any of the Fundamental Representations made by Parent or any MergerSub to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date; and

(ii)                                  based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Parent, any MergerSub or (following the Closing) the Final Surviving Entity under this Agreement.

(c)                                  The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.  The waiver of any condition to Closing under Article 6 based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, shall not affect the right to indemnification based on such representations, warranties, covenants and agreements.

Section 8.3                                   Notice and Defense of Claims.

(a)                                  In order for a Company Stockholder Indemnified Party or Parent Indemnified Party (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) to be entitled to seek any indemnification provided for under this Agreement, such Indemnified Party shall give notice (which shall describe in reasonable detail the basis of the claim for indemnification) to the indemnifying party pursuant to Section 8.2 (the “Indemnifying Party”) as promptly as practicable and in any event within twenty (20) days after receiving knowledge of the occurrence of the event giving rise to such Indemnified Party’s claim for indemnification; provided, that the failure of such Indemnified Party to give notice as provided in this Section 8.3 shall not relieve the Indemnifying Party of its obligations under Section 8.2, except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure and the indemnification obligations are materially increased as a result of such failure.  In the event of any Legal Proceeding asserted by any Person who is not a party (or a successor to a party) to this Agreement (a “Third Party Claim”) which is or gives rise to an indemnification claim hereunder, the Indemnifying Party may elect within fifteen (15) Business Days following notice of a Third Party Claim to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld, conditioned or delayed), and the Indemnified Party may participate in such defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; it being understood, however, that the Indemnifying Party shall control such defense.  Should the Indemnifying Party elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  Subject to the Cap, the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim.  Such cooperation shall include the retaining of and (upon the Indemnifying Party’s request) the providing to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Regardless of whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim (i) the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim and (ii) neither the Indemnifying Party nor the Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed.  The Indemnifying Party shall not enter into any settlement of, or consent to the entry of any judgment in connection with, any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement (x) includes an unconditional release of such Indemnified Party, in form and substance reasonably satisfactory to such Indemnified Party, from all liability on claims that are the subject matter of such settlement (and does not impose any non monetary obligations or restrictions on any Indemnified Party), and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.  Notwithstanding the foregoing, the Indemnifying Party shall continue to be entitled to assert any limitation on any claims contained in this Article 8.

(b)                                 The parties hereto agree that process may be served on the Indemnifying Party with respect to such Third Party Claim by service of process delivered in the manner and to the address for such Indemnifying Party provided by Section 10.2.

Section 8.4                                   Determination of Loss Amount.

(a)                                  The amount of any Loss subject to indemnification under Article 7 (except as provided in Section 7.1(a)(iii)) or Section 8.2 shall be calculated net of (i) any cash tax benefit that an Indemnified Party actually realizes on account of such Loss (but only to the extent such benefit is actually realized by such party on or before the end of the taxable year in which such indemnity payment is made) and (ii) any insurance proceeds (net of direct collection expenses) or any indemnity, contribution or other similar payment actually received by the Indemnified Party from any third party with respect thereto.  The Indemnified Party shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.  In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (less any costs or expenses to obtain such recovery) shall be made promptly to the Indemnifying Party hereunder.  The Indemnifying Party shall be subrogated to all rights of the Indemnified Parties and their Affiliates in respect of any Losses indemnified by the Indemnifying Party.

(b)                                 Notwithstanding anything herein to the contrary, (i) the aggregate amount of all Losses for which the Parent Indemnified Parties are entitled to indemnification pursuant to Section 8.2(a) shall not exceed the sum of (A) the Cash Consideration actually paid hereunder and (B) $50,000,000 (the “Cap”) and (ii) the aggregate amount of all Losses for which the Company Stockholder Indemnified Parties are entitled to indemnification pursuant to Section 8.2(b) shall not exceed the Cap.  For the avoidance of doubt, the Cap shall not apply to the indemnification obligations of the Parties under Article 7.

Section 8.5                                   Mitigation.  The Parties shall cooperate with each other with respect to resolving any claim with respect to which any Indemnifying Party is obligated to indemnify an Indemnified Party hereunder, including by taking commercially reasonable efforts to mitigate or resolve any such claim or Liability and responding to such claims or Liabilities in the same manner as the applicable Party would respond to such claims or liabilities in the absence of the indemnification provisions of this Agreement.

Section 8.6                                   Remedies Exclusive.  The Indemnified Parties understand and agree that, from and after the Closing, except for intentional fraud knowingly committed, the indemnity provisions set forth in Article 7 and this Article 8 are the sole and exclusive remedies of the Indemnified Parties with respect to any Losses that have been or may be suffered by the Indemnified Parties in connection with this Agreement, except (i) the determination of the Closing Cash Amount shall be governed by Section 2.8 and the determination of the Contingent

Cash Consideration shall be governed by Section 2.7(c) and (ii) nothing herein shall restrict the ability of Parties to seek specific performance or injunctive relief, against any other Party in respect of a breach by such other Party of the covenants set forth in Section 5.13, Section 5.14, Section 5.15, Section 5.18 or Article 10.

Section 8.7                                   Payments.  Payment of any indemnification obligation pursuant to Article 7 or Article 8 shall be effected by wire transfer of immediately available funds to an account(s) designated by the Indemnified Party, in each case within ten (10) Business Days after the determination thereof (whether by mutual agreement of Parent and the Company Stockholder or by final non-appealable order of an arbitration panel or court of competent jurisdiction); provided, that, the Company Stockholder shall not be required to make payment pursuant to Article 7 or this Section 8.7 to the extent Parent has delivered a Set-off Certificate pursuant to Section 5.16.

ARTICLE 9
TERMINATION OF AGREEMENT

Section 9.1                                   Termination.  This Agreement may not be terminated prior to the Closing, except as follows:

(a)                                  by written consent of Parent (provided that such termination has been approved by the Special Committee) and the Company;

(b)                                 at the election of Parent (provided that such termination has been approved by the Special Committee) or the Company upon prior written notice, if any one or more of the conditions set forth in Article 6 (other than those that by their nature are to be satisfied at the Closing) has not been fulfilled on or before May 31, 2011 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to the Party seeking to terminate this Agreement if any failure by such Party to perform or observe the covenants and agreements of such Party set forth in this Agreement at or prior to the Closing shall have proximately caused the failure of the Closing to occur on or before the End Date;

(c)                                  by Parent (provided that such termination has been approved by the Special Committee) or the Company if the Stockholder Approval shall not have been obtained at a Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken; provided, however, that no Party that is then in material breach of this Agreement may terminate this Agreement pursuant to this Section 9.1(c);

(d)                                 by Parent (provided that such termination has been approved by the Special Committee) in accordance with, and subject to the terms and conditions of, Section 5.10(c);

(e)                                  by Parent (provided that such termination has been approved by the Special Committee), if the Company does not deliver, within one (1) Business Day following the date of this Agreement, the signature of the Company Stockholder to the Written Consent;

(f)                                    at the election of Parent (provided that such termination has been approved by the Special Committee) or the Company upon prior written notice, if any court of competent jurisdiction or other Governmental Authority shall have issued a final nonappealable Order or taken any other final action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(g)                                 at the election of (x) Parent (provided that such termination has been approved by the Special Committee), upon prior written notice, if there has been any breach of any representation or warranty, or breach of any covenant or agreement, made by the Company or the Company Stockholder contained in this Agreement or (y) the Company, upon prior written notice, if there has been any breach of any representation or warranty, or breach of any covenant or agreement, made by Parent or any MergerSub contained in this Agreement, in each case which breach (i) would give rise to a failure of a condition set forth in Article 6 and (ii) has not been cured by the Party in breach prior to the earlier to occur of (A) twenty (20) Business Days after such Party’s receipt of written notice of such breach and (B) the End Date; provided, however, that no Party that is then in material breach of this Agreement may terminate this Agreement pursuant to this Section 9.1(g); or

(h)                                 at the election of the Company in the event (i) the Parent Board shall have failed to publicly recommend to the stockholders of Parent that they vote in favor of the issuance of the shares of Parent Common Stock comprising the Stock Consideration, including by failing to include a recommendation in the Proxy Statement, (ii) the Parent Board shall have effected a Change of Board Recommendation, (iii) the Parent Board shall have approved, or recommended that the stockholders of Parent accept or approve, a Parent Alternative Proposal, (iv) the Parent Board shall have failed to publicly reaffirm the Parent Recommendation within five (5) Business Days following a written request from the Company, (v) Parent shall have breached in any material respect the provisions of Section 5.10, or (vi) the Parent Board shall have resolved to do any of the foregoing.

Section 9.2                                   Survival After Termination; Termination Fee.

(a)                                  Except as provided in Section 9.2(b) below, if this Agreement is terminated in accordance with Section 9.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect and each Party shall pay its own Transaction Expenses, except that (i) the provisions set forth in Article 10 and this Section 9.2 shall survive the termination of this Agreement and (ii) nothing in this Agreement shall relieve any Party from Liability from the willful and material breach of or willful and material default under any representation, warranty or covenant made by such Party or any of its Affiliates under this Agreement.

(b)                                 Notwithstanding anything to the contrary herein, in the event that this Agreement is terminated by Parent pursuant to Section 9.1(d) or by the Company pursuant to Section 9.1(h), then Parent shall pay to the Company the Termination Fee within two (2) Business Days following such termination.  If (i) this Agreement is terminated in accordance with Section 9.1(b), Section 9.1(c) or clause (y) of Section 9.1(g), and (ii) in the case of a termination pursuant to Section 9.1(c), prior to the termination of this Agreement a public announcement or other disclosure of a Parent Alternative Proposal has been made or, in the case of a termination pursuant to Section 9.1(b) or clause (y) of Section 9.1(g), Parent, its Subsidiaries or any of Parent Representatives have received a Parent Alternative Proposal and (iii) within six (6) months after such termination, Parent enters into an agreement in respect of any Parent Alternative Proposal or a transaction in respect of a Parent Alternative Proposal is consummated, then Parent shall pay to the Company the Termination Fee by wire transfer of immediately available funds upon the entry into an agreement in respect of such Parent Alternative Proposal or, if earlier, upon consummation of such Parent Alternative Proposal, as the case may be; provided that for purposes of this Section 9.2(b), the term “Parent Alternative Proposal” shall have the meaning assigned to such term in Section 1.1(a), except that the references therein to “ten percent (10%)” shall be deemed to be references to “forty percent (40%).”  For the avoidance of doubt, the Company Stockholder and the Company agree and acknowledge that in no event shall Parent be required to pay the Termination Fee on more than one occasion.

(c)                                  For purposes of this Agreement, “Termination Fee” means an amount equal to three million dollars ($3,000,000) plus any reasonable and documented out-of-pocket legal fees and expenses incurred by the Company or the Company Stockholder in connection with enforcing the Company’s right to the Termination Fee under this Section 9.2.

(d)                                 The Company and the Company Stockholder expressly agree and acknowledge that the Termination Fee shall be the sole and exclusive remedy of the Company and its Affiliates in the event of the Termination Fee is payable pursuant to Section 9.2(b) and, in the event the Termination Fee is payable pursuant to Section 9.2(b) none of Parent, any Merger Sub or any of their Affiliates shall have any Liability of any nature whatsoever to the Company, the Company Stockholder or any of their respective Affiliates with respect to any breach of this Agreement or the failure of the Closing to occur, other than (i) the Liability of Parent to pay the Termination Fee in accordance with Section 9.2(b) and (ii) Liability for any willful and material breach of, or willful and material default under, any representation, warranty or covenant made by the Company, any MergerSub or any of their respective Affiliates under this Agreement.  Without limitation of the foregoing, the Company and the Company Stockholder shall not be entitled to seek the remedy of specific performance of the Transactions in the event that the Termination Fee is payable pursuant to Section 9.2(b).

ARTICLE 10
MISCELLANEOUS

Section 10.1                            Expenses.  Except as provided in Section 9.2, each Party hereto shall pay its own Transaction Expenses; provided, that if the Closing occurs, Parent shall pay, or cause the Final Surviving Entity to pay, the Transaction Expenses of each Party and of the Significant Parent Stockholder at the Closing.

Section 10.2                            Notices.  All notices, demands and other communications pertaining to this Agreement (“Notices”) shall be in writing and addressed as follows:

If to Parent, MergerSubs, the Intermediate Surviving Entity or the Final Surviving Entity:

Deerfield Capital Corp.
6250 North River Road
Rosemont, IL 60018
Attention:  Robert Contreras
Facsimile:  (773) 380-1695
E-mail:  rcontreras@DeerfieldCapital.com

with copies to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:  Simeon Gold, Esq.
Facsimile:  (212) 310-8007
E-mail:  simeon.gold@weil.com

If to the Company (prior to Closing) or the Company Stockholder:

c/o CIFC Parent Holdings LLC

250 Park Avenue, 5th Floor

New York, NY 10177
Attention:  Peter Gleysteen
Facsimile:  (212) 624-1199
E-mail:  pgleysteen@cifc.com

with copies to:

Goodwin Procter  LLP

135 Commonwealth Drive

Menlo Park, CA  94025

Attention:  Kevin M. Dennis, Esq.
Facsimile:  (650) 853-1038
E-mail:  kdennis@goodwinprocter.com

Notices shall be deemed given (a) on the first (1st) Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery, (b) upon machine generated acknowledgement of receipt after transmittal by facsimile if so acknowledged to have been received before 5:00 p.m. on a Business Day at the location of receipt and otherwise on the next following Business Day or (c) when sent, if sent by electronic mail before 5:00 p.m. on a Business Day at the location of receipt and otherwise the next following Business Day.  Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.

Section 10.3                            Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of New York without reference to any choice of law rules that would require the application of the laws of any other jurisdiction.

Section 10.4                            Consent to Jurisdiction.  Each Party to this Agreement, by its execution hereof, (a) hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim, in whole or in part, arising out of, related to, based upon or in connection with this Agreement or the subject matter hereof shall be brought only in the courts of the State Courts of the State of New York, New York County or the United States District Court located in the State of New York, New York County, (b) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of forum non conveniens or otherwise. Each Party hereby (i) consents to service of process in any such action in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.2, shall constitute good and valid service of process in any such action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 10.5                            Specific Performance.  Subject to Section 9.2(d), the Parties to this Agreement each acknowledge that each Party would not have an adequate remedy at law for money damages in the event that any of the covenants hereunder have not been performed in accordance with their terms, and therefore agree that each other Party hereto shall be entitled to specific enforcement of the terms hereof and any other equitable remedy to which such Party may be entitled (including the right to cause the consummation of the Transactions on the terms and subject to the conditions thereto set forth in this Agreement).  Each of the Parties hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.  If any Party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by (x) the amount of time during which such action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such action.

Section 10.6                            Waiver of Jury Trial.  Each Party hereto waives its right to a trial by jury in any judicial proceeding involving, directly or indirectly, any matters (whether sounding in tort, contract or otherwise) in any way arising out of, related to or connected with this Agreement or the transactions contemplated hereby.

Section 10.7                            Binding Effect; Persons Benefiting; Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the Parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.11 without notice or Liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties.  Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  Without the prior written consent of each of the other Parties, this Agreement may not be assigned by any of the Parties and any purported assignment made without such consent shall be null and void.

Section 10.8                            Counterparts.  This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original and each of which shall constitute one and the same instrument.

Section 10.9                            Entire Agreement.  This Agreement, including the Schedules, Exhibits, Annexes, certificates and lists referred to herein, any documents executed by the Parties simultaneously herewith or pursuant thereto constitute the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof (except for the Confidentiality Agreements, each of which shall remain in full force and effect until the Closing) and supersedes all other prior agreements and understandings, written or oral, between the Parties with respect to such subject matter.

Section 10.10                     Severability.  If any provision of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable in any jurisdiction, (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of their invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.11                     Amendments and Waivers.  This Agreement may not be amended, altered or modified except by written instrument executed by each of the Parties hereto.  The failure by any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.  Any waiver made by any Party hereto in connection with this Agreement shall not be valid unless agreed to in writing by such Party.

Section 10.12                     Mutual Drafting; Interpretation.  Each Party hereto has participated in the drafting of this Agreement, which each such Party acknowledges is the result of extensive negotiations between the Parties.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision.

Section 10.13                     Third Party Beneficiaries.  Except as provided in Section 5.13, nothing herein express or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third Persons specifically including employees or creditors of the Company.

 [Remainder of Page Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PARENT:

DEERFIELD CAPITAL CORP.

By:	/s/ Jonathan W. Trutter
	Name:	Jonathan Trutter
	Title:	Chief Executive Officer

FIRST MERGERSUB:

BULLS I ACQUISITION CORPORATION

By:	/s/ Jonathan W. Trutter
	Name:	Jonathan Trutter
	Title:	Chief Executive Officer

SECOND MERGERSUB:

BULLS II ACQUISITION LLC

By:	/s/ Jonathan W. Trutter
	Name:	Jonathan Trutter
	Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

COMPANY:

COMMERCIAL INDUSTRIAL FINANCE CORP.

By:	/s/ Peter Gleysteen
	Name:	Peter Gleysteen
	Title:	Chief Executive Officer

COMPANY STOCKHOLDER:

CIFC PARENT HOLDINGS LLC

By:	/s/ Peter Gleysteen
	Name:	Peter Gleysteen
	Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger